FAIRFAX FINANCIAL HOLDINGS LIMITED

Management’s Responsibility for the Financial Statements

The preparation and presentation of the accompanying consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all financial information are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.

We, as Fairfax’s Chief Executive Officer and Chief Financial Officer, have certified Fairfax’s annual disclosure document filed with the SEC (Form 40-F) in accordance with the United States Sarbanes-Oxley Act of 2002.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is independent from management.

The Audit Committee is appointed by the Board of Directors and reviews the consolidated financial statements and MD&A; considers the report of the external auditors; assesses the adequacy of the internal controls of the company, including management’s assessment described below; examines the fees and expenses for audit services; and recommends to the Board the independent auditors for appointment by the shareholders. The independent auditors have full and free access to the Audit Committee and meet with it to discuss their audit work, Fairfax’s internal control over financial reporting and financial reporting matters. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders and management’s assessment of the internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.

Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2009 using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2009.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

March 5, 2010

V. Prem Watsa	Greg Taylor
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

Independent Auditors’ Report

To the Shareholders of Fairfax Financial Holdings Limited

We have completed integrated audits of the consolidated financial statements of Fairfax Financial Holdings Limited (the “Company”) as at December 31, 2009 and 2008 and for the three years ended December 31, 2009, and audit of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as at December 31, 2009 and 2008, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements as at December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009 in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting on page 16. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance

FAIRFAX FINANCIAL HOLDINGS LIMITED

regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control - Integrated Framework issued by the COSO.

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

March 5, 2010

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Statements

Consolidated Balance Sheets
as at December 31, 2009 and 2008

	2009	2008
	(US$ millions)

Assets
Holding company cash, short term investments and marketable securities (including assets pledged for short sale and derivative obligations – $78.9; 2008 – $19.7)	1,251.6	1,564.2
Accounts receivable and other	1,855.4	1,688.7
Recoverable from reinsurers (including recoverables on paid losses – $255.1; 2008 – $298.9)	3,809.1	4,234.2

	6,916.1	7,487.1

Portfolio investments
Subsidiary cash and short term investments (cost $3,230.6; 2008 – $5,492.3)	3,244.8	5,508.5
Bonds (cost $10,742.0; 2008 – $8,302.1)	10,918.3	8,425.8
Preferred stocks (cost $292.4; 2008 – $41.2)	292.8	38.2
Common stocks (cost $4,040.4; 2008 – $3,964.1)	4,853.1	3,816.9
Investments, at equity (fair value $646.2; 2008 – $575.3)	475.4	219.3
Derivatives and other invested assets (cost $122.5; 2008 – $157.3)	142.7	398.0
Assets pledged for short sale and derivative obligations (cost $149.2; 2008 – $8.3)	151.5	8.3

	20,078.6	18,415.0

Deferred premium acquisition costs	332.3	321.9
Future income taxes	318.7	699.4
Premises and equipment	168.6	133.1
Goodwill and intangible assets	438.8	123.2
Other assets	149.7	125.7

	28,402.8	27,305.4

See accompanying notes.

Signed on behalf of the Board

Director	Director

	2009	2008
	(US$ millions)

Liabilities
Subsidiary indebtedness	12.1	21.1
Accounts payable and accrued liabilities	1,202.2	1,326.5
Income taxes payable	70.9	656.3
Short sale and derivative obligations (including at the holding company – $8.9; 2008 – $9.2)	57.2	29.4
Funds withheld payable to reinsurers	354.9	355.1

	1,697.3	2,388.4

Provision for claims	14,747.1	14,728.4
Unearned premiums	1,920.1	1,890.6
Long term debt – holding company borrowings	1,236.9	869.6
Long term debt – subsidiary company borrowings	891.3	889.1
Other long term obligations – holding company	173.5	187.7

	18,968.9	18,565.4

Non-controlling interests	117.6	1,382.8

Contingencies (note 14)
Shareholders’ Equity
Common stock	3,058.6	2,124.9
Treasury stock, at cost	(28.7)	(22.7)
Preferred stock	227.2	102.5
Retained earnings	3,468.8	2,871.9
Accumulated other comprehensive income (loss)	893.1	(107.8)

	7,619.0	4,968.8

	28,402.8	27,305.4

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings
for the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(US$ millions except
	per share amounts)

Revenue
Gross premiums written	5,094.0	5,061.4	5,214.5

Net premiums written	4,286.1	4,332.2	4,498.4

Net premiums earned	4,422.0	4,529.1	4,648.8
Interest and dividends	712.7	626.4	761.0
Net gains on investments(1)	944.5	2,570.7	1,665.9
Other revenue	556.4	99.4	434.5

	6,635.6	7,825.6	7,510.2

Expenses
Losses on claims(1)	3,186.9	3,559.1	3,160.7
Operating expenses(1)	831.7	835.8	817.8
Commissions, net	701.1	729.8	760.3
Interest expense	166.3	158.6	209.5
Other expenses	544.0	98.0	401.5

	5,430.0	5,381.3	5,349.8

Earnings from operations before income taxes	1,205.6	2,444.3	2,160.4
Income taxes	214.9	755.6	711.1

Net earnings before non-controlling interests	990.7	1,688.7	1,449.3
Non-controlling interests	(133.9)	(214.9)	(353.5)

Net earnings	856.8	1,473.8	1,095.8

Net earnings per share	$43.99	$80.38	$61.20
Net earnings per diluted share	$43.75	$79.53	$58.38
Cash dividends paid per share	$8.00	$5.00	$2.75
Shares outstanding (000) (weighted average)	18,301	18,037	17,700

(1)	Reflects certain reclassifications of foreign exchange gains and losses in the years ended December 31, 2008 and 2007 as described in note 2.

See accompanying notes.

Consolidated Statements of Comprehensive Income
for the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(US$ millions)

Net earnings	856.8	1,473.8	1,095.8

Other comprehensive income (loss), net of income taxes
Change in net unrealized gains (losses) on available for sale securities(1)	804.5	(548.0)	293.0
Reclassification of net realized (gains) losses to net earnings(2)	(37.9)	248.6	(95.4)
Change in unrealized foreign currency translation gains (losses)(3)	227.0	(186.6)	114.9
Reclassification of foreign currency translation (gains) losses on disposition of investee company	–	24.9	(13.7)
Change in gains and losses on hedges of net investment in foreign subsidiary(4)	(25.5)	(7.2)	–

Other comprehensive income (loss), net of income taxes	968.1	(468.3)	298.8

Comprehensive income	1,824.9	1,005.5	1,394.6

(1)	Net of income tax expense of $353.9 (2008 – income tax recovery of $213.4; 2007 – income tax expense of $142.2).

(2)	Net of income tax recovery of $43.8 (2008 – income tax expense of $86.1; 2007 – income tax recovery of $35.3).

(3)	Net of income tax recovery of $12.4 (2008 – income tax expense of $45.3; 2007 – income tax recovery of $7.6).

(4)	Net of income tax recovery of $2.8 (2008 – $2.8; 2007 – nil).

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Shareholders’ Equity
for the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(US$ millions)

Common stock –
Subordinate voting shares – beginning of year	2,121.1	2,063.6	2,068.1
Issuances during the year	989.3	–	–
Issuances on conversion of convertible senior debentures	–	192.3	–
Purchases for cancellation	(55.6)	(134.8)	(4.5)

Subordinate voting shares – end of year	3,054.8	2,121.1	2,063.6
Multiple voting shares – beginning and end of year	3.8	3.8	3.8

Common stock	3,058.6	2,124.9	2,067.4

Other paid in capital – beginning of year	–	57.9	57.9
Conversion of convertible senior debentures	–	(57.9)	–

Other paid in capital – end of year	–	–	57.9

Treasury shares (at cost) – beginning of year	(22.7)	(22.6)	(18.3)
Net acquisitions	(6.0)	(0.1)	(4.3)

Treasury shares (at cost) – end of year	(28.7)	(22.7)	(22.6)

Preferred stock –
Series A – beginning of year	38.4	51.2	51.2
Purchases for cancellation	(38.4)	(12.8)	–

Series A – end of year	–	38.4	51.2

Series B – beginning of year	64.1	85.4	85.4
Purchases for cancellation	(64.1)	(21.3)	–

Series B – end of year	–	64.1	85.4

Series C – beginning of year	–	–	–
Issuances during the year	227.2	–	–

Series C – end of year	227.2	–	–

Preferred stock	227.2	102.5	136.6

Retained earnings – beginning of year	2,871.9	1,658.2	596.6
Transition adjustment – financial instruments	–	–	29.8
Net earnings for the year	856.8	1,473.8	1,095.8
Excess over stated value of common shares purchased for cancellation	(67.3)	(147.2)	(2.5)
Excess over stated value of preferred shares purchased for cancellation	(41.3)	(13.9)	–
Common share dividends	(140.8)	(88.9)	(49.0)
Preferred share dividends	(10.5)	(10.1)	(12.5)

Retained earnings – end of year	3,468.8	2,871.9	1,658.2

Accumulated other comprehensive income (loss) – beginning of year	(107.8)	360.5	12.2
Application of the equity method of accounting	32.8	–	–
Transition adjustment – financial instruments	–	–	49.5
Other comprehensive income (loss)	968.1	(468.3)	298.8

Accumulated other comprehensive income (loss) – end of year	893.1	(107.8)	360.5

Retained earnings and accumulated other comprehensive income (loss)	4,361.9	2,764.1	2,018.7

Total shareholders’ equity	7,619.0	4,968.8	4,258.0

	2009	2008	2007

Number of shares outstanding
Common stock –
Subordinate voting shares – beginning of year	16,738,055	16,918,020	16,981,970
Issuances during the year	2,881,844	–	–
Issuances on conversion of convertible senior debentures	–	886,888	–
Purchases for cancellation	(360,100)	(1,066,601)	(38,600)
Net treasury shares acquired	(19,699)	(252)	(25,350)

Subordinate voting shares – end of year	19,240,100	16,738,055	16,918,020
Multiple voting shares – beginning and end of year	1,548,000	1,548,000	1,548,000
Interest in shares held through ownership interest in shareholder – beginning and end of year	(799,230)	(799,230)	(799,230)

Common stock effectively outstanding – end of year	19,988,870	17,486,825	17,666,790

Preferred stock –
Series A – beginning of year	2,250,000	3,000,000	3,000,000
Purchases for cancellation	(2,250,000)	(750,000)	–

Series A – end of year	–	2,250,000	3,000,000

Series B – beginning of year	3,750,000	5,000,000	5,000,000
Purchases for cancellation	(3,750,000)	(1,250,000)	–

Series B – end of year	–	3,750,000	5,000,000

Series C – beginning of year	–	–	–
Issuances during the year	10,000,000	–	–

Series C – end of year	10,000,000	–	–

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Cash Flows
for the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(US$ millions)

Operating activities
Earnings before non-controlling interests	990.7	1,688.7	1,449.3
Amortization of premises and equipment and intangible assets	35.8	22.4	27.0
Net bond discount amortization	(29.5)	(3.9)	(17.6)
(Earnings) losses on investments, at equity	(23.3)	49.4	(7.7)
Future income taxes	12.8	(342.9)	323.5
Net losses on significant commutations	3.6	84.2	–
Net (gains) losses on available for sale securities	(111.2)	386.2	(95.5)
Other net gains on investments	(833.3)	(2,956.9)	(1,570.4)

	45.6	(1,072.8)	108.6
Changes in operating assets and liabilities (note 22)	(764.8)	1,192.7	(353.4)

Cash provided by (used in) operating activities	(719.2)	119.9	(244.8)

Investing activities
Net sales of assets and liabilities classified as held for trading	320.4	3,157.3	482.6
Net sales (purchases) of securities designated as held for trading	(2,657.0)	(3,814.6)	40.9
Available for sale securities – purchases	(7,048.6)	(15,306.1)	(6,959.9)
– sales	10,363.0	16,443.9	4,001.8
Net decrease (increase) in restricted cash and cash equivalents	38.9	196.3	(107.9)
Net sales (purchases) of investments, at equity	(58.4)	(54.2)	381.3
Net sales of other invested assets	–	–	7.6
Net purchases of premises and equipment and intangible assets	(49.1)	(23.7)	(18.0)
Proceeds on partial disposition of investee company	–	–	60.0
Sale (purchase) of subsidiaries, net of cash acquired	(1,643.6)	(11.0)	1.8

Cash provided by (used in) investing activities	(734.4)	587.9	(2,109.8)

Financing activities
Subsidiary indebtedness
Issuances	8.2	–	6.9
Repayment	(21.0)	(13.2)	(73.4)
Long term debt – holding company
Issuances	362.0	–	–
Debt issuance costs	(3.4)	–	(15.0)
Repayment	(13.8)	(62.1)	(107.8)
Long term debt – subsidiary companies
Issuances	–	3.3	330.0
Debt issuance costs	–	–	(23.4)
Repayment	(1.4)	(118.6)	(295.7)
Other long term obligations – holding company – repayment	(10.9)	(4.9)	(4.5)
Net repurchases of subsidiary securities	(96.6)	(419.5)	(121.5)

	2009	2008	2007
	(US$ millions)

Subordinate voting shares
Issuances	1,000.0	–	–
Issuance costs	(17.0)	–	–
Repurchases	(122.9)	(282.0)	(7.0)
Preferred shares
Issuances	232.3	–	–
Issuance costs	(7.3)	–	–
Repurchases	(143.8)	(48.0)	–
Purchase of shares for treasury	(12.8)	(0.2)	(4.4)
Common share dividends	(140.8)	(88.9)	(49.0)
Preferred share dividends	(10.5)	(10.1)	(12.5)
Dividends paid to non-controlling interests	(7.3)	(25.6)	(27.3)

Cash provided by (used in) financing activities	993.0	(1,069.8)	(404.6)

Foreign currency translation	91.8	(224.8)	107.9

Increase (decrease) in cash and cash equivalents	(368.8)	(586.8)	(2,651.3)
Cash and cash equivalents – beginning of year	2,525.7	3,112.5	5,763.8

Cash and cash equivalents – end of year	2,156.9	2,525.7	3,112.5

Cash and cash equivalents are included in the consolidated balance sheet as follows:

	December 31,
	2009	2008	2007
	(US$ millions)

Holding company cash and short term investments	139.9	293.8	31.3
Subsidiary cash and short term investments	2,093.3	2,338.8	2,164.8
Subsidiary cash and short term investments pledged for short sale and derivative obligations	–	8.3	1,244.2
Subsidiary restricted cash and short term investments	(76.3)	(115.2)	(327.8)

	2,156.9	2,525.7	3,112.5

Supplementary information
Interest paid	148.5	160.2	184.3
Taxes paid	823.3	483.8	266.2

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Notes to Consolidated Financial Statements
for the years ended December 31, 2009, 2008 and 2007
(in US$ and $millions except per share amounts and as otherwise indicated)

1.	Business Operations

Fairfax Financial Holdings Limited (“the company” or “Fairfax”) is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and the associated investment management.

2.	Summary of Significant Accounting Policies

The preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods covered by the financial statements. The principal financial statement components subject to measurement uncertainty include other than temporary declines in the value of investments (note 3), goodwill and intangible assets (note 5), the provision for claims (note 6), the allowance for unrecoverable reinsurance (note 8) and contingencies (note 14). Actual results may differ from the estimates used in preparing the consolidated financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of the company and all of its subsidiaries at December 31, 2009:

Canadian Insurance

Northbridge Financial Corporation
(Northbridge)

U.S. Insurance

Crum & Forster Holdings Corp.
(Crum & Forster)

Asian Insurance

Fairfax Asia consists of:

Falcon Insurance Company Limited (Falcon)

First Capital Insurance Limited (First Capital)

ICICI Lombard General Insurance
Company Limited (26% equity accounted interest) (ICICI Lombard)

Other

Hamblin Watsa Investment Counsel Ltd.
(Hamblin Watsa) (investment management)

Ridley Inc. (Ridley) (animal nutrition)

Reinsurance

Odyssey Re Holdings Corp. (OdysseyRe)

Advent Capital (Holdings) PLC (Advent)

Polskie Towarzystwo Reasekuracji Spólka Akcyjna
(Polish Re)

Group Re, which underwrites business in:

CRC (Bermuda) Reinsurance Limited (CRC (Bermuda))

Wentworth Insurance Company Ltd. (Wentworth)

Runoff

TIG Insurance Company (TIG)

Fairmont Specialty Group (Fairmont)

RiverStone Insurance (UK) Limited (RiverStone (UK))

RiverStone Managing Agency

Syndicate 3500

nSpire Re Limited (nSpire Re)

All subsidiaries are wholly-owned except for Ridley with a 71.0% interest (2008 – 67.9%; 2007 – nil). During 2009, the company increased its ownership interest to 100% in each of OdysseyRe (2008 – 70.4%; 2007 – 61.0%), Northbridge (2008 – 63.6%; 2007 – 60.2%) and Advent (2008 – 66.6%; 2007 – 44.5%) pursuant to the privatization transactions as described in note 18.

Investments which were recorded on the equity basis of accounting at December 31, 2009 and the company’s ownership interests for those investments in prior years were as follows:

	2009	2008	2007

Cunningham Lindsey Group Limited (“CLGL”)	43.6%	45.7%	44.6%
ICICI Lombard	26.0%	26.0%	26.0%
Falcon Insurance PLC (“Falcon Thailand”)	40.5%	24.9%	24.9%
International Coal Group, Inc. (“ICG”)	27.7%	19.7%	13.8%
Singapore Reinsurance Corporation Limited (“Singapore Re”)	20.0%	8.7%	6.1%
The Brick Group Income Fund (“The Brick”)	12.8%	13.0%	10.4%
Polskie Towarzystwo Ubezpieczen S.A. (“PTU”)	22.7%	–	–

During 2009, the company changed its accounting treatment of its investment in The Brick, Singapore Re and ICG from available for sale to the equity method of accounting on a prospective basis as described below. The company consolidated its 100% interest (2008 and 2007 – 100%) in the Cunningham Lindsey Group Inc. holding company (“CLGI”) until its sole asset being a 43.6% (2008 – 45.7%; 2007 – 44.6%) interest in CLGL was distributed upon liquidation into the ultimate parent company.

Investments
Financial assets are classified as held for trading, available for sale, held to maturity or loans and receivables. Financial liabilities are classified as held for trading or as other financial liabilities. Derivatives are classified as held for trading. The company’s management determines the appropriate classifications of investments in fixed income and equity securities at their acquisition date.

Held for trading – Held for trading financial assets and liabilities are purchased or incurred with the intention of generating profits in the near term (“classified as held for trading”) or are voluntarily so designated by the company (“designated as held for trading”). On initial recognition, the company generally designates financial instruments with embedded derivatives and has designated certain state and municipal bonds, as held for trading under the fair value option. Financial liabilities classified as held for trading comprise obligations related to securities sold but not yet purchased. Financial assets and liabilities and derivatives classified or designated as held for trading are carried at fair value in the consolidated balance sheet with realized and unrealized gains and losses recorded in net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. Dividends and interest earned net of interest incurred are included in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows except for interest income from mortgage backed securities. Interest from mortgage backed securities is included in net gains (losses) on investments in the consolidated statement of earnings as these securities were acquired in a distressed market and as an operating activity in the consolidated statement of cash flows.

Available for sale – Non-derivative financial assets are classified or designated as available for sale when they are intended to be held for long term profitability and are other than those classified as loans and receivables, held to maturity or held for trading. Except for equity securities that do not have quoted market values in an active market, which are carried at cost, these assets are carried at fair value with changes in unrealized gains and losses, including the foreign exchange component thereof, recorded in other comprehensive income (loss) (net of tax) until realized or impaired, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. The amount of gains or losses on securities reclassified out of accumulated other comprehensive income (loss) into net earnings is determined based on average cost. Interest and dividend income from available for sale securities, including amortization of premiums and accretion of discounts calculated using the effective interest method, are recorded in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows.

Held to maturity – Non-derivative financial assets that have a fixed maturity date, other than loans and receivables, for which the company has the intent and ability to hold to maturity or redemption are classified as held to maturity and reported at amortized cost. The company has not designated any financial assets as held to maturity.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Other than temporary impairments – At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings (loss) rather than accumulated other comprehensive income (loss). This determination is based on consideration of several factors including: (i) the length of time and extent to which the fair value has been less than its amortized cost; (ii) the severity of the impairment; (iii) the cause of the impairment and the financial condition and near-term prospects of the issuer; and (iv) the company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value. If management’s assessment indicates that the impairment in value is other than temporary, or the company does not have the intent or ability to hold the security until its fair value recovers, the security is written down to its fair value at the balance sheet date, and a loss is recognized in net gains (losses) on investments in the consolidated statement of earnings. For debt instruments classified as available for sale, subsequent reversals of impairment losses are required when, in a subsequent reporting period, the fair value of the instrument increases and the increase can be objectively related to an event occurring after the loss was recognized.

Pricing – For traded securities, which comprise the majority of the company’s investment portfolio, quoted market value based on bid prices is considered to be fair value except for securities sold but not yet purchased which are recorded at ask price. For securities where market quotes are unavailable, the company uses estimation techniques to determine fair value including discounted cash flows, internal models that utilize observable market data to the extent possible or appropriate and comparisons with other securities that are substantially the same. The fair values of third party managed investment funds are based on the net asset values as advised by the funds. Short term investments comprise securities due to mature within one year from the date of purchase and are carried at fair value.

Recognition – The company accounts for the purchase and sale of securities using trade date accounting for purposes of both the consolidated balance sheet and the consolidated statement of earnings. Transactions pending settlement are reflected in the consolidated balance sheet in accounts receivable and other or in accounts payable and accrued liabilities.

Transaction costs related to financial assets and liabilities classified or designated as held for trading are expensed as incurred. Transaction costs related to available for sale financial assets and long term debt are capitalized to the cost of the asset or netted against the liability on initial recognition and are recorded in other comprehensive income (loss) or amortized in the consolidated statement of earnings, respectively.

Other – The equity method is used to account for investments in entities including corporations, limited partnerships and trusts in which the company is deemed to exercise significant influence. These investments are reported in investments, at equity in the consolidated balance sheet, with the company’s share of earnings (losses) including writedowns to reflect other than temporary impairment in the value of these investments reported in interest and dividends. Gains and losses realized on dispositions of equity method investments are included in net gains (losses) on investments. The company’s proportionate share of the other comprehensive income (loss) of its equity method investments is recorded in the corresponding line in the company’s consolidated statement of comprehensive income.

Derivative financial instruments
The company uses derivatives to mitigate financial risks arising principally from its investment holdings and recoverables. Derivatives that are not specifically designated or that do not meet the requirements for hedge accounting are carried at fair value on the consolidated balance sheet with changes in fair value recorded in net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. All derivatives are monitored by the company for effectiveness in achieving their risk management objectives. The determination of fair value for the company’s derivative financial instruments where quoted market prices in active markets are unavailable is described in note 3. During 2009 and 2008, the company did not designate any financial assets or liabilities (including derivatives) as accounting hedges except for the net investment hedge as described in note 4.

Cash collateral received from or paid to counterparties as security for derivative contract assets or liabilities respectively is included in liabilities or assets in the consolidated balance sheet. Securities received from counterparties as collateral are not recorded as assets. Securities delivered to counterparties as collateral continue to be reflected as assets in the consolidated balance sheet as assets pledged for short sale and derivative obligations.

Cash and cash equivalents
Cash and cash equivalents consist of holding company and subsidiary cash and short term investments that are readily convertible into cash and have maturities of three months or less when purchased and exclude cash and short term investments that are restricted.

Loans and receivables and other financial liabilities
Loans and receivables and other financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. For loans and receivables, when there is no longer reasonable assurance of timely collection, an impairment loss is recognized in consolidated net earnings to reflect the difference between the carrying amount and the estimated realizable amount. The estimated realizable amount is the present value of the expected future cash flows discounted at the original effective interest rate.

Insurance contracts
Revenue recognition – Premiums written are deferred as unearned premiums and recognized as revenue, net of premiums ceded, on a pro rata basis over the terms of the underlying policies. Net premiums earned are reported gross of premium taxes which are included in operating expenses. Certain reinsurance premiums are estimated at the individual contract level, based on historical patterns and experience from the ceding companies for contracts where reports from ceding companies for the period are not contractually due until after the balance sheet date. The cost of reinsurance purchased by the company (premiums ceded) is included in recoverable from reinsurers and is amortized over the contract period in proportion to the amount of insurance protection provided.

Provision for claims  – Provisions for claims represent estimated claim and claim settlement costs of property and casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The provisions for loss and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation business are discounted as discussed below. For insurance business, the provisions for claims are established by the case method as claims are reported. For reinsurance business, the provision for claims is based on reports and individual case estimates received from ceding companies. The estimates are regularly reviewed and updated as additional information becomes known and any resulting adjustments are included in the consolidated statement of earnings in the period the adjustment is made. A provision is also made for management’s calculation of factors affecting the future development of claims including claims incurred but not reported (IBNR). The company utilizes generally accepted actuarial methodologies to determine provisions for claims on the basis of historical experience and the volume of business currently in force. Provisions for claims are reported in the consolidated statement of earnings after deducting amounts recoverable under reinsurance contracts.

The estimated liabilities for workers’ compensation claims that are determined to be fixed or determinable are carried in the consolidated balance sheet at discounted amounts. The company uses tabular reserving for such liabilities with standard mortality assumptions, and discounts such reserves using interest rates of 3.5% to 5.0%. The periodic discount accretion is included in the consolidated statement of earnings as a component of losses on claims.

Reinsurance – The company presents third party reinsurance balances in the consolidated balance sheet on a gross basis to indicate the extent of credit risk related to third party reinsurance and its obligations to policyholders. Net premiums earned and losses on claims are recorded in the consolidated statement of earnings net of amounts ceded to, and recoverable from, reinsurers. Unearned premiums are reported before reduction for business ceded to reinsurers and the reinsurers’ portion is classified with recoverable from reinsurers in the consolidated balance sheet along with the estimates of the reinsurers’ shares of provision for claims determined on a basis consistent with the related claims liabilities. Reinsurance contracts do not relieve the ceding company of its obligations to policyholders with respect to the underlying insurance and reinsurance contracts.

In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company has for certain acquisitions obtained vendor indemnities or purchased excess of loss reinsurance protection from reinsurers. For excess of loss reinsurance treaties (other than vendor indemnities), the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records the premium charge (earned premiums ceded to reinsurers), commissions earned on ceded reinsurance premiums and the related reinsurance recovery (claims

FAIRFAX FINANCIAL HOLDINGS LIMITED

incurred ceded to reinsurers) in its consolidated statement of earnings in the period in which the adverse development is incurred and ceded to the reinsurer.

The company’s credit risk on reinsurance recoverables is analyzed by its reinsurance security department which is responsible for setting appropriate provisions for reinsurers suffering financial difficulties. The provision for uncollectible reinsurance balances represents management’s estimate of specific credit-related losses, provisions for disputed and litigated balances, as well as losses that have been incurred but are not yet identifiable by individual reinsurer. The process for determining the provision involves quantitative and qualitative assessments using current and historical credit information and current market information. The process inherently requires the use of certain assumptions and judgements including: (i) assessing the probability of impairment; (ii) estimating ultimate recovery rates of impaired reinsurers; and (iii) determining the effects from potential offsets or collateral arrangements. Changes to these assumptions or using other reasonable judgements can materially affect the provision level and the company’s net earnings.

Provisions for uncollectible reinsurance are recorded in the consolidated statement of earnings in the period in which the company determines that it is unlikely that the full amount or disputed amounts due from reinsurers are not collectible. When the probability of collection is remote either through liquidation of the reinsurer or settlement of the reinsurance balance, the uncollectible balance is written off from the provision account against the reinsurance balance.

Deferred premium acquisition costs – Certain costs of acquiring insurance premiums, consisting of brokers’ commissions and premium taxes are deferred and charged to income as the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premium, which considers anticipated losses and loss adjustment expenses and estimated remaining costs of servicing the business based on historical experience. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.

Business combinations, goodwill and other intangible assets
All business combinations are accounted for using the purchase method whereby the results of acquired companies are included only from the date of acquisition and divestitures are included up to the date of disposal. Identifiable intangible assets are recognized separately from goodwill and are included in goodwill and intangibles assets in the consolidated balance sheet.

Goodwill represents the excess of the price paid for the business acquired over the fair value of the net identifiable assets acquired, and is assigned to the operating units of a reporting segment which is defined as the level of reporting at which goodwill is tested for impairment. Goodwill is evaluated for impairment annually or more often if events or circumstances indicate there may be an impairment. If the carrying value of a reporting segment, including the allocated goodwill, exceeds its fair value, the amount of the goodwill impairment is measured as the excess of the carrying amount of the reporting segment’s allocated goodwill over the implied fair value of the goodwill, based on the fair value of the assets and liabilities of the reporting segment. Any goodwill impairment is charged to the consolidated statement of earnings in the period in which the impairment is identified. The estimate of fair value required for the impairment test is sensitive to the cash flow projections and the discount rate used in the valuation.

Intangible assets subject to amortization are amortized on the straight line basis over their estimated useful lives comprised of periods ranging from 8 to 20 years. All indefinite lived intangible assets are assessed for impairment at least annually and when an event or change in circumstances indicates that the assets might be impaired.

Income taxes
Future income taxes are calculated under the liability method. Future income taxes assets and liabilities are based on differences between the financial statement and tax bases of assets and liabilities at the current substantively enacted tax rates. Changes in future income taxes assets and liabilities that are associated with components of other comprehensive income (loss) (primarily unrealized investment gains and losses) are charged or credited directly to other comprehensive income (loss). Otherwise, changes in future income taxes assets and liabilities are included in the provision for income taxes. All changes in future income taxes assets and liabilities attributable to changes in substantively enacted tax rates and changes in valuation allowances are charged or credited to provision for income tax expense in the period of enactment. A valuation allowance is established if it is more likely than not, all or some portion of, the benefits related to a future income taxes asset will not be realized.

Pensions
For defined benefit pension and other post retirement benefit plans, the benefit obligations, net of the fair value of plan assets adjusted for unrecognized items consisting of prior service costs, transitional assets and obligations and net actuarial gains and losses are accrued in the consolidated balance sheet. For each plan, the company has adopted the following policies:

(i)	Actuarial valuations of benefit liabilities for pension and post retirement benefit plans are performed as at December 31 of each year for all benefit plans using the projected benefit method prorated on service, based on management’s assumptions on the discount rate, rate of compensation increase, retirement age, mortality and the trend in the health care cost rate. The discount rate is determined by management with reference to market conditions at year end. Other assumptions are determined with reference to long-term expectations.

(ii)	Expected return on plan assets is calculated based on the fair value of those assets.

(iii)	Actuarial gains (losses) arise from the difference between the actual long term rate of return and the expected long term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the benefit obligation. Only gains or losses in excess of 10% of the greater of the benefit obligations or the fair value of plan assets are amortized over the average remaining service period of active employees.

(iv)	Prior service costs arising from plan amendments are amortized on the straight line basis over the average remaining service period of employees active at the date of amendment.

(v)	When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Translation of foreign currencies
Foreign currency transactions are translated into the functional currency of the company and its subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities are recognized in the consolidated statement of earnings except for unrealized foreign exchange gains and losses arising on monetary investments classified as available for sale. These unrealized gains and losses are recorded in other comprehensive income (loss) until realized, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings.

Unrealized gains or losses arising as a result of the translation of the company’s foreign self-sustaining operations along with the effective portion of any hedges are reported as a component of other comprehensive income (loss) on an after-tax basis. Upon disposal or reduction of an interest in such investments, related accumulated net translation gains or losses are included in the consolidated statement of earnings.

Net investment hedge
In a net investment hedging relationship, the gains and losses relating to the hedged portion of the underlying asset or liability (the effective portion of the hedge) are recorded in other comprehensive income (loss). The gains and losses relating to the ineffective portion of the hedge are recorded in net gains (losses) on investments in the consolidated statements of net earnings. In the case of a hedged net investment in foreign operations, gains and losses previously recorded in accumulated other comprehensive income (loss) are recognized in net earnings when the hedged net investment in foreign operations is reduced.

Comprehensive income (loss)
Comprehensive income (loss) consists of net earnings and other comprehensive income (loss) and includes all changes in equity during a period, except for those resulting from investments by owners and distributions to owners. Unrealized gains and losses on financial assets classified as available for sale, unrealized foreign currency translation amounts arising from self-sustaining foreign operations, and changes in the fair value of the effective portion of cash flow hedging instruments on hedges of net investments in self-sustaining foreign operations are recorded in the consolidated statement of comprehensive income and included in accumulated other comprehensive income (loss) until recognized in the consolidated statement of earnings. Accumulated other comprehensive

FAIRFAX FINANCIAL HOLDINGS LIMITED

income (net of income taxes) is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Animal nutrition products
Revenues from the sale of animal nutrition products are recognized when the price is fixed or determinable, collection is reasonably assured and the product has been shipped to the customer from the plant or facility. These revenues and the related cost of inventories sold are recorded in Other revenue and Other expenses respectively, in the consolidated statement of earnings.

Inventories of $49.8 (2008 – $58.5) are included in Other assets in the consolidated balance sheet and are measured at the lower of cost or net realizable value on a first-in, first-out basis. Inventories are written down to net realizable value when the cost of inventories is estimated to be greater than the anticipated selling price.

Non-controlling interest
Non-controlling interest includes $69.1 (2008 – $86.3) of non-cumulative Series A and Series B preferred shares issued by OdysseyRe which pay dividends at a rate of 8.125% per annum on Series A preferred shares and at a floating rate on Series B preferred shares. Each Series A and Series B preferred share has a liquidation preference of $25.00 per share.

Comparative figures
Certain prior year comparative figures have been reclassified to be consistent with the current year’s presentation.

Change in Presentation of Foreign Currency Gains (Losses) – The company reclassified realized and unrealized foreign currency gains and losses in its consolidated statements of earnings to enhance the transparency of its financial reporting by removing distortions to underwriting results caused by volatility in foreign currency rates and by giving recognition to the economic hedging relationship that exists between claims liabilities and portfolio investments denominated in foreign currencies within the same operating company. Prior year comparative figures have been reclassified to be consistent with the current year’s presentation, resulting in the reclassification in 2008 of $161.8 of net realized and unrealized foreign currency losses (2007 – $28.7 of net realized and unrealized gains) and $12.0 of net realized and unrealized foreign currency gains (2007 – $2.2 of net realized and unrealized losses) from losses on claims and operating expenses respectively to net gains on investments. The pre-tax foreign currency effect on certain line items in the company’s consolidated financial statements for the years ended December 31 were as follows:

	2009	2008	2007
Net gains (losses) on investments:
Underwriting activities	14.3	(147.9)	26.4
Investing activities	(31.9)	102.5	111.1

Foreign currency gains (losses) included in pre-tax net earnings	(17.6)	(45.4)	137.5
Other comprehensive income:
Investing activities foreign currency gains (losses)	(39.3)	41.6	(45.2)

	(56.9)	(3.8)	92.3

Application of the Equity Method of Accounting
The company began acquiring common shares of Singapore Reinsurance Corporation Limited (“Singapore Re”) in 1999 and until December 24, 2009 accounted for its investment in 17.5% of the common shares of Singapore Re as available for sale at fair value. On December 24, 2009, the company increased its interest in Singapore Re to 20.0% and determined that it had obtained significant influence and, accordingly, the company changed the accounting treatment of its investment in Singapore Re from available for sale to the equity method of accounting on a prospective basis.

The company began acquiring units of The Brick Group Income Fund (“The Brick”) in 2006 and until November 27, 2009 accounted for its 12.8% interest in The Brick as available for sale at fair value. The company determined that its 12.8% interest, combined with certain other events occurring during the fourth quarter of 2009, effectively resulted in the company being deemed to exercise significant influence over The Brick. Accordingly, on November 28, 2009, the company changed the accounting treatment of its investment in The Brick from available for sale to the equity method of accounting on a prospective basis. Factors considered by the company in making this determination included: (1) a potential fully diluted voting interest of 29.1% as the result of ownership of 45.3 million warrants, each of which entitle the company to purchase one unit of The Brick at a discount to the average trading price of those units during the fourth quarter of 2009; (2) the expiration of a standstill agreement on November 28, 2009 which precluded the company from exercising warrants, acquiring additional units or seeking to influence management; and (3) the appointment of an individual related to the company to the board of directors of The Brick, in addition to one board member already representing Fairfax by virtue of its 12.8% interest.

The company began acquiring common shares of International Coal Group, Inc. (“ICG”) in 2006 and until December 31, 2008 accounted for its investment in 19.7% of the common shares of ICG as available for sale at fair value. During the first quarter of 2009, the company increased its interest in ICG to 23.8%. Accordingly, on February 20, 2009, the company changed the accounting treatment of its investment in ICG from available for sale to the equity method of accounting on a prospective basis. During the fourth quarter of 2009, the company further increased its interest in ICG to 27.7%.

The impact on the consolidated balance sheet at the date of the application of the equity method of accounting to the investments described in the preceding paragraphs was as follows:

	Singapore Re	The Brick	ICG	Total

Date equity method commenced:	December 24, 2009	November 28, 2009	February 20, 2009
Portfolio investments:
Investments, at equity	19.6	4.2	119.3	143.1
Common stocks	(22.8)	(8.7)	(55.5)	(87.0)
Future income taxes	1.0	1.4	(21.0)	(18.6)
Non-controlling interests	(1.2)	–	5.9	4.7
Accumulated other comprehensive income (loss)	(1.0)	(3.1)	36.9	32.8

Change in accounting policies
Current year
Financial Instruments
Effective October 1, 2009, the company adopted the amendments made to Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3862, Financial Instruments – Disclosures, which required enhanced disclosures on liquidity risk of financial instruments and new disclosures on fair value measurements of financial instruments. The new disclosures required by these amendments have been included in these annual consolidated financial statements. Since these amendments relate to disclosure only, there is no impact on the company’s financial position as at December 31, 2009 or its results of operations for the year then ended.

Effective October 1, 2009, the company adopted the amendments made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, which required certain amendments to Canadian GAAP to achieve consistency with international standards on impairment of debt securities. The amendments include changing the categories into which debt instruments are required and permitted to be classified and eliminating the distinction between debt securities and other debt instruments. As a result, debt instruments not quoted in an active market may be classified as loans and receivables and subsequently assessed for impairment using the incurred credit loss model. The incurred credit loss model requires recognition of an impairment loss equal to the difference between the carrying amount and the estimated realizable amount when there is no longer reasonable assurance of timely collection of future cash flows. The estimated realizable amount is the present value of the expected future cash flows discounted at the original effective interest rate. The amendments also require the reversal of an impairment loss related to an available for sale debt instrument in the instance when, in a subsequent period, the fair value of the instrument increases and the increase can be objectively related to an event occurring after the loss was recognized. The adoption of these amendments was applied retroactively to January 1, 2009 and did not have an impact on the company’s financial position as at December 31, 2009 or its results of operations for the year then ended.

Effective July 1, 2009, the company adopted the amendment made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, concerning the assessment of embedded derivatives upon reclassifications occurring after July 1, 2009 of financial assets out of the held for trading category. No such reclassifications have been effected by the company.

FAIRFAX FINANCIAL HOLDINGS LIMITED

In June 2009, the company adopted the amendment made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, which clarified the application of the effective interest method to a financial asset subsequent to the recognition of an impairment loss. The adoption of this amendment did not have an impact on the company’s financial position as at December 31, 2009 or its results of operations for the year then ended.

Goodwill and Intangible Assets
Effective January 1, 2009, the company adopted CICA Handbook Section 3064, Goodwill and Intangible Assets, which replaced Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Section 3064 establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The adoption of this guidance did not result in a change in the recognition of the company’s goodwill and intangible assets.

Credit Risk
Effective January 1, 2009, the company adopted the CICA Emerging Issues Committee Abstract EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities (“EIC-173”), which provides additional guidance on how to measure financial assets and liabilities by taking into account the company’s own credit risk and the credit risk of the counterparty. The adoption of EIC-173 did not have an impact on the company’s financial position as at December 31, 2009 or its results of operations for the year then ended.

Prior year
In October 2008, amendments were made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement and Section 3862, Financial Instruments – Disclosure. These amendments permit companies to reclassify certain investments in debt or equity securities from the classification that requires fair value changes to be recognized immediately in net earnings to the available for sale classification; provided strict criteria are met. No such reclassifications have been effected by the company.

Accounting pronouncements to be adopted in the future
Financial Instruments
In June 2009, the CICA amended CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement to clarify the conditions for determining when a prepayment option embedded in a debt host instrument is closely related to the host for accounting purposes. The amendment is effective for the company’s 2011 interim and annual consolidated financial statements. The company is currently in the process of evaluating the impact of adopting this amendment.

Business Combinations and Non-controlling Interests
In January 2009, the AcSB issued CICA Handbook Section 1582, Business Combinations (“Section 1582”), Section 1601, Consolidated Financial Statements (“Section 1601”) and Section 1602, Non-Controlling Interests (“Section 1602”), which replaces CICA Handbook Section 1581, Business Combinations (“Section 1581”) and Section 1600, Consolidated Financial Statements. Section 1582 retains the fundamental requirements of Section 1581 to identify an acquirer and to use the acquisition method of accounting for each business combination. This new standard requires: measurement of share consideration issued at fair value at the acquisition date; recognition of contingent consideration at fair value at the date of acquisition with subsequent changes in fair value generally reflected in net earnings; and the acquirer to expense acquisition-related costs as incurred. A non-controlling interest may be measured at fair value or at the proportionate share of identifiable net assets acquired. Under current Canadian GAAP, a non-controlling interest is recorded at the proportionate share of the carrying value of the acquiree. Section 1602 provides guidance on the treatment of a non-controlling interest after acquisition in a business combination. This new standard requires: a non-controlling interest to be presented clearly in equity, but separately from the parent’s equity; the amount of consolidated net income attributable to the parent and to a non-controlling interest be clearly identified and presented on the consolidated statement of earnings; and accounting for changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control as an equity transaction. Section 1601 carries forward existing guidance on aspects of the preparation of consolidated financial statements subsequent to the acquisition date other than that pertaining to a non-controlling interest. These three new sections apply to the company’s consolidated financial statements effective January 1, 2011 with earlier adoption permitted. The company is currently evaluating the impact of adopting these new sections on its consolidated financial position and results of operations.

International Financial Reporting Standards (“IFRS”)
In February 2008, the AcSB confirmed that Canadian GAAP for publicly accountable enterprises will be converged with IFRS effective in calendar year 2011. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences in recognition, measurement and disclosures. The company will change over to IFRS for its interim and annual financial statements beginning on January 1, 2011 and is currently evaluating the impact of changing over to IFRS on its financial position and results of operations.

3.	Cash and Investments

Cash and short term investments, marketable securities, portfolio investments and short sale and derivative obligations by financial instrument classification are shown in the table below:

	December 31, 2009					December 31, 2008
	Classified	Designated	Classified			Classified	Designated	Classified
	as	as	as		Total	as	as	as		Total
	held for	held for	available		carrying	held for	held for	available		carrying
	trading	trading	for sale	Other	value	trading	trading	for sale	Other	value
Holding company:
Cash and short term investments	115.4	227.5	28.5	–	371.4	275.4	–	521.1	–	796.5
Cash and short term investments pledged for short sale and derivative obligations	24.5	30.0	24.4	–	78.9	18.4	–	1.3	–	19.7
Bonds	–	368.5	34.7	–	403.2	–	216.6	12.2	–	228.8
Preferred stocks	–	64.8	–	–	64.8	–	–	12.1	–	12.1
Common stocks	–	1.7	234.1	–	235.8	–	–	424.3	–	424.3
Derivatives	97.5	–	–	–	97.5	82.8	–	–	–	82.8

	237.4	692.5	321.7	–	1,251.6	376.6	216.6	971.0	–	1,564.2
Short sale and derivative obligations	(8.9)	–	–	–	(8.9)	(9.2)	–	–	–	(9.2)

	228.5	692.5	321.7	–	1,242.7	367.4	216.6	971.0	–	1,555.0

Portfolio investments:
Cash and short term investments	2,093.3	803.8	347.7	–	3,244.8	2,338.8	355.2	2,814.5	–	5,508.5
Bonds	–	6,628.2	4,290.1	–	10,918.3	–	4,463.3	3,962.5	–	8,425.8
Preferred stocks	–	261.1	31.7	–	292.8	–	–	38.2	–	38.2
Common stocks	–	90.4	4,762.7	–	4,853.1	–	80.7	3,736.2	–	3,816.9
Investments, at equity	–	–	–	475.4	475.4	–	–	–	219.3	219.3
Derivatives	127.7	–	–	–	127.7	372.7	–	–	–	372.7
Other invested assets	–	–	–	15.0	15.0	–	–	–	25.3	25.3

	2,221.0	7,783.5	9,432.2	490.4	19,927.1	2,711.5	4,899.2	10,551.4	244.6	18,406.7

Assets pledged for short sale and derivative obligations:
Cash and short term investments	–	4.6	–	–	4.6	8.3	–	–	–	8.3
Bonds	–	84.1	62.8	–	146.9	–	–	–	–	–

	–	88.7	62.8	–	151.5	8.3	–	–	–	8.3

	2,221.0	7,872.2	9,495.0	490.4	20,078.6	2,719.8	4,899.2	10,551.4	244.6	18,415.0
Short sale and derivative obligations	(48.3)	–	–	–	(48.3)	(20.2)	–	–	–	(20.2)

	2,172.7	7,872.2	9,495.0	490.4	20,030.3	2,699.6	4,899.2	10,551.4	244.6	18,394.8

Restricted cash and cash equivalents at December 31, 2009 of $76.3 was comprised primarily of amounts required to be maintained on deposit with various regulatory authorities to support the subsidiaries’ insurance and reinsurance operations. Restricted cash and cash equivalents at December 31, 2008 of $115.2 consisted primarily of cash and cash equivalents pledged to the Society and Council of Lloyd’s (“Lloyd’s”) to support the underwriting capacity of subsidiaries’ Lloyd’s syndicates. Cash and cash equivalents pledged to Lloyd’s at December 31, 2008 was substantially replaced by debt securities at December 31, 2009. Restricted cash and cash equivalents are included in the consolidated balance sheets in holding company cash, short term investments and marketable securities, or in subsidiary cash and short term investments and assets pledged for short sale and derivative obligations in portfolio investments.

In addition to the amounts disclosed in note 14, the company’s subsidiaries have pledged cash and investments, inclusive of trust funds and regulatory deposits, as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). In order to write premium business in certain jurisdictions (primarily U.S. states) the company’s subsidiaries must deposit funds with local insurance regulatory authorities to provide security for future claims payments as ultimate protection for the policyholder. Additionally, some of the company’s subsidiaries provide reinsurance to primary insurers, for which funds must be posted as security for losses that have been incurred but not yet paid. These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The table that follows summarizes pledged assets by the nature of the pledge requirement:

	December 31,
	2009	2008

Regulatory deposits	1,424.9	1,549.2
Security for reinsurance and other	794.3	777.9

	2,219.2	2,327.1

Available For Sale Securities
Gross unrealized gains and losses on investments classified as available for sale by type of issuer, including assets pledged for short sale and derivative obligations, were as follows:

	December 31, 2009				December 31, 2008
	Cost or	Gross	Gross	Total	Cost or	Gross	Gross	Total
	amortized	unrealized	unrealized	carrying	amortized	unrealized	unrealized	carrying
	cost	gains	losses	value	cost	gains	losses	value
Holding company:
Short term investments:(1)
Canadian government	24.4	–	–	24.4	136.7	–	(1.4)	135.3
U.S. treasury	28.5	–	–	28.5	387.1	–	–	387.1

	52.9	–	–	52.9	523.8	–	(1.4)	522.4

Bonds:
U.S. treasury	–	–	–	–	12.0	–	–	12.0
U.S. states and municipalities	22.5	0.8	–	23.3	–	–	–	–
Corporate and other	10.9	0.5	–	11.4	0.4	–	(0.2)	0.2

	33.4	1.3	–	34.7	12.4	–	(0.2)	12.2

Preferred stocks:
Canadian	–	–	–	–	11.8	0.3	–	12.1

Common stocks:
Canadian	39.5	18.9	–	58.4	58.4	–	(11.1)	47.3
U.S.	80.7	44.2	(1.5)	123.4	397.2	12.4	(56.8)	352.8
Other	38.2	14.1	–	52.3	20.0	4.2	–	24.2

	158.4	77.2	(1.5)	234.1	475.6	16.6	(67.9)	424.3

Portfolio investments:
Short term investments:
Canadian government	15.5	0.5	–	16.0	196.9	–	(0.1)	196.8
U.S. treasury	192.5	–	–	192.5	2,307.9	–	(3.4)	2,304.5
Other government	125.5	13.7	–	139.2	297.1	16.1	–	313.2

	333.5	14.2	–	347.7	2,801.9	16.1	(3.5)	2,814.5

Bonds:
Canadian government	596.6	39.6	(0.1)	636.1	928.1	57.0	–	985.1
U.S. treasury	490.1	12.3	(41.4)	461.0	739.2	140.4	–	879.6
U.S. states and municipalities	938.6	38.0	(3.3)	973.3	999.7	12.7	(32.7)	979.7
Other government	848.8	21.5	(27.6)	842.7	856.8	24.3	(66.6)	814.5
Corporate and other	1,239.7	138.3	(1.0)	1,377.0	315.0	7.2	(18.6)	303.6

	4,113.8	249.7	(73.4)	4,290.1	3,838.8	241.6	(117.9)	3,962.5

Preferred stocks:
Canadian	–	–	–	–	10.2	–	–	10.2
U.S.	0.1	–	–	0.1	0.6	–	(0.5)	0.1
Other	31.2	0.4	–	31.6	30.4	–	(2.5)	27.9

	31.3	0.4	–	31.7	41.2	–	(3.0)	38.2

Common stocks:
Canadian	476.9	230.8	–	707.7	535.8	43.6	(66.4)	513.0
U.S.	2,716.2	398.5	–	3,114.7	2,731.1	95.8	(250.9)	2,576.0
Other	756.9	188.8	(5.4)	940.3	616.5	44.2	(13.5)	647.2

	3,950.0	818.1	(5.4)	4,762.7	3,883.4	183.6	(330.8)	3,736.2

Assets pledged for short sale and derivative obligations:
Bonds:
Canadian government	1.0	0.1	–	1.1	–	–	–	–
U.S. treasury	0.4	–	–	0.4	–	–	–	–
Other government	54.1	1.7	–	55.8	–	–	–	–
Corporate and other	5.0	0.5	–	5.5	–	–	–	–

	60.5	2.3	–	62.8	–	–	–	–

(1)	Includes $24.4 (2008 – $1.3) of short term investments included in assets pledged for short sale and derivative obligations.

The number of continuous months in which available for sale securities excluding short term investments had gross unrealized losses is as follows:

December 31, 2009

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
Canadian government	11.9	(0.1)	1	–	–	–	11.9	(0.1)	1
U.S. treasury	196.1	(41.4)	14	–	–	–	196.1	(41.4)	14
U.S. states and municipalities	115.9	(3.2)	4	1.6	(0.1)	1	117.5	(3.3)	5
Other government	61.4	(2.0)	12	260.3	(25.6)	5	321.7	(27.6)	17
Corporate and other	129.1	(1.0)	4	–	–	–	129.1	(1.0)	4

	514.4	(47.7)	35	261.9	(25.7)	6	776.3	(73.4)	41

Common stocks:
U.S.	23.6	(1.5)	1	–	–	–	23.6	(1.5)	1
Other	75.9	(5.4)	12	–	–	–	75.9	(5.4)	12

	99.5	(6.9)	13	–	–	–	99.5	(6.9)	13

	613.9	(54.6)	48	261.9	(25.7)	6	875.8	(80.3)	54

December 31, 2008

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
U.S. states and municipalities	541.1	(32.7)	30	–	–	–	541.1	(32.7)	30
Other government	327.1	(66.6)	8	–	–	–	327.1	(66.6)	8
Corporate and other	127.7	(18.8)	8	–	–	–	127.7	(18.8)	8

	995.9	(118.1)	46	–	–	–	995.9	(118.1)	46

Preferred stocks:
U.S.	0.1	(0.5)	2	–	–	–	0.1	(0.5)	2
Other	27.9	(2.5)	4	–	–	–	27.9	(2.5)	4

	28.0	(3.0)	6	–	–	–	28.0	(3.0)	6

Common stocks:
Canadian	303.3	(77.5)	5	–	–	–	303.3	(77.5)	5
U.S.	1,214.6	(307.7)	13	–	–	–	1,214.6	(307.7)	13
Other	284.3	(13.5)	20	–	–	–	284.3	(13.5)	20

	1,802.2	(398.7)	38	–	–	–	1,802.2	(398.7)	38

	2,826.1	(519.8)	90	–	–	–	2,826.1	(519.8)	90

At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings (losses) rather than in other comprehensive income (loss). If management’s assessment indicates that the impairment in value is other than temporary, or the company does not have the intent or ability to hold the security until its fair value recovers, the security is written down to its fair value at the balance sheet date, and a loss is recognized in net gains (losses) on investments in the consolidated statement of earnings. Net gains (losses) on investments for 2009 include $340.0 (2008 – $1,011.8; 2007 – $109.0) of provisions for other than temporary impairments. After such provisions, the unrealized losses on such securities at December 31, 2009 were $6.9 (2008 – $398.7), nil (2008 – $3.0) and $73.4 (2008 – $118.1) with respect to common stocks, preferred stocks and bonds respectively. The company had investments in six debt securities primarily other government debt securities classified as available for sale which were in unrealized loss positions for a period greater than twelve months at

FAIRFAX FINANCIAL HOLDINGS LIMITED

December 31, 2009. The unrealized loss of $25.7 on these securities at December 31, 2009 was primarily due to the effect of fluctuations in foreign currency translation rates.

As of December 31, 2009, the company had investments in bonds in or near default (where the issuer has missed payment of principal or interest or entered bankruptcy) with a fair value of $14.4 (2008 – $26.1).

Securities Classified or Designated as Held for Trading
The company classified U.S. state and municipal bonds of $996.6 (2008 – $979.7) which were purchased prior to September 30, 2008 as available for sale. U.S. state and municipal bonds of $4,501.2 (2008 – $3,124.9) which were acquired subsequent to September 30, 2008 have been designated as held for trading.

Common stocks designated as held for trading include investments in certain limited partnerships with a carrying value of $92.1 (2008 – $80.7).

The consolidated balance sheet includes $825.7 (2008 – $499.5) of convertible bonds containing embedded derivatives (sometimes referred to as hybrid financial instruments) which the company has designated as held for trading.

Fixed Income Maturity Profile
Bonds designated or classified as held for trading and classified as available for sale are summarized by the earliest contractual maturity date in the table below. Actual maturities may differ from maturities shown below due to the existence of call and put features. At December 31, 2009, securities containing call and put features represented approximately $5,587.6 and $1,376.4, respectively (2008 – $4,358.2 and $950.1, respectively) of the total fair value of bonds in the table below.

	December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value

Due in 1 year or less	779.5	726.3	804.7	825.7
Due after 1 year through 5 years	2,445.5	2,199.3	2,048.0	1,567.0
Due after 5 years through 10 years	5,412.7	6,039.4	5,099.5	5,235.4
Due after 10 years	2,476.9	2,503.4	943.6	1,026.5

	11,114.6	11,468.4	8,895.8	8,654.6

Effective interest rate		5.8%		5.5%

The calculation of the effective interest rate of 5.8% (2008 – 5.5%) is on a pre-tax basis and does not give effect to the favourable tax treatment which the company expects to receive with respect to its tax advantaged bond investments of approximately $4.6 billion (2008 – $4.1 billion) included in U.S. states and municipalities.

Investments at Equity
The fair value and carrying value of investments, at equity were as follows:

	December 31, 2009		December 31, 2008
	Fair	Carrying	Fair	Carrying
	value	value	value	value

Portfolio investments:
Investments, at equity
ICICI Lombard General Insurance Company Limited	204.4	75.9	428.5	73.1
Cunningham Lindsey Group Limited	159.5	134.8	83.9	83.9
International Coal Group, Inc.	173.9	163.0	–	–
Singapore Reinsurance Corporation Limited	22.9	20.9	–	–
The Brick Group Income Fund	8.9	4.2	–	–
Partnerships, trusts and other	76.6	76.6	62.9	62.3

	646.2	475.4	575.3	219.3

The company also has investments of $33.8 (2008 – nil) and $22.9 (2008 – nil) in debt instruments and warrants issued by The Brick respectively. The debt instruments and the warrants are recorded in bonds and derivatives and other invested assets in the consolidated balance sheet respectively. The company’s strategic investment of $66.4 (15.0% interest) in Alltrust Insurance Company of China Ltd. (“Alltrust”) is classified as an available for sale security within portfolio investments as the company has determined that it does not exercise significant influence over Alltrust.

The earnings (losses) from investments, at equity included in interest and dividends for the years ended December 31 were as follows:

	2009	2008	2007

ICICI Lombard General Insurance Company Limited	(4.7)	(4.7)	7.4
Cunningham Lindsey Group Limited	4.8	7.0	–
International Coal Group, Inc.	11.2	–	–
Advent Capital (Holdings) PLC	–	1.6	(24.2)
Hub International Limited (“Hub”)	–	–	9.2
Partnerships, trusts and other	12.0	(53.3)	15.3

	23.3	(49.4)	7.7

Earnings from investments, at equity includes a provision of nil (2008 – nil; 2007 – $37.4) for other than temporary impairments. In 2007, the other than temporary impairment of $37.4 related to the company’s investment in Advent. Included in net gains on investments – other are dilution losses of $1.1 (2008 – nil; 2007 – $8.0) and dilution gains of nil (2008 – nil; 2007 – $1.2), related to changes in the company’s proportional ownership in certain of its consolidated and equity accounted investments.

On June 13, 2007, the company and its subsidiaries completed the sale of all of their 26.1% interest in Hub for cash proceeds of $41.50 per share. The sale of 10.3 million Hub shares held by the company and its subsidiaries resulted in cash proceeds of $428.5 and a net gain on investment before income taxes and non-controlling interests of $220.5.

Fair Value Disclosures
The company is responsible for determining the fair value of its investment portfolio by utilizing market driven fair value measurements obtained from active markets where available, by considering other observable and unobservable inputs, and by employing valuation techniques which make use of current market data. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, actual values realized in future market transactions may differ from the estimates presented in these consolidated financial statements. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The company uses a fair value hierarchy to categorize the inputs used in valuation techniques to measure fair value. A description of the inputs used in the valuation of financial instruments at December 31, 2009 is summarized as follows:

Level 1 – Quoted prices in active markets for identical instrument – Inputs represent unadjusted quoted prices for identical instruments exchanged in active markets. The fair value of the majority of the company’s common stocks, equity call options (including in prior periods, the S&P 500 index based Standard & Poor’s Depositary Receipts (“SPDRs”) short position) and positions in securities sold but not yet purchased are determined based on quoted prices in active markets obtained from external pricing sources.

Level 2 – Significant other observable inputs – Inputs include directly or indirectly observable inputs other than quoted prices included within Level 1. These inputs include quoted prices for similar instruments exchanged in active markets; quoted prices for identical or similar instruments exchanged in inactive markets; inputs other than quoted prices that are observable for the instruments, such as interest rates and yield curves.

The company’s investments in government securities (including federal, state, provincial and municipal bonds), corporate securities, private placements and infrequently traded securities are priced using publicly traded over-the-counter prices or broker-dealer quotes. Market observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads and bids are available for these investments.

The fair values of derivatives such as equity total return swaps, equity index total return swaps and S&P index call options are based on broker-dealer quotes. The fair values of warrants are based on quoted market prices or broker-dealer quotations where available. Otherwise, valuation techniques are employed to estimate the fair

FAIRFAX FINANCIAL HOLDINGS LIMITED

value of warrants on the basis of pricing models that incorporate the quoted price, volatility and dividend yield of the underlying security and the risk-free rate. To assess the reasonableness of pricing received from broker-dealers, the company compares the fair values supplied by broker- dealers to industry accepted valuation models, to observable inputs such as credit spreads and discount rates and to recent transaction prices for similar assets where available.

The fair values of credit default swaps are based principally on third party broker-dealer quotes which are based on market observable inputs with current market spreads being the primary observable input. In addition, the company assesses the reasonableness of the fair values obtained from these providers by comparing these fair values to values produced using individual issuer credit default swap yield curves, by referencing them to movements in credit spreads and by comparing them to recent market transaction prices for similar credit default swaps where available. The fair values of credit default swaps are subject to significant volatility arising from the potential differences in the perceived risk of default of the underlying issuers, movements in credit spreads and the length of time to the contracts’ maturity.

The company has investments of $1,231.4 (2008 – $463.1) in certain private placement debt securities and preferred shares which have been designated as held for trading or classified as available for sale depending on the characteristics of the security. The fair values of these securities are determined based on industry accepted valuation models, which are sensitive to certain assumptions, specifically share price volatility and credit spreads of the issuer.

Level 3 – Significant unobservable inputs – Inputs include unobservable inputs used in the measurement of financial instruments. Management is required to use its own assumptions regarding unobservable inputs as there is little, if any, market activity in these assets or liabilities or related observable inputs that can be corroborated at the measurement date.

The company values its Level 3 investments, which are comprised primarily of mortgage-backed securities purchased at deep discounts to par during 2008 (fair value of $30.1 at December 31, 2009 (2008 – $151.7)), using an internal discounted cash flow model. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and projects the remaining cash flows from the underlying mortgages, using a number of assumptions and inputs that are based on the security-specific collateral. The company assesses the reasonableness of the fair values of these securities by comparing to industry accepted valuation models, by reference to movements in credit spreads and by comparing the fair values to recent transaction prices for similar assets where available.

The company’s use of quoted market prices, internal models using observable market information as inputs and internal models without observable market information as inputs in the valuation of securities and derivative contracts were as follows:

	December 31, 2009				December 31, 2008
			Significant				Significant
			other	Significant			other	Significant
	Total fair	Quoted	observable	unobservable	Total fair	Quoted	observable	unobservable
	value asset	prices	inputs	inputs	value asset	prices	inputs	inputs
	(liability)	(Level 1)	(Level 2)	(Level 3)	(liability)	(Level 1)	(Level 2)	(Level 3)

Cash and cash equivalents	2,233.2	2,233.2	–	–	2,640.9	2,640.9	–	–

Short term investments:
Canadian government	71.8	71.8	–	–	334.9	334.9	–	–
U.S. treasury	1,196.5	1,196.5	–	–	2,947.5	2,946.7	0.8	–
Other government	177.2	135.0	42.2	–	409.7	381.4	28.3	–
Corporate and other	21.0	–	21.0	–	–	–	–	–

	1,466.5	1,403.3	63.2	–	3,692.1	3,663.0	29.1	–

Bonds:
Canadian government	1,538.5	–	1,538.5	–	1,726.3	–	1,726.3	–
U.S. treasury	541.4	–	541.4	–	985.0	–	985.0	–
U.S. states and municipalities	5,497.8	–	5,497.8	–	4,104.6	–	4,104.6	–
Other government	919.7	–	919.7	–	853.4	–	852.4	1.0
Corporate and other	2,689.3	–	2,672.2	17.1	833.6	–	819.7	13.9
Mortgage backed securities – residential	281.7	–	251.6	30.1	151.7	–	–	151.7

	11,468.4	–	11,421.2	47.2	8,654.6	–	8,488.0	166.6

Preferred stocks:(1)
Canadian	110.4	–	110.4	–	10.1	10.1	–	–
U.S.	215.6	–	215.6	–	0.1	–	0.1	–
Other	31.6	–	31.6	–	28.0	–	28.0	–

	357.6	–	357.6	–	38.2	10.1	28.1	–

Common stocks:(1)
Canadian	755.5	740.2	15.3	–	560.3	548.0	12.3	–
U.S.	3,226.6	3,187.6	38.6	0.4	2,798.0	2,750.6	47.4	–
Other	980.8	710.3	267.1	3.4	705.8	518.1	183.9	3.8

	4,962.9	4,638.1	321.0	3.8	4,064.1	3,816.7	243.6	3.8

Derivatives and other invested assets	240.2	41.6	198.6	–	480.8	39.4	441.4	–

Short sale and derivative obligations	(57.2)	–	(57.2)	–	(29.4)	(20.1)	(9.3)	–

Holding company cash, short term investments and marketable securities and portfolio investments measured at fair value	20,671.6	8,316.2	12,304.4	51.0	19,541.3	10,150.0	9,220.9	170.4

	100.0%	40.2%	59.5%	0.3%	100.0%	51.9%	47.2%	0.9%

(1)	Excluded from these totals are available for sale investments of $66.4 (nil at December 31, 2008), nil ($12.1 at December 31, 2008) and $59.6 ($177.1 at December 31, 2008) in common shares, preferred stocks and partnership trusts respectively which are carried at cost as they do not have quoted market values in active markets.

FAIRFAX FINANCIAL HOLDINGS LIMITED

A summary of changes in fair values of Level 3 financial assets measured at fair value on a recurring basis for the years ended December 31 follows:

	December 31, 2009			December 31, 2008
		Common			Common
	Bonds	stocks	Total	Bonds	stocks	Total

Balance – beginning of year	166.6	3.8	170.4	23.3	10.6	33.9
Total realized and unrealized gains (losses)
Included in net gains (losses) on investments	(12.5)	–	(12.5)	(35.9)	7.9	(28.0)
Included in other comprehensive income (loss)	1.1	(0.9)	0.2	(1.5)	–	(1.5)
Purchases	44.2	0.9	45.1	188.1	4.8	192.9
Sales	(56.7)		(56.7)	(7.4)	(17.0)	(24.4)
Transfer out of category	(95.5)	–	(95.5)	–	(2.5)	(2.5)

Balance – end of year	47.2	3.8	51.0	166.6	3.8	170.4

A net loss for 2009 of $19.8 (2008 – $29.2) representing the change in fair value of the company’s investments still held as at December 31, 2009 (principally mortgage backed securities purchased at deep discounts to par) priced using Level 3 inputs was recognized in net gains (losses) on investments in the consolidated statement of earnings. The change in fair value of $19.8 (2008 – $29.2) was offset by the receipt of $90.3 (2008 – $44.9) of interest and return of capital during the period. During 2009, as the result of an increase in market liquidity, broker quotations and observable market transactions became available for certain of the company’s mortgage-backed securities where fair value was previously determined using Level 3 inputs. Accordingly, $95.5 of these securities were transferred from the Level 3 category to the Level 2 category.

Investment Income
An analysis of investment income for the years ended December 31 follows:

	2009					2008
	Classified	Designated	Classified			Classified	Designated	Classified
	as	as	as			as	as	as
	held for	held for	available			held for	held for	available
	trading	trading	for sale	Other	Total	trading	trading	for sale	Other	Total

Interest income:
Cash and short term investments	11.0	7.9	7.7	–	26.6	100.4	–	30.8	–	131.2
Bonds	–	315.6	225.5	–	541.1	–	81.9	372.7	–	454.6
Derivatives and other	(5.3)	–	–	2.9	(2.4)	14.8	–	–	6.4	21.2

	5.7	323.5	233.2	2.9	565.3	115.2	81.9	403.5	6.4	607.0

Dividends:
Preferred stocks	–	3.1	2.8	–	5.9	–	–	1.5	–	1.5
Common stocks	–	–	131.6	–	131.6	–	–	74.5	–	74.5

	–	3.1	134.4	–	137.5	–	–	76.0	–	76.0

Earnings (losses) from investments, at equity	–	–	–	23.3	23.3	–	–	–	(49.4)	(49.4)
Investment expenses	–	–	–	(13.4)	(13.4)	–	–	–	(7.2)	(7.2)

	5.7	326.6	367.6	12.8	712.7	115.2	81.9	479.5	(50.2)	626.4

Net gains (losses) on investments:
Bonds:
Gains	–	691.7	248.1	–	939.8	–	–	602.9	–	602.9
Losses	–	–	(5.0)	–	(5.0)	–	(350.0)	(20.1)	–	(370.1)

	–	691.7	243.1	–	934.8	–	(350.0)	582.8	–	232.8

Preferred stocks:
Gains	–	24.3	2.6	–	26.9	–	–	3.0	–	3.0
Losses	–	–	(0.3)	–	(0.3)	–	–	–	–	–

	–	24.3	2.3	–	26.6	–	–	3.0	–	3.0

Common stocks:
Gains	–	35.3	285.9	–	321.2	–	–	54.5	–	54.5
Losses	–	–	(82.1)	–	(82.1)	–	(21.3)	(15.0)	–	(36.3)

	–	35.3	203.8	–	239.1	–	(21.3)	39.5	–	18.2

Financial instruments classified as held for trading	37.5	–	–	–	37.5	3,428.5	–	–	–	3,428.5
Foreign currency gains (losses) on investing activities	18.2	(1.1)	(14.7)	8.3	10.7	(70.6)	66.2	49.6	24.0	69.2
Foreign currency gains (losses) on underwriting activities	–	–	–	14.3	14.3	–			(147.9)	(147.9)
Foreign currency translation loss on disposition of investee company	–	–	–	–	–	–	–	–	(24.9)	(24.9)
Repurchase of debt	–	–	–	9.0	9.0	–	–	–	–	–
Other	–	(4.2)	2.0	14.7	12.5	–	1.2	0.3	2.1	3.6
Other than temporary impairments of investments	–	–	(340.0)	–	(340.0)	–	–	(1,011.8)	–	(1,011.8)

	55.7	746.0	96.5	46.3	944.5	3,357.9	(303.9)	(336.6)	(146.7)	2,570.7

	61.4	1,072.6	464.1	59.1	1,657.2	3,473.1	(222.0)	142.9	(196.9)	3,197.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2007
	Classified	Designated	Classified
	as	as	as
	held for	held for	available
	trading	trading	for sale	Other	Total

Interest income:
Cash and short term investments	182.8	–	29.6	–	212.4
Bonds	–	47.4	399.4	–	446.8
Derivatives and other	20.8	–	–	–	20.8

	203.6	47.4	429.0	–	680.0

Dividends:
Preferred stocks	–	–	1.2	–	1.2
Common stocks	–	–	80.5	–	80.5

	–	–	81.7	–	81.7

Earnings from investments, at equity	–	–	–	7.7	7.7
Investment expenses	–	–	–	(8.4)	(8.4)

	203.6	47.4	510.7	(0.7)	761.0

Net gains (losses) on investments:
Bonds:
Gains	–	–	64.3	–	64.3
Losses	–	(55.9)	(1.2)	–	(57.1)

	–	(55.9)	63.1	–	7.2

Common stocks:
Gains	–	–	178.7	–	178.7
Losses	–	–	(39.9)	–	(39.9)

	–	–	138.8	–	138.8

Investments, at equity	–	–	–	220.5	220.5
Financial instruments classified as held for trading	1,277.5	–	–	–	1,277.5
Foreign currency gains on investing activities	17.7	13.9	44.7	37.6	113.9
Foreign currency gains on underwriting activities				26.4	26.4
Repurchase of debt	–	–	–	1.8	1.8
Other	–	–	2.6	(3.6)	(1.0)
Other than temporary impairments of investments	–	–	(109.0)	(10.2)	(119.2)

	1,295.2	(42.0)	140.2	272.5	1,665.9

	1,498.8	5.4	650.9	271.8	2,426.9

The following table summarizes the impact of investments classified or designated as held for trading on net gains (losses) on investments recognized in the consolidated statements of earnings. Common stock and equity index positions includes positions in securities sold but not yet purchased, equity and equity index total return swaps and equity and equity index call options. Other is primarily comprised of foreign exchange forward contracts, credit warrants and futures contracts.

						Designated as
	Classified as held for trading					held for trading
	Common						Preferred
	stock and	Credit					and
	equity index	default	Equity				common
	short positions	swaps	warrants	Other	Total	Bonds	stocks	Total

For the year ended December 31, 2009
Inception-to-date realized gains (losses) on positions closed in the year	(15.5)	185.4	172.7	(26.1)	316.5	58.8	9.2	68.0
Mark-to-market (gains) losses recognized in prior years on positions closed in the year	0.1	(139.2)	–	(18.8)	(157.9)	28.8	–	28.8
Mark-to-market gains (losses) arising on positions remaining open at year end	8.8	(160.8)	58.2	(27.3)	(121.1)	604.1	50.4	654.5

Net gains (losses)	(6.6)	(114.6)	230.9	(72.2)	37.5	691.7	59.6	751.3

For the year ended December 31, 2008
Inception-to-date realized gains (losses) on positions closed in the year	1,994.2	1,801.5	–	62.4	3,858.1	(2.0)	–	(2.0)
Mark-to-market (gains) losses recognized in prior years on positions closed in the year	84.7	(754.0)	–	2.9	(666.4)	0.1	–	0.1
Mark-to-market gains (losses) arising on positions remaining open at year end	(0.2)	238.9	–	(1.9)	236.8	(348.1)	(21.3)	(369.4)

Net gains (losses)	2,078.7	1,286.4	–	63.4	3,428.5	(350.0)	(21.3)	(371.3)

For the year ended December 31, 2007
Inception-to-date realized gains (losses) on positions closed in the year	106.9	174.0	–	(1.4)	279.5	18.9	–	18.9
Mark-to-market (gains) losses recognized in prior years on positions closed in the year	(15.4)	11.1	–	(2.1)	(6.4)	(12.2)	–	(12.2)
Mark-to-market gains (losses) arising on positions remaining open at year end	58.0	956.2	–	(9.8)	1,004.4	(62.6)	–	(62.6)

Net gains (losses)	149.5	1,141.3	–	(13.3)	1,277.5	(55.9)	–	(55.9)

4.	Short Sale and Derivative Transactions

The following table summarizes the notional and fair value of the company’s derivative instruments and securities sold but not yet purchased:

	December 31, 2009				December 31, 2008
		Notional	Fair value			Notional	Fair value
	Cost	value	Assets	Liabilities	Cost	value	Assets	Liabilities

Equity derivatives:
Equity index total return swaps – short positions	–	1,582.7	9.2	–	–	–	–	–
Equity total return swaps – short positions	–	232.2	–	1.2	–	1.3	–	–
Equity total return swaps – long positions	–	214.6	8.7	7.7	–	–	–	–
Equity and equity index call options	46.2	79.3	46.0	–	0.1	518.4	–	–
Warrants	10.1	127.5	71.6	–	–	–	–	–
Credit derivatives:
Credit default swaps	114.8	5,926.2	71.6	–	161.5	8,873.0	415.0	–
Warrants	15.8	340.2	2.8	–	19.2	342.6	0.6	–
Foreign exchange forward contracts	–	–	1.6	48.0	–	–	39.4	20.1
Other	–	–	13.7	0.3	–	–	0.5	9.3

Total			225.2	57.2			455.5	29.4

The company is exposed to significant market risk through its investing activities. Market risk is the potential for a negative impact on the consolidated balance sheet and/or statement of earnings resulting from adverse changes in the value of financial instruments as a result of changes in certain market variables including interest rates, foreign exchange rates, equity prices and credit spreads. The company’s derivative contracts, with limited exceptions, are used for the purpose of managing these risks. Derivative contracts entered into by the company are considered economic hedges and are not designated as hedges for financial reporting purposes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The fair value of derivatives in a gain position are presented on the consolidated balance sheet in derivatives and other invested assets in portfolio investments and in the cash, short term investments and marketable securities of the holding company. The fair value of derivatives in a loss position and obligations to purchase securities sold short are presented on the consolidated balance sheet in short sale and derivative obligations. The initial premium paid for a derivative contract, if any, would be recorded as a derivative asset and subsequently adjusted for changes in the market value of the contract at each balance sheet date. Changes in the market value of a contract is recorded as net gains (losses) on investments in the company’s consolidated statement of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset or liability.

Equity contracts
Short positions in equity and equity index total return swaps are held primarily to provide protection against significant declines in the value of the company’s portfolio of common stocks. The company’s equity and equity index total return swaps contain contractual reset provisions requiring counterparties to cash-settle on a quarterly basis any market value movements arising subsequent to the prior settlement. Any cash amounts paid to settle unfavourable market value changes and, conversely, any cash amounts received in settlement of favourable market value changes are recognized by the company as net gains (losses) on investments in the consolidated statements of earnings. To the extent that a contractual reset date of a contract does not correspond to the balance sheet date, the company records net gains (losses) on investments in the consolidated statements of earnings to adjust the carrying value of the derivative asset or liability associated with each total return swap contract to reflect its fair value at the balance sheet date. Final cash settlements of total return swaps are recognized as net gains (losses) on investments net of any previously recorded unrealized market value changes since the last quarterly reset date. Total return swaps require no initial net investment and at inception, their fair value is zero.

The company holds significant investments in equities and equity-related securities, which the company believes will significantly appreciate in value over time. The market value and the liquidity of these investments are volatile and may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known over the long term. During the third quarter of 2009, as a result of the rapid increase in the valuation level of worldwide equity markets, the company determined to protect a portion of its equity and equity-related holdings against a potential decline in equity markets by way of short positions effected through equity index total return swaps. At the inception of the short positions, the resulting equity hedge ($1.5 billion notional amount at an average S&P 500 index value of 1,062.52) represented approximately one-quarter of the company’s equity and equity-related holdings ($6,517.9). At December 31, 2009, as a result of decreased equity and equity-related holdings of $6,156.5 and increased short positions, the equity hedges had increased to approximately 30%. The company believes that the equity hedges will be reasonably effective in protecting that proportion of the company’s equity and equity-related holdings to which the hedges relate, however, due to a lack of a perfect correlation between the hedged items and the hedging items, combined with other market uncertainties, it is not possible to estimate the reasonably likely future impact of the company’s economic hedging programs related to equity risk.

During much of 2008 and immediately preceding years, the company had been concerned with the valuation level of worldwide equity markets, uncertainty resulting from credit issues in the United States and global economic conditions. As protection against a decline in equity markets, the company had held short positions effected by way of equity index-based exchange-traded securities including the SPDRs, U.S. listed common stocks, equity total return swaps and equity index total return swaps, referred to in the aggregate as the company’s equity hedges. The company had purchased short term S&P 500 index call options to limit the potential loss on U.S. equity index total return swaps and the SPDRs short positions and to provide general protection against the short position in common stocks. In November 2008, following significant declines in global equity markets, the company revised the financial objectives of its economic hedging program on the basis of its assessment that the formerly elevated risks in the global equity markets had moderated and subsequently closed substantially all of its equity hedge positions, realizing net pre-tax gains of $1,272.0 and $714.0 for the fourth quarter and year ended December 31, 2008 respectively. During the remainder of the fourth quarter of 2008, the company significantly increased its investments in equities as a result of the opportunities presented by significant declines in equity valuations.

At December 31, 2009, the fair value included in portfolio investments and in the cash, short term investments and marketable securities of the holding company of assets pledged as collateral was $230.4 ($28.0 at December 31, 2008), of which nil ($3.9 at December 31, 2008) was restricted cash; the remainder of the assets, although pledged, may be substituted with similar assets. Total assets pledged of $230.4 is comprised of collateral primarily for equity and equity index total return swap obligations of $206.0 and assets pledged for the Cdn$25.0 standby letter of credit of $24.4 as described in note 14 under the heading Financial guarantee.

A limited number of long positions in equity total return swaps were entered into during the first quarter of 2009 for investment purposes based on attractive valuation levels following the significant declines in the global equity markets during the fourth quarter of 2008.

Equity and equity index call options include derivative purchase contracts and call options relating to U.S. publicly traded common stock and indices.

Equity warrants were acquired as part of the company’s investment in debt securities of various Canadian companies during the second quarter of 2009. The warrants have expiration dates ranging from 4 years to 5 years.

Credit contracts
The company has credit default swaps, referenced primarily to various issuers in the banking and insurance sectors of the financial services industry, which serve as an economic hedge against declines in the fair value of the company’s financial assets. These credit default swaps have a remaining average life of 2.4 years (3.3 years at December 31, 2008) and a notional amount and fair value as shown in the table above. As the average remaining life of a contract declines, the fair value of the contract (excluding the impact of credit spreads) will generally decline. The initial premium paid for each credit default swap contract was recorded as a derivative asset and was subsequently adjusted for changes in the market value of the contract at each balance sheet date. Changes in the market value of the contract were recorded as net gains (losses) on investments in the company’s consolidated statement of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset.

During 2009, the company sold $3,042.9 (2008 – $11,629.8; 2007 – $965.5) notional amount of credit default swaps for proceeds of $231.6 (2008 – $2,048.7; 2007 – $199.3) and recorded net gains on sale of $46.2 (2008 – $1,047.5; 2007 – $185.1) and recorded net mark-to-market losses of $160.8 (2008 – net gains of $238.9; 2007 – $956.2) in respect of its open positions at year end. Sales of credit default swap contracts during 2009, 2008 and 2007 caused the company to reverse any previously recorded unrealized market value changes since the inception of the contract and to record the actual amount of the final cash settlement through net gains (losses) on investments in the consolidated statements of earnings.

A maturity analysis of the credit default swaps is presented in the following table:

	December 31, 2009		December 31, 2008
	Notional value	Fair value	Notional value	Fair value

Expiring in 1 year or less	2,112.3	3.7	60.0	2.1
Expiring after 1 year through 5 years	3,778.0	66.3	7,208.8	315.6
Expiring after 5 years through 10 years	35.9	1.6	1,604.2	97.3

	5,926.2	71.6	8,873.0	415.0

The company holds, for investment purposes, various bond warrants that give the company an option to purchase certain long dated corporate bonds. The warrants have expiration dates averaging 37 years.

Foreign exchange forward contracts
A significant portion of the company’s business is conducted in currencies other than the US dollar. The company is also exposed to currency rate fluctuations through its net investments in subsidiaries that have a functional currency other than the US dollar. Long and short foreign exchange forward contracts primarily denominated in the Pound Sterling and the Canadian dollar are used to manage foreign currency exposures on foreign currency denominated transactions. The contracts have an average term of less than one year and may be renewed at market rates.

Counterparty risk
The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its total return swap, credit default swap and other derivative securities contracts. Pursuant to these agreements, the company and the counterparties to these transactions are contractually required to deposit eligible collateral in collateral accounts for either the benefit of the company or the counterparty depending on the then current fair value or change in fair value of the derivative contracts.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The fair value of the collateral deposited for the benefit of the company at December 31, 2009, all of which consisted of government securities that may be sold or repledged by the company, was $23.2. The fair value of the collateral deposited for the benefit of the company at December 31, 2008, all of which consisted of government securities, was $285.1, of which $107.6 was eligible to be sold or repledged by the company. The company did not exercise its right to sell or repledge collateral at December 31, 2009.

The fair value of the collateral deposited for the benefit of counterparties at December 31, 2009 was $206.0, of which $156.4 was collateral required to be deposited to enter into such derivative contracts and $49.6 of which was collateral required to be deposited due to changes in fair value. The fair value of collateral deposited for the benefit of counterparties at December 31, 2008 was $28.0.

Hedge of net investment
In the first quarter of 2009, Northbridge, which conducts business primarily in Canada, became a wholly owned subsidiary of the company as described in note 18. As a self-sustaining operation with a Canadian dollar functional currency, the net assets of Northbridge represent a significant foreign currency exposure to the company. In keeping with the company’s foreign currency risk management objective of mitigating the impact of foreign currency rate fluctuations on its financial position, in August 2009 the company designated the carrying value of its Canadian dollar denominated senior notes due August 19, 2019 as a hedge of a portion of its net investment in Northbridge for financial reporting purposes. For the year ended December 31, 2009, the company recognized $18.3 of foreign currency movement on the senior notes in changes in gains and losses on hedges of net investment in foreign subsidiary in the consolidated statement of comprehensive income. The foreign currency exposure deferred in the currency translation account in accumulated other comprehensive income will remain until such time that the net investment in Northbridge is reduced.

For analyses on how the company uses derivatives and non-derivative instruments in risk management, refer to note 19 for further information.

5.	Goodwill and Intangible Assets

The following table presents details of the company’s goodwill and intangible assets as at December 31:

					Intangible assets not
	Goodwill	Intangible assets subject to amortization			subject to amortization		Total
		Customer and
		broker	Computer		Brand
2009		relationships	software	Other	names	Other

Balance – beginning of year	71.5	–	29.7	9.4	2.9	9.7	123.2
Additions	167.3	107.5	7.5	0.4	21.2	–	303.9
Disposals	(2.8)	–	–	(5.0)	–	–	(7.8)
Amortization charge	–	(5.4)	(4.5)	(1.2)	–	–	(11.1)
Impairment charge	(2.6)	–	–	–	–	–	(2.6)
Foreign exchange effect	15.9	13.5	1.5	–	1.9	0.4	33.2

Balance – end of year	249.3	115.6	34.2	3.6	26.0	10.1	438.8

Gross carrying amount	251.9	121.5	70.6	11.7	26.0	10.1	491.8
Accumulated amortization	–	(5.9)	(27.8)	(8.1)	–	–	(41.8)
Accumulated impairment	(2.6)	–	(8.6)	–	–	–	(11.2)

	249.3	115.6	34.2	3.6	26.0	10.1	438.8

					Intangible assets not
	Goodwill	Intangible assets subject to amortization			subject to amortization		Total
		Customer and
		broker	Computer		Brand
2008		relationships	software	Other	names	Other

Balance – beginning of year	53.8	–	29.3	0.5	–	5.8	89.4
Additions	20.5	–	12.7	10.9	2.9	5.2	52.2
Disposals	(0.2)	–	–	(0.2)	–	–	(0.4)
Amortization charge	–	–	(4.3)	(1.8)	–	–	(6.1)
Impairment charge	–	–	(6.4)	–	–	–	(6.4)
Foreign exchange effect	(2.6)	–	(1.6)	–	–	(1.3)	(5.5)

Balance – end of year	71.5	–	29.7	9.4	2.9	9.7	123.2

Gross carrying amount	71.5	–	61.6	15.7	2.9	9.7	161.4
Accumulated amortization	–	–	(23.3)	(6.3)	–	–	(29.6)
Accumulated impairment	–	–	(8.6)	–	–	–	(8.6)

	71.5	–	29.7	9.4	2.9	9.7	123.2

Goodwill and intangible assets increased during 2009 primarily as a result of the privatization of OdysseyRe and Northbridge pursuant to the transactions described in note 18. Goodwill increased in 2008, principally reflecting the non-controlling interests share of goodwill recorded on the acquisition of Ridley and goodwill recognized on an acquisition by OdysseyRe (note 18).

6.	Provision for Claims

The provisions for unpaid claims and adjustment expenses and for the third party reinsurers’ share thereof are estimates subject to variability, and the variability could be material in the near term. The variability arises as all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability may result from receipt of additional claims information, changes in judicial interpretation of contracts or liability, significant changes in severity or frequency of claims from historical trends, expansion of coverage to include unanticipated exposures, or a variety of other reasons. These estimates are principally based on the company’s historical experience using methods of estimation which the company believes to produce reasonable results given current information and trends.

Changes in claims liabilities recorded on the consolidated balance sheets and the related impact on unpaid claims and allocated loss adjustment expenses were as shown in the following table:

	December 31,
	2009	2008	2007

Provision for claims – beginning of year – net	11,008.5	10,624.8	10,633.8
Foreign exchange effect of change in provision for claims	393.3	(580.3)	328.8
Provision for claims occurring:
In the current year	3,091.8	3,405.4	3,122.5
In the prior years	30.3	55.4	22.8
Paid on claims during the year related to:
The current year	(729.9)	(835.5)	(786.3)
The prior years	(2,424.9)	(2,034.2)	(2,696.8)
Provision for claims of companies acquired during the year at December 31	68.4	372.9	–

Provision for claims at December 31 before the undernoted	11,437.5	11,008.5	10,624.8
CTR Life	27.6	34.9	21.5

Provision for claims – end of year – net	11,465.1	11,043.4	10,646.3
Reinsurers’ share of provision for claims	3,282.0	3,685.0	4,401.8

Provision for claims – end of year – gross	14,747.1	14,728.4	15,048.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

The foreign exchange effect of change in provision for claims primarily resulted from the strengthening of Canadian dollar and European currencies in relation to the U.S. dollar. The company generally mitigates the impact of foreign currency movements on its foreign currency denominated claims liabilities by holding foreign currency denominated investment assets. As a result, realized and unrealized foreign currency translation gains and losses arising from claims settlement activities and the revaluation of the provision for claims (recorded in net gains on investments in the consolidated statement of earnings) are generally partially or wholly mitigated by realized and unrealized foreign currency translation gains and losses on investments classified or designated as held for trading (recorded in net gains (losses) on investments in the consolidated statement of earnings) and investments classified as available for sale (recorded in other comprehensive income until realized, at which time the cumulative gain or loss is reclassified to net gains (losses) on investment in the consolidated statement of earnings).

Fair value
The fair value of insurance and reinsurance contracts is comprised of the fair value of unpaid claims liabilities and the fair value of the unearned premiums. The fair value of ceded reinsurance contracts is comprised of the fair value of the reinsurers’ share of unpaid claims liabilities and the unearned premiums. Both reflect the time value of money whereas the carrying values (including the reinsurers’ share thereof) do not reflect discounting, except for contractual obligations related to workers’ compensation lines of business. The calculation of the fair value of the unearned premiums includes premium acquisition expenses to reflect the deferral of these expenses at the inception of the insurance or reinsurance contract. The estimated value of insurance and reinsurance and ceded reinsurance contracts is determined by projecting the expected future cash flows of the contracts, selecting the appropriate interest rates, and applying the resulting discount factors to expected future cash flows. The difference between the sum of the undiscounted expected future cash flows and the sum of the discounted future cash flows represents the time value of money. A margin for risk and uncertainty is added to the discounted cash flows to reflect factors including the volatility of the lines of business written, quantity of reinsurance purchased, credit quality of reinsurers and a risk margin for future changes in interest rates.

The carrying value in excess of the fair value of insurance and reinsurance contracts increased at December 31, 2009 compared to December 31, 2008 as a result of an increase in the average market yield of the company’s bond portfolio during 2009.

	December 31, 2009		December 31, 2008
	Fair value	Carrying value	Fair value	Carrying value

Insurance and reinsurance contracts	16,127.1	16,667.2	16,372.0	16,619.0
Ceded reinsurance contracts	3,250.3	3,534.3	3,663.7	3,909.9

In 2009, the company revised its methodology for determining the fair value of its insurance and reinsurance contracts to better approximate the value at which a transfer of the liabilities related to its insurance and reinsurance contracts or a sale of the assets related to its ceded reinsurance contracts might occur in a market transaction at the balance sheet date. The fair values of the company’s insurance and reinsurance contracts disclosed in the prior year were determined using discount rates based upon U.S. Treasury rates whereas at December 31, 2009 the discount rate utilized was derived from the average market yield of the company’s bond portfolio. The preceding table presents the fair value of the company’s insurance and reinsurance contracts at December 31, 2008 on a basis consistent with the methodology adopted at December 31, 2009.

The table that follows shows the potential impact of interest rate fluctuations on the fair value of insurance and reinsurance contracts:

	December 31, 2009		December 31, 2008
	Fair value of	Fair value of	Fair value of	Fair value of
	insurance and	ceded	insurance and	ceded
	reinsurance	reinsurance	reinsurance	reinsurance
Change in interest rates	contracts	contracts	contracts	contracts

100 basis point increase	15,641.6	3,156.9	15,793.9	3,524.9
100 basis point decrease	16,537.2	3,356.4	16,917.6	3,805.2

7.	Significant Commutations

During 2009, TIG commuted several reinsurance contracts. As a result of the commutations, TIG received $37.2 in 2009 of total cash proceeds of $136.2 (and received the remaining balance of $99.0 in the first quarter of 2010) and recorded a reduction of recoverable from reinsurers of $139.8 and a net pre-tax charge of $3.6 in the consolidated financial statements.

On June 26, 2008, Crum & Forster commuted an aggregate stop loss reinsurance contract. As a result of the commutation, Crum & Forster received cash proceeds of $302.5 and recorded a reduction of recoverable from reinsurers of $386.7 and a pre-tax charge of $84.2 in the consolidated financial statements.

8.	Reinsurance

The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $15.0 for OdysseyRe and Advent, $5.1 (excluding workers’ compensation) for Crum & Forster and $3.3 for Northbridge. Reinsurance decisions are made by the subsidiaries to reduce and spread the risk of loss on insurance and reinsurance written, to limit multiple claims arising from a single occurrence and to protect capital resources. The amount of reinsurance purchased can vary among subsidiaries depending on the lines of business written, their respective capital resources and prevailing or expected market conditions. Reinsurance is generally placed on an excess of loss basis and written in several layers, the purpose of which is to limit the amount of one risk to a maximum amount acceptable to the company and protect from losses on multiple risks arising from a single occurrence. This type of reinsurance includes what is generally referred to as catastrophe reinsurance. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policy holder.

The majority of reinsurance contracts purchased by the company provide coverage for a one year term and are negotiated annually. The ability of the company to obtain reinsurance on terms and prices consistent with historical results reflects, among other factors, recent loss experience of the company and of the industry in general. The company does not expect that there will be significant changes in prices or terms and conditions in the near future. If a major loss were to occur (for example, of the magnitude of 2008’s Hurricanes Ike and Gustav) or if the performance of the industry were to deteriorate further, the cost for reinsurance could change significantly. If that were to occur, each subsidiary would evaluate the relative costs and benefits of accepting more risk on a net basis, reducing exposure on a direct basis or paying additional premiums for reinsurance.

Historically the company has purchased, or has negotiated as part of the purchase of a subsidiary, adverse development covers as protection from adverse development of prior years’ reserves. In the past, significant amounts of reserve development have been ceded to these reinsurance treaties. The majority of these treaties have been commuted, are at limit, or are nearing limit, so that in the future, if further adverse reserve development originally protected by these covers were to occur, little if any would be ceded to reinsurers.

The pre-tax net impact of ceded reinsurance transactions for the years ended December 31 were as follows:

	2009	2008	2007

Earned premiums ceded to reinsurers	(814.5)	(713.5)	(725.0)
Commissions earned on ceded reinsurance premiums	145.4	144.9	147.3
Claims incurred ceded to reinsurers(1)	391.3	439.3	235.9
Provision for uncollectible reinsurance	(59.7)	(15.0)	(46.2)

Net impact of ceded reinsurance transactions (pre-tax)	(337.5)	(144.3)	(388.0)

(1)	In 2009 included a net $3.6 pre-tax loss on TIG’s commuted reinsurance contracts. In 2008 included an $84.2 pre-tax loss on Crum & Forster’s commutation of an aggregate stop loss contract.

The company has guidelines and a review process in place to assess the creditworthiness of the reinsurers to which it cedes. Note 19 discusses the company’s management of credit risk associated with reinsurance recoverables.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company makes specific provisions against reinsurance recoverables from reinsurers considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The provision for uncollectible reinsurance at December 31, 2009 was $381.1 (2008 – $370.2).

Changes in the provision for uncollectible reinsurance for the years ended December 31, 2009 and 2008 are presented in the following table:

	2009	2008

Balance, beginning of year	370.2	424.3
Write-off of recoverables against provision	(49.4)	(67.4)
Provision for credit losses	74.9	40.0
Release of provision for credit losses	(15.2)	(25.0)
Foreign currency movements	0.6	(1.7)

Balance, end of year	381.1	370.2

9.	Subsidiary Indebtedness and Long Term Debt

	December 31, 2009		December 31, 2008
		Total		Total
		carrying		carrying
	Principal	value(a)	Principal	value(a)

Subsidiary indebtedness consists of the following balances:
Ridley secured revolving term facility:
Cdn $30.0 or U.S. dollar equivalent at floating rate due October 31, 2011(2)	11.4	11.2	14.7	14.4
U.S. $20.0 at floating rate due October 31, 2011(2)	1.0	0.9	7.0	6.7

	12.4	12.1	21.7	21.1

Long term debt consists of the following balances:
Fairfax unsecured notes:
7.75% due April 15, 2012(1)	180.6	178.1	181.6	177.4
8.25% due October 1, 2015(3)	90.9	90.6	90.9	90.6
7.75% due June 15, 2017(4)	282.6	266.1	282.6	263.9
7.375% due April 15, 2018(3)	144.2	143.7	144.2	143.7
7.50% due August 19, 2019 (Cdn$400.0)(1)	381.6	377.0	–	–
8.30% due April 15, 2026(3)	91.8	91.3	91.8	91.3
7.75% due July 15, 2037(3)	91.3	90.1	91.3	89.9
Other debt – secured loan at 6.15% due January 28, 2009(1)	–	–	12.8	12.8

Long term debt – holding company borrowings	1,263.0	1,236.9	895.2	869.6

OdysseyRe unsecured senior notes:
7.65% due November 1, 2013(5)	225.0	224.0	225.0	223.7
6.875% due May 1, 2015(6)	125.0	123.8	125.0	123.6
Series A, floating rate due March 15, 2021(7)	50.0	49.7	50.0	49.7
Series B, floating rate due March 15, 2016(7)	50.0	49.7	50.0	49.7
Series C, floating rate due December 15, 2021(8)	40.0	39.8	40.0	39.8
Crum & Forster unsecured senior notes:
7.75% due May 1, 2017(9)	330.0	307.5	330.0	305.2
Advent subordinated notes:
floating rate due June 3, 2035(2)	34.0	33.0	34.0	32.9
€12.0 million, floating rate due June 3, 2035(2)	17.2	16.8	16.7	16.2
Advent unsecured senior notes:
floating rate due January 15, 2026(2)	26.0	25.0	26.0	25.0
floating rate due December 15, 2026(2)	20.0	19.4	20.0	19.3
Ridley economic development loan at 1% due August 10, 2019(2)	0.7	0.6	0.8	0.7
MFXchange, equipment loans at 7.3% due April 1, 2011	2.0	2.0	3.3	3.3

Long term debt – subsidiary company borrowings	919.9	891.3	920.8	889.1

	2,182.9	2,128.2	1,816.0	1,758.7

(a)	Principal net of unamortized issue costs and discounts.

(1)	During 2009, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	On September 25, 2009, the company purchased $1.0 principal amount of its senior notes due 2012 for cash consideration of $1.0.

(b)	On August 18, 2009, the company completed a public debt offering of Cdn$400.0 principal amount of 7.50% unsecured senior notes due August 19, 2019 at an issue price of $99.639 for net proceeds after discount, commissions

FAIRFAX FINANCIAL HOLDINGS LIMITED

and expenses of $358.6 (Cdn$394.8). Commissions and expenses of $3.4 (Cdn$3.7) were included as part of the carrying value of the debt. The notes are redeemable at the company’s option at any time at the greater of a specified redemption price based upon the then current yield of a Government of Canada bond with a term to maturity equal to the remaining term to August 19, 2019 and par. The company has designated these senior notes as a hedge of a portion of its net investment in Northbridge.

(c)	On the maturity date, January 28, 2009, the company repaid the outstanding $12.8 of its 6.15% secured loan.

(2)	During 2008, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	Effective November 4, 2008, the company consolidated the revolving term facilities and long term debt of Ridley pursuant to the transactions described in note 18. The interest rates on the revolving term facilities are the bankers acceptance rate for Canadian dollar debt and LIBOR for U.S. dollar debt plus a margin of 1.00% to 1.50% based on a specific debt ratio. Subsequent to its acquisition by the company, Ridley repaid $13.2 of its secured revolving term facilities.

(b)	Effective September 11, 2008, the company consolidated the long term debt of Advent pursuant to the transaction described in note 18. The interest rates and call features of Advent’s long term debt are as follows: U.S. dollar notes at the three month LIBOR plus 3.90% and euro subordinated notes at the three month EURIBOR plus 3.85% due June 3, 2035 may be called at par after June 3, 2010; U.S. dollar unsecured senior notes at the three month LIBOR plus 4.50% due January 15, 2026 may be called at par after January 16, 2011; and U.S. dollar unsecured senior notes due December 15, 2026 at the three month LIBOR plus 4.15% may be called at par after December 15, 2011.

(c)	On June 16, 2008, Crum & Forster redeemed for cash all $4.3 principal amount of its outstanding notes due 2013 for total consideration of $4.5.

(d)	On June 16, 2008, Cunningham Lindsey repaid the outstanding Cdn$125.0 of its Series B debentures which matured on that date. This transaction decreased subsidiary company borrowings by $118.6, net of $8.1 of these debentures owned by the company.

(e)	On April 15, 2008, the company repaid the outstanding $62.1 principal amount of its notes which matured on that date.

(f)	On January 9, 2008, the company called for redemption all of its 5.0% convertible senior debentures due 2023. On February 13, 2008, $188.5 principal amount of these debentures were converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares. The conversion was recorded as a $192.3 increase of common stock and a $134.4 and $57.9 reduction of long term debt and other paid in capital respectively.

(3)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance at December 31, 2009 is $31.3 (2008 – $33.3).

(4)	Redeemable at Fairfax’s option at any time on or after June 15, 2012, June 15, 2013, June 15, 2014 and June 15, 2015 at $103.9, $102.6, $101.3 and $100.0 per bond, respectively.

(5)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(6)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(7)	The Series A and Series B notes are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate on each series of debentures is equal to three month LIBOR, which is calculated on a quarterly basis, plus 2.20%.

(8)	The Series C notes are due in 2021 and are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate is equal to three month LIBOR plus 2.5% and is reset after every payment date.

(9)	Redeemable at Crum & Forster’s option at any time beginning May 1, 2012 at specified redemption prices.

Northbridge maintains a five-year, unsecured, revolving credit facility with a Canadian chartered bank maturing in 2012 for up to Cdn$50.0. As at December 31, 2009, there was Cdn$1.2 utilized under this credit facility, all of which was in support of letters of credit. As at December 31, 2009 and until February 23, 2010, OdysseyRe maintained a five-year $200.0 credit facility with a syndicate of lenders maturing in 2012. As at December 31, 2009, there was $54.9 utilized under this credit facility, all of which was in support of letters of credit, which included $21.0 in letters of credit that were cancelled effective January 15, 2010. As at February 24, 2010, the size of the credit facility was reduced to $100.0 with an option to increase the size of the facility by an amount up to $50.0, to a maximum facility size of $150.0.

Consolidated interest expense on long term debt amounted to $165.8 (2008 – $158.2; 2007 – $202.1). Interest expense on Ridley’s indebtedness amounted to $0.5 (2008 – $0.4). Interest expense of $7.4 was incurred on the indebtedness of CLGI in 2007.

The fair values of the company’s long term debt are based principally on market prices, where available, or discounted cash flow calculations. The estimated fair values of the company’s long term debt compared to their carrying values were as follows:

	December 31,		December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Long term debt – holding company borrowings	1,236.9	1,317.4	869.6	711.1
Long term debt – subsidiary company borrowings	891.3	917.4	889.1	748.7

	2,128.2	2,234.8	1,758.7	1,459.8

Principal repayments are due as follows:

2010	1.8
2011	0.4
2012	180.6
2013	225.1
2014	0.1
Thereafter	1,774.9

10.	Other Long Term Obligations – Holding Company

Other holding company long term obligations were comprised of the following:

	December 31,		December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Purchase consideration payable	164.4	164.4	169.8	169.8
Trust preferred securities of subsidiaries	9.1	6.9	17.9	11.4

	173.5	171.3	187.7	181.2

On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $424.4 ($203.9 at December 16, 2002 using a discount rate of 9.0% per annum), payable approximately $5.0 a quarter from 2003 to 2017 and approximately $128.2 on December 16, 2017.

TIG Holdings had issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027.

On April 28, 2009, the company purchased $8.8 principal amount of its trust preferred securities for cash consideration of $5.5.

FAIRFAX FINANCIAL HOLDINGS LIMITED

11.	Shareholders’ Equity

Capital Stock

Authorized capital

The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.

Issued capital

Issued capital includes both multiple and subordinate voting shares and Series C preferred shares.

The Series C preferred shares have a cumulative dividend rate of 5.75% per annum until December 31, 2014 and thereafter an annual rate to be reset every five years equal to the then current five-year Government of Canada bond yield plus 3.15%. The Series C preferred shares have a liquidation preference of Cdn$25.00 per share and are redeemable by the company on December 31, 2014 and on December 31 every five years thereafter at Cdn$25.00 per share. Holders of unredeemed Series C preferred shares will have the right, at their option, to convert their shares into Series D floating rate cumulative preferred shares on December 31, 2014, and on December 31 every five years thereafter. The Series D preferred shares (of which none are currently issued) will have a dividend rate equal to the three-month Government of Canada Treasury Bill yield current on December 31, 2014 or any subsequent five-year anniversary plus 3.15%.

Treasury shares

The company acquires its own subordinate voting shares on the open market for use in its various senior share plans which are described in note 14. The number of shares reserved in treasury as at December 31, 2009 was 131,808 (2008 – 112,109; 2007 – 111,857).

Capital transactions

Subsequent to December 31, 2009

On February 26, 2010, the company completed a public equity offering and issued 563,381 subordinate voting shares at $355.00 per share, for net proceeds after expenses (net of tax of $0.1) of $199.8.

On February 1, 2010, the company issued 8,000,000 cumulative five-year rate reset preferred shares, Series E for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses (net of tax of $1.7) of $183.1 (Cdn$195.3). The Series E preferred shares have a dividend rate of 4.75% per annum until March 31, 2015 and thereafter an annual rate to be reset every five years equal to the then current five-year Government of Canada bond yield plus 2.16%. The Series E preferred shares have a liquidation preference of Cdn$25.00 per share and are redeemable by the company on March 31, 2015 and on March 31 every five years thereafter at Cdn$25.00 per share. Holders of unredeemed Series E preferred shares will have the right, at their option, to convert their shares into Series F floating rate cumulative preferred shares on March 31, 2015, and on March 31 every five years thereafter. The Series F preferred shares (of which none are currently issued) will have a dividend rate equal to the three-month Government of Canada Treasury Bill yield current on March 31, 2015 or any subsequent five-year anniversary plus 2.16%.

Year ended December 31, 2009

On December 1, 2009, the company repurchased for cancellation 2,250,000 and 3,750,000 Series A and B preferred shares respectively. The company paid $53.9 to repurchase $38.4 (Cdn$56.2) of the stated capital of the Series A preferred shares and $89.9 to repurchase $64.1 (Cdn$93.8) of the stated capital of the Series B preferred shares. These redemptions resulted in a charge to retained earnings of $41.3, representing the excess of the redemption amount paid (stated capital of Cdn$150.0) over the balance sheet carried value of the redeemed shares, the difference arising as a result of the movement in the Canadian-U.S. dollar exchange rate between the date the company commenced financial reporting in U.S. dollars and the redemption date.

On October 5, 2009, the company issued 10,000,000 cumulative five-year rate reset preferred shares, Series C for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses (net of tax of $2.2) of $227.2 (Cdn$244.5).

On September 11, 2009, the company completed a public equity offering and issued 2,881,844 subordinate voting shares at $347.00 per share, for net proceeds after commissions and expenses (net of tax of $6.3) of $989.3.

Under the terms of normal course issuer bids, during 2009 the company repurchased for cancellation 360,100 (2008 – 1,066,601; 2007 – 38,600) subordinate voting shares for a net cost of $122.9 (2008 – $282.0; 2007 – $7.0), of which $67.3 (2008 – $147.2; 2007 – $2.5) was charged to retained earnings.

Year ended December 31, 2008

On January 9, 2008, the company called for redemption all of its 5.0% convertible senior debentures due 2023. On February 13, 2008, $188.5 principal amount of these debentures were converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares. The conversion was recorded as a $192.3 increase of common stock and a $134.4 and $57.9 reduction of long term debt and other paid in capital respectively.

During 2008, the company repurchased for cancellation 750,000 and 1,250,000 Series A and Series B preferred shares respectively. The company paid $18.3 to repurchase $12.8 (Cdn$18.8) of the stated capital of the Series A preferred shares and $29.7 to repurchase $21.3 (Cdn$31.3) of the stated capital of the Series B preferred shares. These transactions resulted in a charge to retained earnings of $13.9, representing the excess of the redemption amount paid (stated capital of Cdn$50.0) over the balance sheet carried value of the redeemed shares, the difference arising as a result of the movement in the Canadian-U.S. dollar exchange rate between the date the company commenced financial reporting in U.S. dollars and the redemption date.

Dividends

On January 5, 2010, the company declared a cash dividend of $10.00 per share on its outstanding multiple voting and subordinate voting shares, payable on January 26, 2010 to shareholders of record on January 19, 2010 for a total cash payment of $201.2.

On January 6, 2009, the company declared a cash dividend of $8.00 per share on its outstanding multiple voting and subordinate voting shares, payable on January 27, 2009 to shareholders of record on January 20, 2009 for a total cash payment of $140.8.

Accumulated Other Comprehensive Income (Loss)

The balances related to each component of accumulated other comprehensive income (loss) were as follows:

	December 31, 2009			December 31, 2008
		Income tax			Income tax
	Pre-tax	(expense)	After-tax	Pre-tax	(expense)	After-tax
	amount	recovery	amount	amount	recovery	amount

Net unrealized gains (losses) on available for sale securities:
Bonds	181.2	(60.5)	120.7	133.5	(41.8)	91.7
Common stocks and other	877.5	(251.1)	626.4	(199.7)	55.7	(144.0)

	1,058.7	(311.6)	747.1	(66.2)	13.9	(52.3)
Currency translation account	153.9	(7.9)	146.0	(32.4)	(23.1)	(55.5)

	1,212.6	(319.5)	893.1	(98.6)	(9.2)	(107.8)

12.	Income Taxes

The company’s provisions for income taxes for the years ended December 31 were as follows:

	2009	2008	2007

Current	202.1	1,098.5	387.6
Future	12.8	(342.9)	323.5

	214.9	755.6	711.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

A reconciliation of income tax calculated at the statutory tax rate with the income tax provision at the effective tax rate in the financial statements for the years ended December 31 is summarized in the following table:

	2009	2008	2007

Provision for income taxes at the statutory income tax rate	397.9	818.9	780.3
Non-taxable investment income	(78.0)	(1.3)	(6.9)
Non-taxable portion of sale (2007 – Hub)	–	–	(11.9)
Tax rate differential on (income) and losses incurred outside Canada	(48.5)	(3.7)	(50.8)
Foreign exchange	25.5	(33.5)	8.8
Change in tax rate for future income taxes	2.1	3.5	(2.9)
Recovery relating to prior years	(48.2)	(15.8)	(44.6)
Change in unrecorded tax benefit of losses	(47.7)	(12.6)	46.6
Other including permanent differences	11.8	0.1	(7.5)

Provision for income taxes	214.9	755.6	711.1

The effective income tax rate of 17.8% implicit in the $214.9 provision for income taxes in 2009 differed from the company’s statutory income tax rate of 33.0% primarily as a result of the effect of non-taxable investment income in the U.S. tax group (including dividend income and interest on bond investments in U.S. states and municipalities), income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate, the recognition of the benefit of previously unrecorded accumulated income tax losses, the release of $30.7 of income tax provisions subsequent to the completion of examinations of the tax filings of prior years by taxation authorities, and adjustments for prior years, partially offset by income taxes on unrealized foreign currency gains on the company’s publicly issued debt securities.

The effective income tax rate of 30.9% implicit in the $755.6 provision for income taxes in 2008 differed from the company’s statutory income tax rate of 33.5% primarily as a result of the effect of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and where the benefit of accumulated income tax losses is unrecorded, the release of $23.3 of income tax provisions subsequent to the completion of an examination by taxation authorities, and the effect of reduced unrealized foreign currency gains on the company’s publicly issued debt securities, partially offset by the effect of the unrecorded tax benefit on unrealized losses arising from other than temporary impairments recorded on common stock and bond investments.

The net future income taxes assets were comprised as follows:

	December 31,
	2009	2008

Operating and capital losses	207.8	196.7
Claims discount	298.6	294.8
Unearned premium reserve	58.2	65.5
Deferred premium acquisition cost	(50.3)	(62.7)
Allowance for doubtful accounts	16.0	19.6
Investments and other	(29.6)	350.5

	500.7	864.4
Valuation allowance	(182.0)	(165.0)

Future income taxes	318.7	699.4

Loss carryforwards as at December 31, 2009 which were available to reduce future taxable income of certain subsidiaries in the jurisdictions as noted, as well as the period in which these loss carryforwards can be utilized, were comprised as follows:

	2009
	U.S.	Canada	Ireland	U.K.	Total

Less than 1 year	–	9.5	–	–	9.5
From 1 to 5 years	–	50.4	–	–	50.4
From 6 to 10 years	–	–	–	–	–
From 11 to 20 years	50.4	50.2	–	–	100.6
No expiration date	–	–	255.1	421.2	676.3

	50.4	110.1	255.1	421.2	836.8

The company also has net capital loss carryforwards in Canada related to the former Cunningham Lindsey companies of approximately $40.9 (2008 – $34.0) with no expiry date.

Management reviews the valuation of the future income taxes asset on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. As at December 31, 2009, management has recorded a valuation allowance against operating and capital losses and temporary differences of $182.0 (2008 – $165.0), of which $29.2 (2008 – $28.5) relates to losses, mostly of the former Cunningham Lindsey companies in Canada, $132.5 (2008 – $120.6) relates to all of the losses carried forward and temporary differences in Europe (excluding Advent), and $20.3 (2008 – $15.9) relates to losses and tax credits, mostly of the former Cunningham Lindsey companies in the U.S. References to the former Cunningham Lindsey companies in Canada and in the U.S. are to certain companies which were retained by Fairfax following the disposition of its controlling interest in the operating companies of Cunningham Lindsey Group Inc. pursuant to the transaction in 2007 described in note 18. There are no valuation allowances related to the Canadian and U.S. insurance and reinsurance operating companies. Management expects that the recorded future income taxes asset will be realized in the normal course of operations.

13.	Statutory Requirements

The retained earnings of the company are largely represented by retained earnings at the insurance and reinsurance subsidiaries. The company’s insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions. The company’s capital requirements and management thereof are discussed in note 19. The company’s share of dividends paid in 2009 by the subsidiaries which are eliminated on consolidation was $115.4 (2008 – $727.9). At December 31, 2009, the company had access to dividend capacity at each of its primary operating companies as follows:

	December 31, 2009

Northbridge	263.2	(1)
Crum & Forster	163.8
OdysseyRe	351.3

	778.3

(1)	Subject to prior regulatory approval.

14.	Contingencies and Commitments

Lawsuits

(a)	During 2006, several lawsuits seeking class action status were filed against Fairfax and certain of its officers and directors in the United States District Court for the Southern District of New York. The Court made an order consolidating the various pending lawsuits and granted the single remaining motion for appointment as lead plaintiffs. The Court also issued orders approving scheduling stipulations filed by the parties to the consolidated lawsuit. On February 8, 2007, the lead plaintiffs filed an amended consolidated complaint (the “Amended Consolidated Complaint”), which states that the lead plaintiffs seek to represent a class of all purchasers and acquirers of securities of Fairfax between May 21, 2003 and March 22, 2006 inclusive. The Amended Consolidated Complaint names as defendants Fairfax, certain of its officers and

FAIRFAX FINANCIAL HOLDINGS LIMITED

directors, OdysseyRe and Fairfax’s auditors. The Amended Consolidated Complaint alleges that the defendants violated U.S. federal securities laws by making material misstatements or failing to disclose certain material information regarding, among other things, Fairfax’s and OdysseyRe’s assets, earnings, losses, financial condition, and internal financial controls. The Amended Consolidated Complaint seeks, among other things, certification of the putative class; unspecified compensatory damages (including interest); unspecified monetary restitution; unspecified extraordinary, equitable and/or injunctive relief; and costs (including reasonable attorneys’ fees). These claims are at a preliminary stage. Pursuant to the scheduling stipulations, the various defendants filed their respective motions to dismiss the Amended Consolidated Complaint, the lead plaintiffs filed their oppositions thereto, the defendants filed their replies to those oppositions and the motions to dismiss were argued before the Court in December 2007. The Court has not yet issued a ruling on these motions. In November 2009, the Court granted a motion by the lead plaintiffs to withdraw as lead plaintiffs, and allowed other prospective lead plaintiffs 60 days to file motions seeking appointment as replacement lead plaintiff. Two entities filed such motions and subsequently asked the Court to appoint them as co-lead plaintiffs. These motions remain pending. The ultimate outcome of any litigation is uncertain and should the consolidated lawsuit continue and be successful, the defendants may be subject to an award of significant damages, which could have a material adverse effect on Fairfax’s business, results of operations and financial condition. The consolidated lawsuit, if it continues, may require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to this lawsuit. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities. Fairfax, OdysseyRe and the named officers and directors intend to vigorously defend against the consolidated lawsuit and the company’s financial statements include no provision for loss.

(b)	On July 26, 2006, Fairfax filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. The defendants removed this lawsuit to the District Court for the District of New Jersey but pursuant to a motion filed by Fairfax, the lawsuit was remanded to Superior Court, Morris County, New Jersey. Most of the defendants filed motions to dismiss the lawsuit, all of which were denied during a Court hearing in September 2007. In October 2007, defendants filed a motion for leave to appeal to the Appellate Division from the denial of their motions to dismiss. In December 2007, that motion for leave was denied. Subsequently, two of the defendants filed a motion seeking leave to appeal certain limited issues to the New Jersey Supreme Court. That motion for leave was denied in February 2008. In December 2007, two defendants who were added to the action after its initial filing filed motions to dismiss the claims against them. Those motions were granted in February 2008, with leave being granted to Fairfax to replead the claims against those two defendants. Fairfax filed an amended complaint in March 2008, which again asserted claims against those defendants. Those defendants filed a motion to dismiss the amended complaint, which motion was denied in August 2008. In September 2008, those two defendants also filed a counterclaim against Fairfax, as well as third-party claims against certain Fairfax executives, OdysseyRe, Fairfax’s outside legal counsel and PricewaterhouseCoopers. Fairfax has not been served with this counterclaim. In December 2007, an individual defendant filed a counterclaim against Fairfax. Fairfax’s motion to dismiss that counterclaim was denied in August 2008. Fairfax intends to vigorously defend against these counterclaims. In September 2008, the Court granted a motion for summary judgment brought by two defendants, and dismissed Fairfax’s claims against those defendants without prejudice. Discovery in this action is ongoing. The ultimate outcome of any litigation is uncertain and the company’s financial statements include no provision for loss on the counterclaim.

Financial guarantee

In August 2009, the company issued a Cdn$25.0 standby letter of credit on behalf of an investee for a term of six months, which is extendible to one year at the option of the investee for an additional premium. In connection with the standby letter of credit, the company had pledged short term investments in the amount of Cdn$25.0, representing the company’s maximum loss under the standby letter of credit assuming failure of any right of recourse the company may have against the investee. The company’s consolidated balance sheet as at December 31, 2009 included a liability of $2.9 (Cdn$3.0) representing the fair value of the consideration received for issuing the standby letter of credit. This liability was recognized in net earnings when the standby letter of credit expired undrawn on February 23, 2010. At December 31, 2009 and until February 23, 2010, no draw-downs had been made on this standby letter of credit. Subsequent to the 2009 year-end, on February 24, 2010, the company issued a Cdn$4.0 standby letter of credit on behalf of the same investee for a term of six months. In connection with the Cdn$4.0 standby letter of credit, the company has pledged short term investments in the amount of Cdn$4.2 and recorded a liability of $0.2 (Cdn$0.2) in its consolidated balance sheet. This liability may be recognized in net earnings if the standby letter of credit expires undrawn, may be increased by the additional consideration received if the term is extended or may be increased to reflect increased credit risk in the event of a deterioration in the credit quality of the investee.

Other

Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

OdysseyRe participates in Lloyd’s through its 100% ownership of Newline Syndicate 1218 (“Syndicate 1218”). In support of Syndicate 1218’s capacity at Lloyd’s (of which OdysseyRe provides 100%), OdysseyRe has pledged securities and cash, with a fair value of $139.1 and $123.5 respectively as at December 31, 2009, in a deposit trust account in favour of Lloyd’s. Advent participates in Lloyd’s through its ownership of Syndicate 780. In support of Syndicate 780’s capacity at Lloyd’s, Advent has pledged securities, with a fair value of $233.1 as at December 31, 2009, in a deposit trust account in favour of Lloyd’s. These securities may be substituted with other securities subject to approval by Lloyd’s.

The pledged assets effectively secure the contingent obligations of Syndicate 1218 and 780 should they not meet their obligations. The pledging company’s contingent liability to Lloyd’s is limited to the aggregate amount of the pledged assets. OdysseyRe and Advent have the ability to remove the funds at Lloyd’s annually, subject to certain minimum amounts required to support their outstanding liabilities as determined under the risk-based capital models and on approval by Lloyd’s. The funds used to support outstanding liabilities are adjusted annually and the obligations of OdysseyRe and Advent to support these liabilities will continue until they are settled or the liabilities are reinsured by a third party approved by Lloyd’s. The company believes that Syndicate 1218 and 780 maintain sufficient liquidity and financial resources to support their ultimate liabilities and does not anticipate that the pledged assets will be utilized.

The company under certain circumstances may be obligated to assume loans to officers and directors of the company and its subsidiaries from Canadian chartered banks totaling $7.5 (2008 – $7.0; 2007 – $9.7) for which 150,148 (2008 – 176,248; 2007 – 195,676) subordinate voting shares of the company with a year-end market value of $58.7 (2008 – $55.7; 2007 – $56.9) have been pledged as security by the borrowers.

The company has restricted stock plans or equivalent for management of the holding company and its subsidiaries with vesting periods of up to ten years from the date of grant. As at December 31, 2009, there was $12.6 (2008 – $16.7; 2007 – $24.7) of unrecognized compensation cost related to restricted stock awards. The costs of these plans are amortized to compensation expense over the vesting period. For the year ended December 31, 2009, restricted stock compensation amortization of $8.3 (2008 – $9.4; 2007 – $6.6) was recognized.

The following table summarizes information about the number of shares related to the company’s restricted stock plans:

	Number of shares
	2009	2008	2007

Restricted stock awards outstanding – beginning of year	412,258	425,648	435,763
Granted during the year	29,022	7,546	8,426
Exercised during the year	(88,109)	(18,253)	(12,197)
Forfeited during the year	(3,507)	(2,683)	(6,344)

Restricted stock awards outstanding – end of year	349,664	412,258	425,648

FAIRFAX FINANCIAL HOLDINGS LIMITED

15.	Pensions

The company’s subsidiaries have a number of arrangements in Canada, the United States and the United Kingdom that provide pension and post retirement benefits to retired and current employees. The holding company has no arrangements or plans that provide defined benefit pension or post retirement benefits to retired or current employees. Pension arrangements of the subsidiaries include defined benefit statutory pension plans, as well as supplemental arrangements that provide pension benefits in excess of statutory limits. These plans are a combination of defined benefit plans and defined contribution plans.

In addition to actuarial valuations for accounting purposes, subsidiaries of the company are required to prepare funding valuations for determination of their pension contributions. All of the defined benefit pension plans have had their most recent funding valuation performed on various dates within the first six months of 2009 except for one plan in Canada and one plan in the United Kingdom where the most recent funding valuations were performed as at December 31, 2008 and March 31, 2008 respectively.

The investment policy for the defined benefit pension plans is to invest prudently in order to preserve the investment asset value of the plans while seeking to maximize the return on those invested assets. The plans’ assets as of December 31, 2008 and 2007 were invested principally in highly rated fixed income securities and equity securities. In 2009, the proportion of plans’ assets invested in equity securities increased to approximately 63% with a corresponding reduction in fixed income and other securities. Plan assets were comprised as follows:

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2009	2008	2009	2008

Fixed income securities	97.7	143.4	–	–
Equity securities	213.8	76.1	–	–
Other	29.7	21.7	–	–

	341.2	241.2	–	–

The company’s use of Level 1, Level 2 and Level 3 inputs (as described in note 3) in the valuation of defined benefit pension plan assets for the years ended December 31 was as follows:

	December 31, 2009				December 31, 2008
			Significant				Significant
			other	Significant			other	Significant
	Total	Quoted	observable	inobservable	Total	Quoted	observable	inobservable
	fair value	prices	inputs	inputs	fair value	prices	inputs	inputs
	asset	(Level 1)	(Level 2)	(Level 3)	asset	(Level 1)	(Level 2)	(Level 3)

Fixed income securities	97.7	36.2	61.5	–	143.4	143.0	0.4	–
Equity securities	213.8	209.6	4.2	–	76.1	27.7	48.4	–
Other	29.7	19.9	3.2	6.6	21.7	21.7	–	–

	341.2	265.7	68.9	6.6	241.2	192.4	48.8	–

The following tables set forth the funded status of the company’s benefit plans along with amounts recognized in the company’s consolidated financial statements for both defined benefit pension plans and post retirement benefit plans:

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2009	2008	2009	2008

Change in benefit obligation:
Balance – beginning of year	305.2	369.5	56.1	67.5
Cost of benefits earned in the year	12.4	14.9	2.6	4.1
Interest cost on benefit obligation	19.8	19.4	3.5	3.7
Actuarial (gains) losses	32.0	(43.5)	6.8	(8.2)
Benefits paid	(15.7)	(14.2)	(2.3)	(5.2)
Settlements and other	–	(8.8)	(4.6)	(3.4)
Change in foreign currency exchange rate	32.1	(59.5)	3.2	(4.8)
Business acquisition – Ridley (note 18)	–	27.4	–	2.4

Balance – end of year	385.8	305.2	65.3	56.1

Change in fair value of plan assets:
Balance – beginning of year	241.2	269.4	–	–
Actual return on plan assets	61.5	(10.8)	–	–
Company contributions	24.7	35.7	2.3	4.0
Plan participant contributions	–	–	–	1.2
Benefits paid	(15.7)	(14.2)	(2.3)	(5.2)
Settlements and other	–	(7.8)	–	–
Change in foreign currency exchange rate	29.5	(49.7)	–	–
Business acquisition – Ridley (note 18)	–	18.6	–	–

Balance – end of year	341.2	241.2	–	–

Funded status of plans – surplus (deficit)	(44.6)	(64.0)	(65.3)	(56.1)
Unrecognized net actuarial loss	28.8	39.3	2.6	(5.0)
Unrecognized prior service costs	1.7	1.6	(5.3)	(5.3)
Unrecognized transitional (asset) obligation	(3.6)	(3.9)	–	3.9

Net accrued liability – end of year	(17.7)	(27.0)	(68.0)	(62.5)

Amounts recognized in the consolidated balance sheet consists of:
Other assets	14.5	6.3	–	–
Accounts payable and accrued liabilities	(32.2)	(33.3)	(68.0)	(62.5)

Net accrued liability – end of year	(17.7)	(27.0)	(68.0)	(62.5)

Weighted average assumptions used to determine benefit obligations:
Discount rate	6.0%	6.2%	5.9%	6.6%
Rate of compensation increase	4.4%	4.4%	4.0%	4.0%
Assumed overall health care cost trend	–	–	9.1%	9.6%

For defined benefit pension plans with funding deficits, the benefit obligation and fair value of plan assets was $210.9 (2008 – $305.2) and $154.9 (2008 – $241.2) respectively. At December 31, 2009, the accumulated benefit obligation for the defined benefit pension plans was $328.0 (2008 – $289.9). At December 31, 2009 plans with accumulated benefit obligations in excess of the fair value of plan assets have aggregate deficits of $30.8 (2008 – $48.7).

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table presents the composition of defined benefit pension and post retirement benefit expense:

	Defined benefit			Post retirement
	pension plans			benefit plans
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007

Cost of benefits earned in the year, net of employee contributions	12.4	14.9	17.5	2.6	2.9	3.3
Interest cost on benefit obligation	19.8	19.4	30.9	3.5	3.7	3.8
Actual return on plan assets	(61.5)	10.8	(15.6)	–	–	–
Actuarial (gains) losses on benefit obligation	32.0	(43.5)	(38.7)	6.8	(8.2)	(9.5)
Settlements and other	–	1.6	–	(0.2)	–	–

Annual defined benefit pension and post retirement benefit expense if all costs and benefits were recognized as they arose	2.7	3.2	(5.9)	12.7	(1.6)	(2.4)

Adjustments to recognize the long term nature of employee future benefits costs:
(Excess) shortfall of:
Actual returns over expected returns on plan assets	45.3	(25.9)	(14.8)	–	–	–
Actuarial (gains) losses amortized over actuarial (gains) losses arising	(32.0)	46.0	41.5	(7.5)	8.4	10.0
Prior service costs amortized over plan amendment cost arising	0.1	0.3	0.2	(0.5)	(0.3)	(0.3)
Amortization of the transitional (asset) obligation	(0.9)	(1.0)	(1.4)	0.2	1.0	1.1

	12.5	19.4	25.5	(7.8)	9.1	10.8

Annual defined benefit pension and post retirement benefit expense recognized in the consolidated statement of earnings	15.2	22.6	19.6	4.9	7.5	8.4

Defined contribution benefit expense recognized	17.4	21.1	25.6	–	–	–

Total benefit expense recognized	32.6	43.7	45.2	4.9	7.5	8.4

Weighted average assumptions used to determine benefit expense
Discount rate	6.3%	5.5%	5.1%	6.7%	5.9%	5.4%
Expected long term rate of return on plan assets	5.8%	5.9%	6.2%	–	–	–
Rate of compensation increase	4.4%	4.4%	4.5%	4.0%	4.0%	4.0%

The annual assumed rate of increase in the per capita cost of covered benefits (ie. health care cost trend rate) is assumed to be 9.1% in 2010, decreasing to 5.0% by 2022 calculated on a weighted average basis.

The assumed expected rate of return on assets is a forward-looking estimate of the plan’s return, determined by considering expectations for inflation, long-term expected return on bonds and a reasonable assumption for an equity risk premium. The expected long-term return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return. This resulted in the selection of an assumed expected rate of return of 5.8% for 2009, 5.9% for 2008 and 6.2% for 2007.

Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accrued post retirement benefit obligation at December 31, 2009 by $8.8, and increase the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2009 by $1.0. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accrued post retirement benefit obligation at December 31, 2009 by $6.9, and decrease the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2009 by $0.8.

During 2009, the company contributed $27.0 (2008 – $39.7) to its defined benefit pension and post retirement benefit plans. Based on the company’s current expectations, the 2010 contribution to its defined benefit pension plans and its post retirement benefit plans should be approximately $18.8 and $2.3, respectively.

The benefits expected to be paid in each of the next five fiscal years and in aggregate for the next five fiscal years thereafter were as follows:

	Defined benefit	Post retirement
	pension plans	benefit plans

2010	13.2	2.9
2011	12.1	3.1
2012	14.7	3.4
2013	15.5	3.6
2014	17.1	3.8
2015-2019	110.3	22.5

16.	Operating Leases

Aggregate future minimum commitments at December 31, 2009 under operating leases relating to premises, automobiles and equipment for various terms up to ten years were as follows:

2010	51.7
2011	42.5
2012	24.4
2013	18.8
2014	17.5
Thereafter	79.4

17.	Earnings per Share

Net earnings per share for the years ended December 31 is calculated in the following table based upon weighted average common shares outstanding:

	2009	2008	2007

Net earnings	856.8	1,473.8	1,095.8
Preferred share dividends	(10.5)	(10.1)	(12.5)
Excess over stated value of preferred shares purchased for cancellation	(41.3)	(13.9)	–

Net earnings available to common shareholders – basic	805.0	1,449.8	1,083.3
Interest expense on convertible debt, net of tax	–	0.3	7.0

Net earnings available to common shareholders – diluted	805.0	1,450.1	1,090.3

Weighted average common shares outstanding – basic	18,301,133	18,036,670	17,700,393
Effect of dilutive shares:
Convertible debt	–	104,197	886,888
Options to purchase treasury stock acquired	96,765	91,890	87,944

Total effect of dilutive shares	96,765	196,087	974,832

Weighted average common shares outstanding – diluted	18,397,898	18,232,757	18,675,225

Net earnings per common share – basic	$43.99	$80.38	$61.20
Net earnings per common share – diluted	$43.75	$79.53	$58.38

On February 13, 2008, the company’s 5.0% convertible senior debentures due July 15, 2023 were converted by their holders into 886,888 subordinate voting shares, which were thereafter weighted for inclusion in the calculation of basic earnings per share. The subordinate voting shares issuable on conversion of the debentures were weighted for inclusion in the calculation of diluted earnings per share for 2008 from the beginning of 2008 until the date of conversion.

FAIRFAX FINANCIAL HOLDINGS LIMITED

18.	Acquisitions and Divestitures

Subsequent to December 31, 2009

On February 18, 2010, the company announced an agreement with Zenith National Insurance Corp. (“Zenith”) pursuant to which the company will acquire all of the outstanding shares of Zenith common stock, other than those shares already owned by Fairfax and its affiliates, for $38.00 per share in cash and pursuant to which Zenith will become a wholly owned subsidiary of the company. The aggregate cash consideration payable under the merger agreement for the shares that are not already held by the company is estimated to be approximately $1.3 billion. The company intends to finance the acquisition with a combination of holding company cash and subsidiary dividends, and the proceeds from the $200.0 public equity offering completed on February 26, 2010. Following the completion of the acquisition, the company expects to continue to maintain approximately $1.0 billion in cash, short term investments and marketable securities at the holding company level. The transaction is expected to close in the second quarter of 2010, subject to the approval by Zenith shareholders and receipt of customary regulatory approvals. Zenith is engaged, through its wholly owned subsidiaries, in the workers’ compensation insurance business throughout the United States.

Year ended December 31, 2009

Establishment of New Brazilian Insurer

At December 31, 2009, the company had invested initial capital of $39.9 (71.2 million Reais) in a newly established, wholly-owned Brazilian property and casualty insurance company, Fairfax Brasil Seguros Corporativos S.A. (“Fairfax Brasil”). Fairfax Brasil is headquartered in São Paulo, Brazil and plans to commence underwriting in the first quarter of 2010, subject to receipt of approvals by Brazilian insurance regulatory authorities, in all lines of commercial business, with a primary focus on Brazilian property, energy, casualty, surety, marine, financial lines, special risks, hull and aviation.

Privatization of OdysseyRe

On September 23, 2009, the company announced a tender offer to acquire the 27.4% of the outstanding common shares of OdysseyRe that the company did not already own for $65.00 in cash per share (the “OdysseyRe Offer”), representing an aggregate cash purchase price of approximately $1.0 billion. On October 27, 2009, the company paid for and acquired the 14.2 million OdysseyRe shares which had been tendered at the expiry of the OdysseyRe Offer, increasing the company’s ownership of OdysseyRe to 96.8% (71.9% at June 30, 2009). On October 28, 2009, in accordance with the terms of the related merger agreement, all of OdysseyRe’s common shares held by the remaining minority shareholders were cancelled and converted into the right to receive $65.00 per share in cash and OdysseyRe became a wholly owned subsidiary of the company. The result of this transaction is summarized in the table that follows.

Privatization of Advent

On October 17, 2009, the company completed the acquisition of all of the outstanding common shares of Advent, other than those common shares already owned by the company, offering 220 pence per share, for aggregate cash consideration of $59.5 (£35.8 million), pursuant to a previously announced tender offer. The result of this transaction is summarized in the table that follows.

Privatization of Northbridge

On January 13, 2009, the company purchased 24.8% of the outstanding common shares of Northbridge for an aggregate cash purchase price of $374.0 (Cdn$458.4) pursuant to a previously announced offer to acquire all of the outstanding common shares of Northbridge other than those common shares already owned by the company (the “Step 1” acquisition). Immediately following the February 19, 2009 approval by Northbridge shareholders of a going private transaction, Northbridge redeemed the remaining 11.6% of its outstanding common shares for an aggregate cash consideration of $172.4 (Cdn$215.9) (the “Step 2” acquisition). The Step 1 and Step 2 acquisitions were completed at an offering price of Cdn$39.00 per share. The result of these transactions is summarized in the table that follows.

Acquisition of Polish Re

On January 7, 2009, the company completed the acquisition of 100% of the outstanding common shares of Polish Re, a Polish reinsurance company, for cash consideration of $57.0 (168.3 million Polish zloty), pursuant to a previously announced tender offer. The assets and liabilities and results of operations of Polish Re have been included in the company’s consolidated financial reporting in the Reinsurance – Other reporting segment. This investment increased the company’s exposure to the Central and Eastern European economies and has established a platform for business expansion in that region over time. The result of this transaction is summarized in the table below.

The OdysseyRe, Advent, Northbridge and Polish Re acquisitions were accounted for using the purchase method. The total intangible assets acquired of $37.9 and $90.8 in the OdysseyRe and Northbridge acquisitions have been included in the company’s financial reporting in the Reinsurance – OdysseyRe and Insurance – Northbridge reporting segments respectively. The fair values of intangible assets were determined primarily through earnings based approaches incorporating internal forecasts of revenues and expenses and estimates of discount rates and growth rates supplemented by the use of market based approaches where estimated fair values were compared to similar market transactions. The customer and broker relationship intangible assets are amortized on the straight-line basis over periods ranging from 8 to 20 years and the resulting amortization expense is included in OdysseyRe and Northbridge’s operating results, while the brand names have indefinite lives and are not amortized. The OdysseyRe and Northbridge acquisitions decreased non-controlling interests in the consolidated balance sheet by $950.2 and $398.5, respectively. The purchase price allocation of the OdysseyRe acquisition is preliminary and may be revised when estimates and assumptions are finalized and the valuations of assets and liabilities are finalized within twelve months of the purchase date.

	OdysseyRe	Advent	Northbridge			Polish Re
			Step 1 acquisition	Step 2 acquisition	Total

Acquisition date	October 21, 2009	September 2, 2009	January 13, 2009	February 20, 2009		January 7, 2009

Percentage of common shares acquired	27.4%	36.5%	24.8%	11.6%	36.4%	100%

Cash purchase consideration	1,017.0	59.5	374.0	172.4	546.4	57.0

Fair value of assets acquired:

Tangible assets(1)	3,028.7	368.3	1,070.2	496.0	1,566.2	141.0

Intangible assets:

Customer and broker relationships	27.9	–	53.5	26.1	79.6	–

Brand names	10.0	–	7.5	3.7	11.2	–

Goodwill	64.6	–	51.5	29.1	80.6	13.8

Total fair value of assets acquired	3,131.2	368.3	1,182.7	554.9	1,737.6	154.8

Total fair value of liabilities assumed	(2,114.2)	(308.8)	(808.7)	(382.5)	(1,191.2)	(97.8)

Net assets acquired	1,017.0	59.5	374.0	172.4	546.4	57.0

(1)	Of the $141.0 of tangible assets acquired in the Polish Re transaction, $31.9 comprised cash and cash equivalents.

Other

Investment in Alltrust

On August 31, 2009, the company announced the purchase of a 15.0% interest in Alltrust Insurance Company of China Ltd. (“Alltrust”) for cash consideration of $66.4. The closing of this purchase was subject to final approval by the Chinese Insurance Regulatory Commission, which was received on September 29, 2009. Alltrust is headquartered in Shanghai and provides a full range of primary insurance products and services in China, including property insurance, liability insurance, surety bonds, short-term health insurance, accident insurance, motor insurance and reinsurance. The company recorded its investment in Alltrust at cost within the available for sale classification as Alltrust does not have a quoted price in an active market.

On February 11, 2009, the company made an additional investment of $49.0 in its equity affiliate CLGL to facilitate that company’s acquisition of the international operations of GAB Robins, a provider of loss adjusting and claims management services. The company’s ownership of CLGL at December 31, 2009 was 43.6% (45.7% at December 31, 2008).

Year ended December 31, 2008

Acquisition of Ridley

During November 2008, the company, directly and through its operating companies, purchased 9,412,095 common shares of Ridley (a 67.9% interest), primarily from Ridley’s Australian parent, Ridley Corporation Limited. In exchange for total cash purchase consideration of $68.4 (Cdn$79.4), the company acquired assets of $231.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

(including $2.0 of cash and cash equivalents), assumed liabilities of $114.9 and recorded $48.8 of non-controlling interests and $1.1 of goodwill. The assets and liabilities and results of operations of Ridley have been included in the company’s consolidated financial reporting in the Other reporting segment. Ridley is a commercial animal nutrition company with operations throughout North America.

Acquisition of Advent

On September 11, 2008, the company, directly and through its operating companies, acquired an additional 14.0% interest in Advent for $17.3 (£9.5 million), increasing the company’s total ownership of Advent to 58.5% from 44.5%. Prior to this acquisition of a controlling interest, the company recorded its investment in Advent using the equity method of accounting. Following the transaction, the assets and liabilities and results of operations of Advent have been included in the company’s consolidated financial reporting in the Reinsurance – Other reporting segment. The consolidation resulted in an increase of $831.7 in assets (including approximately $89.1 in cash and cash equivalents and $485.1 in portfolio investments), $649.2 in liabilities, $76.4 in non-controlling interests and the elimination of the equity accounted carrying value of Advent immediately prior to the acquisition of control. On various dates during the fourth quarter of 2008, the company, directly and through its operating companies, purchased an additional 8.1% interest in Advent for cash of $8.3 (£5.4 million), increasing the company’s total ownership interest in Advent to 66.6% at December 31, 2008. These transactions during the fourth quarter of 2008 decreased non-controlling interests by $12.0 and resulted in the recognition of $4.5 of negative goodwill in the consolidated statement of earnings. Advent is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks.

Acquisition of CropUSA Insurance Agency, Inc. (“CropUSA”)

On August 29, 2008, the company through OdysseyRe purchased certain assets and liabilities associated with the crop insurance business previously produced by CropUSA for cash consideration of $8.0. Since 2006, CropUSA has acted as managing general underwriter for OdysseyRe in the crop insurance sector. The acquisition resulted in an increase of $20.9 in assets, $26.1 in liabilities, $7.7 in goodwill and $5.5 in intangible assets, which will be amortized over the expected useful lives of such assets.

Cunningham Lindsey

On June 13, 2008, CLGL, a new holding company formed in December 2007 to facilitate the disposition of the Cunningham Lindsey Group Inc. (“CLGI”) operating companies, repaid a Cdn$125.0 promissory note payable to CLGI using funds received from its new bank credit facility. CLGI used the proceeds received to repay its 7.0% unsecured Series B debentures (Cdn$125.0), as described in note 9. During the second quarter of 2008, CLGI increased its investment in CLGL by Cdn$23.0 by contributing Cdn$5.9 in cash and by converting a Cdn$17.1 promissory note due from CLGL to equity. Subsequent to this investment, CLGI’s interest in CLGL increased to 45.7%. On December 5, 2008, the assets of CLGI were liquidated into Fairfax, triggering the recognition of a loss of $24.9 in net gains on investments in the consolidated statement of earnings related to the release of cumulative foreign currency translation losses, with the result that the equity accounted investment in CLGL was owned directly by Fairfax through an intermediate holding company.

Other

In June 2008, the company through one of its subsidiaries purchased a 19.8% interest in Arab Orient Insurance Company (“Arab Orient”) for cash consideration of $10.4. Arab Orient is a publicly traded insurance company based in Amman, Jordan. The company recorded its investment in Arab Orient at fair value within the available for sale classification.

Year ended December 31, 2007

Cunningham Lindsey

During 2007, the company purchased all of the outstanding shares of CLGI that it or its affiliates did not already own for cash of Cdn$12.6. On December 31, 2007, CLGI sold to CLGL all of its operating assets and liabilities excluding CLGI’s Cdn$125.0 of its 7.0% unsecured Series B debentures, a Cdn$72.8 unsecured term loan facility (the “Term Facility”) and two non-operating subsidiaries, which were retained by the company for nominal consideration.

Trident IV, L.P., a private equity fund managed by Stone Point Capital LLC, and certain affiliated entities (collectively the “Trident Investors”) formed CLGL, a new holding company, into which they invested Cdn$88.0. CLGI sold its operating assets and liabilities to CLGL in exchange for consideration which included shares of CLGL, cash of Cdn$64.8 and two promissory notes in the total principal amount of $142.9. The two promissory notes were included in accounts receivable and other in the consolidated balance sheet of the company. The company also made a net investment in CLGI of approximately Cdn$12.4 (Cdn$23.1 before repayment of intercompany advances of Cdn$10.7).

The net cash received in CLGI was used to repay the Term Facility, which had been included in the consolidated balance sheet as subsidiary indebtedness, and to pay other current working capital obligations. As a result of the transactions described above, CLGL was owned 51.0% by the Trident Investors, 44.6% by the company, through its 100% ownership of CLGI, and 4.4% by senior management of CLGL.

On December 31, 2007, CLGI commenced equity accounting for its 44.6% interest in the CLGL and the company’s opening carrying value on that date was $58.8 (net of a $10.2 charge to adjust carrying value to fair value). Of the Cdn$199.6 of goodwill prior to the sale, 55.4% or Cdn$110.6 was disposed of and included in the $7.6 net loss on disposition of CLGI’s operating assets and liabilities with the remaining 44.6% or Cdn$89.0 included in the opening carrying value of the equity accounted investment.

Other

On December 31, 2007, TIG sold its wholly-owned subsidiary TIG Specialty Insurance Company (“TSIC”) to a third party purchaser, resulting in the recognition of a net gain on investment before income taxes of $8.5. TIG continues to reinsure 100% of the insurance liabilities of TSIC at December 31, 2007 and has entered into an administrative agreement with the purchaser which provides for claims handling services on those liabilities.

On April 3, 2007, the company completed the sale of substantially all of the assets of Guild Underwriters Napa Inc., realizing a net gain on investment before income taxes of $5.0.

Repurchases of shares

During 2009, OdysseyRe repurchased on the open market for cancellation 1,789,100 of its common shares with a cost of $72.6, as part of its previously announced common share repurchase programme. These transactions increased the company’s ownership of OdysseyRe to 72.6% (2008 – 70.4%) and decreased non-controlling interests by $89.6 prior to the previously described going private transaction in the fourth quarter of 2009. During 2009, Northbridge did not repurchase any of its common shares for cancellation except for those shares redeemed as part of the going private transaction described previously.

During 2008, Northbridge repurchased for cancellation on the open market 2,340,000 of its common shares with a cost of $65.4, and OdysseyRe repurchased for cancellation on the open market 9,480,756 of its common shares with a cost of $351.4, as part of their previously announced common share repurchase programmes. These transactions increased the company’s ownership of Northbridge and OdysseyRe to 63.6% (2007 – 60.2%) and 70.4% (2007 – 61.0%), and decreased non-controlling interests by $63.8 and $362.0, respectively at December 31, 2008. As part of the OdysseyRe step acquisition, the company recorded fair value adjustments to certain of OdysseyRe’s assets and liabilities of $7.0 and recorded a nominal amount of negative goodwill in the consolidated statement of earnings. The company recorded a nominal amount of goodwill in connection with the Northbridge step acquisition.

During 2007, Northbridge and OdysseyRe repurchased for cancellation on the open market 841,947 and 2,636,989 respectively of their common shares as part of their previously announced common share repurchase programmes. These transactions increased the company’s ownership of Northbridge from 59.2% at December 31, 2006 to 60.2% at December 31, 2007 and of OdysseyRe from 59.6% at December 31, 2006 to 61.0% at December 31, 2007 (including the conversion of the OdysseyRe 4.375% convertible senior debenture during 2007) and resulted in decreases to non-controlling interests of $25.7 and $86.4 and increases to goodwill of $3.8 and $8.1 for Northbridge and OdysseyRe respectively.

19.	Financial Risk Management

Risk Management

The primary goals of the company’s financial risk management are to ensure that the outcomes of activities involving elements of risk are consistent with the company’s objectives and risk tolerance, while maintaining an appropriate risk/reward balance and protecting the company’s consolidated balance sheet from events that have the potential to materially impair its financial strength. Balancing risk and reward is achieved through identifying risk appropriately,

FAIRFAX FINANCIAL HOLDINGS LIMITED

aligning risk tolerances with business strategy, diversifying risk, pricing appropriately for risk, mitigating risk through preventive controls and transferring risk to third parties. There were no significant changes in the types of the company’s risk exposures and processes for managing those risks during 2009 compared to those identified in 2008. As a result of the significant increases in the company’s equity and fixed income holdings, the company’s exposure to equity price risk and interest rate risk at December 31, 2009 had increased compared to December 31, 2008, partially offset by the moderation of the volatility which was present in worldwide equity markets and the uncertainty resulting from global credit issues during 2008 and early 2009.

The company’s exposure to potential loss from financial instruments, including exposures arising from its insurance and reinsurance operations and exposures related to its investment activities, primarily relates to underwriting risk, credit risk, liquidity risk and various market risks, including interest rate risk, equity market risk, and foreign currency risk.

Financial risk management objectives are achieved through a two tiered system, with detailed risk management processes and procedures at the company’s primary operating subsidiaries combined with the analysis of the company-wide aggregation and accumulation of risks at the holding company level. The company’s Chief Risk Officer reports quarterly to Fairfax’s Executive Committee on the key risk exposures. The Executive Committee approves certain policies for overall risk management, as well as policies addressing specific areas such as investments, underwriting, catastrophe risk and reinsurance. The Investment Committee approves policies for the management of market risk (including interest rate, credit quality and equity market risk), the use of derivative and non-derivative financial instruments, and monitors to ensure compliance with relevant regulatory guidelines and requirements. All risk management policies are submitted to the Board of Directors for approval.

Underwriting Risk

Underwriting risk is the risk that the total cost of claims, claims adjustment expenses and premium acquisition expenses will exceed premiums received and can arise as a result of numerous factors, including pricing risk, reserving risk and catastrophe risk. There were no significant changes to the company’s exposure to underwriting risk or the framework used to monitor, evaluate and manage underwriting risk at December 31, 2009 compared to December 31, 2008.

Pricing risk arises when actual claims experience differs adversely from the assumptions included in pricing calculations. Historically the underwriting results of the property and casualty industry have fluctuated significantly due to the cyclicality of the insurance market. The market cycle is affected by the frequency and severity of losses, levels of capacity and demand, general economic conditions and competition on rates and terms of coverage. The operating companies focus on profitable underwriting using a combination of experienced commercial underwriting staff, pricing models and price adequacy monitoring tools.

Reserving risk arises when actual claims experience differs adversely from the assumptions included in setting reserves, in large part due to the length of time between the occurrence of a loss, the reporting of the loss to the insurer and the ultimate resolution of the claim. Claims provisions are expectations of the ultimate cost of resolution and administration of claims based on an assessment of facts and circumstances then known, a review of historical settlement patterns, estimates of trends in claims severity and frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, legislative changes, inclusion of exposures not contemplated at the time of policy inception and significant changes in severity or frequency of claims relative to historical trends. Due to the amount of time between the occurrence of a loss, the actual reporting of the loss and the ultimate payment, provisions may ultimately develop differently from the actuarial assumptions made when initially estimating the provision for claims. The company’s provision for claims is reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Risk Officer at Fairfax and one or more independent actuaries.

Catastrophe risk arises as property and casualty insurance companies may be exposed to large losses arising from man-made or natural catastrophes that could result in significant underwriting losses. The company evaluates potential catastrophic events and assesses the probability of occurrence and magnitude of these events through various modeling techniques and through the aggregation of limits exposed. Each of the operating companies has strict underwriting guidelines for the amount of catastrophe exposure it may assume for any one risk and location. Each of the operating companies manages catastrophe exposure by factoring in levels of reinsurance protection, capital levels and risk tolerances. The company’s head office aggregates catastrophe exposure company-wide and continually monitors the group exposure. Currently the company’s objective is to limit its company-wide catastrophe loss exposure such that one year’s aggregate pre-tax net catastrophe losses would not exceed one year’s normalized earnings from operations before income taxes.

Credit Risk

Credit risk is the risk of loss resulting from the failure of a counterparty to honour its financial or contractual obligations to the company. Credit risk arises predominantly with respect to investments in debt instruments, reinsurance recoverables and receivables and balances due from counterparties to derivative contracts (primarily credit default swaps and total return swaps). Changes to the company’s exposure to credit risk at December 31, 2009 compared to December 31, 2008 are described in the following sections.

The aggregate gross credit risk exposure at December 31, 2009 (without taking into account amounts pledged to and held by the company as collateral of $1,054.4 (2008 – $1,307.1)) was $21,057.8 (2008 – $21,366.0) and was comprised as follows:

	December 31,
	2009	2008

Gross recoverable from reinsurers	3,809.1	4,234.2
Bonds:
U.S., Canadian and other government	2,999.6	3,564.7
U.S. states and municipalities	5,497.8	4,104.6
Corporate and other and mortgage backed securities – residential	2,971.0	985.3
Derivatives (2008 – primarily credit default swaps)	225.2	455.5
Accounts receivable	1,855.4	1,688.7
Cash and short term investments	3,699.7	6,333.0

Total gross exposure	21,057.8	21,366.0

Investments in Debt Instruments

The company’s risk management strategy is to invest primarily in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one issuer. While the company reviews third party ratings, it carries out its own analysis and does not delegate the credit decision to rating agencies. The company endeavours to limit credit exposure by imposing fixed income portfolio limits on individual corporate issuers and limits based on credit quality and may, from time to time, invest in credit default swaps to further mitigate credit risk exposure.

As at December 31, 2009, the company had holdings of bonds exposed to credit risk (primarily bonds included in Corporate and other and U.S. states and municipalities) with fair value of $8,468.8 compared to $5,089.9 at December 31, 2008. As a result of the significant increases in the company’s fixed income holdings, the company’s exposure to credit risk at December 31, 2009 had increased compared to December 31, 2008. The company’s current financial risk management framework is able to manage the additional risk exposures.

The composition of the company’s fixed income portfolio for the years ended December 31 classified according to the higher of each security’s respective S&P and Moody’s issuer credit ratings, is presented in the table that follows:

	December 31, 2009		December 31, 2008
	Carrying		Carrying
Issuer Credit Rating	value	%	value	%

AAA/Aaa	5,748.9	50.1	6,512.5	75.2
AA/Aa	1,695.4	14.8	1,377.8	15.9
A/A	1,468.5	12.8	194.9	2.3
BBB/Baa	970.8	8.5	2.1	0.0
BB/Ba	253.5	2.2	10.0	0.1
B/B	291.9	2.5	232.0	2.7
Lower than B/B and unrated	1,039.4	9.1	325.3	3.8

Total	11,468.4	100.0	8,654.6	100.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

At December 31, 2009, 86.2% (2008 – 93.4%) of the fixed income portfolio at carrying value was rated investment grade, with 64.9% (2008 – 91.1%) being rated AA or better (primarily consisting of government obligations). At December 31, 2009, holdings of fixed income securities in the ten issuers (excluding federal governments) to which the company had the greatest exposure totaled $4,023.9, which represented approximately 18.9% of the total investment portfolio. The exposure to the largest single issuer of corporate bonds held at December 31, 2009 was $442.0, which represented approximately 2.1% of the total investment portfolio.

The consolidated investment portfolio included $5.5 billion (2008 – $4.1 billion) in U.S. state, municipal and other tax-exempt bonds (approximately $4.6 billion tax-exempt, $0.9 billion taxable), almost all of which were purchased during 2008 and 2009. Of the $5.4 billion (2008 – $4.0 billion) held in the subsidiary investment portfolios at December 31, 2009, approximately $3.5 billion (2008 – $3.5 billion) were insured by Berkshire Hathaway Assurance Corp. for the payment of interest and principal in the event of issuer default; the company believes that this insurance significantly mitigates the credit risk associated with these bonds.

Subsidiary portfolio investments and holding company investments included $5,926.2 (2008 – $8,873.0) notional amount of credit default swaps with a fair value of $71.6 (2008 – $415.0) and a remaining average life of approximately 2.4 years (2008 – 3.3 years). Since 2003, the company has used credit default swap contracts referenced to various issuers in the banking, mortgage and insurance sectors of the financial services industry as an economic hedge of risks affecting specific financial assets (recoverables from reinsurers), exposures potentially affecting the fair value of the company’s fixed income portfolio (principally investments in fixed income securities classified as corporate and other and U.S. states and municipalities in the company’s consolidated financial statements) and of broader systemic risk. The company’s holdings of credit default swap contracts declined significantly in 2009 relative to prior years, largely as a result of significant sales in 2008. In the latter part of 2008, the company revised the financial objectives of its economic hedging program by determining not to replace its credit default swap hedge position as sales or expiries occurred based on: (i) the company’s judgment that its exposure to formerly elevated levels of credit risk had moderated and that as a result the company had made the determination that its historical approaches to managing credit risk apart from the use of credit default swaps were once again satisfactory as a means of mitigating the company’s exposure to credit risk arising from its exposure to financial assets; (ii) the significant increase in the cost of purchasing credit protection (reducing the attractiveness of the credit default swap contract as a hedging instrument); and (iii) the fact that the company’s capital and liquidity had benefited significantly from approximately $2.5 billion in cash proceeds of sales of credit default swaps realized since 2007. As a result, the effects that credit default swaps as hedging instruments may be expected to have on the company’s future financial position, liquidity and operating results may be expected to diminish significantly relative to the effects in recent years. The company may initiate new credit default swap contracts as an effective hedging mechanism in the future, but there can be no assurance that it will do so.

Balances due from Counterparties to Derivative Contracts

The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its total return swap, credit default swap and other derivative securities contracts. Pursuant to these agreements, the company and the counterparties to these transactions are contractually required to deposit eligible collateral in collateral accounts for either the benefit of the company or the counterparty depending on the then current fair value or change in fair value of the derivative contracts.

The fair value of the collateral deposited for the benefit of the company at December 31, 2009, all of which consisted of government securities that may be sold or repledged by the company, was $23.2. The fair value of the collateral deposited for the benefit of the company at December 31, 2008, all of which consisted of government securities, was $285.1, of which $107.6 was eligible to be sold or repledged by the company. The company had not exercised its right to sell or repledge collateral at December 31, 2009.

The fair value of the collateral deposited for the benefit of counterparties at December 31, 2009 was $206.0, of which $156.4 was collateral required to be deposited to enter into such derivative contracts and $49.6 of which was collateral required to be deposited due to changes in fair value. The fair value of collateral deposited for the benefit of counterparties at December 31, 2008 was $28.0.

Reinsurance Recoverables and Receivables

Credit exposure on the company’s reinsurance recoverable and receivable balances existed at December 31, 2009 to the extent that any reinsurer may not be able or willing to reimburse the company under the terms of the relevant reinsurance arrangements. The company has a regular review process to assess the creditworthiness of reinsurers with whom it transacts business. Internal guidelines generally require reinsurers to have strong A.M. Best ratings and maintain capital and surplus exceeding $500.0. Where contractually provided for, the company has collateral for outstanding balances in the form of cash, letters of credit, guarantees or assets held in trust accounts. This collateral may be drawn on for amounts that remain unpaid beyond contractually specified time periods on an individual reinsurer basis.

The company’s reinsurance security department conducts ongoing detailed assessments of current and potential reinsurers and annual reviews on impaired reinsurers, and provides recommendations for uncollectible reinsurance provisions for the group. The reinsurance security department also collects and maintains individual and group reinsurance exposures aggregated across the group. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by the company on acquisition of a subsidiary. The company’s largest single reinsurer (Swiss Re America Corp.) represents 7.2% (2008 – 12.5%) of shareholders’ equity and is rated A by A.M. Best.

The company makes provisions against reinsurance recoverables from companies considered to be in financial difficulty. The company recorded a provision for uncollectible reinsurance and charges related to written off reinsurance balances in 2009 totaling $59.7 (2008 – $15.0; 2007 – $46.2). The following table presents the $3,809.1 (2008 – $4,234.2) total gross reinsurance recoverable and paid losses receivable classified according to the financial strength rating of the reinsurers:

	December 31, 2009			December 31, 2008
	Gross	Outstanding	Net unsecured	Gross	Outstanding	Net unsecured
	reinsurance	balances for	reinsurance	reinsurance	balances for	reinsurance
	recoverable	which security is	recoverable and	recoverable and	which security is	recoverable and
A.M. Best Rating	and receivable	held	receivable	receivable	held	receivable

A++	124.0	8.4	115.6	187.1	10.9	176.2

A+	871.4	76.1	795.3	1,825.2	301.6	1,523.6

A	1,837.4	470.3	1,367.1	1,041.0	208.3	832.7

A-	352.8	143.5	209.3	341.1	94.6	246.5

B++	39.6	9.9	29.7	37.1	4.2	32.9

B+	60.7	41.3	19.4	47.8	19.0	28.8

B or lower	17.6	0.3	17.3	117.3	4.3	113.0

Not rated	806.0	235.7	570.3	925.2	352.9	572.3

Pools & associations	80.7	45.7	35.0	82.6	26.2	56.4

	4,190.2	1,031.2	3,159.0	4,604.4	1,022.0	3,582.4

Provision for uncollectible reinsurance	381.1		381.1	370.2		370.2

	3,809.1		2,777.9	4,234.2		3,212.2

The following table summarizes the effect of the credit default swap hedging instruments and related economically hedged items on the company’s historical financial position and results of operations as of and for the years ended December 31, 2009 and 2008:

	December 31, 2009		For the Year Ended December 31, 2009
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Credit risk exposures:
Bonds:
U.S., Canadian and other government	2,999.6	2,999.6	–	–	–
U.S. states and municipalities	5,497.8	5,497.8	65.3	308.6	373.9
Corporate and other and mortgage backed securities-residential	2,971.0	2,971.0	185.4	599.1	784.5
Derivatives and other invested assets:
Receivable from counterparties to derivatives	225.2	225.2	–	3.1	3.1
Accounts receivable and other	1,855.4	1,855.4	–	(1.9)	(1.9)
Recoverable from reinsurers	3,809.1	3,809.1	–	(59.7)	(59.7)
Cash and short term investments	3,699.7	3,699.7	–	–	–

	21,057.8	21,057.8	250.7	849.2	1,099.9
Hedging instruments:
Derivatives and other invested assets:
Credit default swaps	(5,926.2)	(71.6)	–	(114.6)	(114.6)

Net exposure and financial effects	15,131.6	20,986.2	250.7	734.6	985.3

FAIRFAX FINANCIAL HOLDINGS LIMITED

	December 31, 2008		For the Year Ended December 31, 2008
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Credit risk exposures:
Bonds:
U.S., Canadian and other government	3,564.7	3,564.7	–	–	–
U.S. states and municipalities	4,104.6	4,104.6	(26.2)	157.9	131.7
Corporate and other and mortgage backed securities-residential	985.3	985.3	(23.2)	(543.9)	(567.1)
Derivatives and other invested assets:
Receivable from counterparties to derivatives (primarily credit default swaps)	455.5	455.5	–	(14.1)	(14.1)
Accounts receivable and other	1,688.7	1,688.7	–	(4.1)	(4.1)
Recoverable from reinsurers	4,234.2	4,234.2	–	(15.0)	(15.0)
Cash and short term investments	6,333.0	6,333.0	–	–	–

	21,366.0	21,366.0	(49.4)	(419.2)	(468.6)
Hedging instruments:
Derivatives and other invested assets:
Credit default swaps	(8,873.0)	(415.0)	–	1,286.4	1,286.4

Net exposure and financial effects	12,493.0	20,951.0	(49.4)	867.2	817.8

In the normal course of effecting its economic hedging strategy with respect to credit risk, the company expects that there may be periods where the notional value of the hedging instruments may exceed or be deficient relative to the company’s exposure to the items being hedged. This situation may arise when management compensates for imperfect correlations between the hedging item and the hedged item or due to the timing of opportunities related to the company’s ability to exit and enter hedges at attractive prices.

Liquidity Risk

Liquidity risk is the potential for loss if the company is unable to meet financial commitments in a timely manner at reasonable costs as they fall due. It is the company’s policy to ensure that sufficient liquid assets are available to meet financial commitments, including liabilities to policyholders and debt holders, dividends on preferred shares and investment commitments.

The company believes that cash, short term investments and marketable securities held at the holding company provide more than adequate liquidity to meet the holding company’s obligations in 2010. In addition to these holding company resources, the holding company expects to continue to receive investment management and administration fees from its insurance and reinsurance subsidiaries, investment income on its holdings of cash, short term investments and marketable securities, and dividends from its insurance and reinsurance subsidiaries. The holding company’s known significant obligations for 2010 consist of the potential payment of the approximately $1.3 billion purchase price in connection with the announced offer to acquire all of the outstanding shares of Zenith common stock, other than those shares already owned by the company, the $201.2 dividend on common shares ($10.00 per share, paid in January 2010), interest and corporate overhead expenses, preferred share dividends and income tax payments.

The liquidity requirements of the company’s insurance and reinsurance subsidiaries principally relate to the liabilities associated with underwriting, operating costs and expenses, the payment of dividends to the holding company, contributions to their subsidiaries, payment of principal and interest on their outstanding debt obligations and income taxes. Liabilities associated with underwriting include the payment of claims.

Historically, the company’s insurance and reinsurance subsidiaries have used cash flow from operations and sales of investment securities to fund their liquidity requirements. The insurance and reinsurance subsidiaries principal cash inflows from operating activities are derived from premiums, commissions and distributions from their subsidiaries. The principal cash inflows from investment activities result from repayments of principal, sales of investments and investment income.

The company’s insurance and reinsurance subsidiaries maintain investment strategies intended to provide adequate funds to pay claims without forced sales of investments. The insurance and reinsurance subsidiaries hold highly liquid, high quality short-term investment securities and other liquid investment grade fixed maturity securities to fund anticipated claim payments and operating expenses. As of December 31, 2009, total insurance and reinsurance portfolio investments net of short sale and derivative obligations was $20.0 billion. These portfolio investments may include investments in inactively traded corporate debentures, preferred stocks, limited partnership interests and mortgage backed securities that are relatively illiquid. At December 31, 2009, these asset classes represented approximately 6.7% (2008 – 4.8%) of the carrying value of the insurance and reinsurance subsidiaries’ portfolio investments.

The following table provides a maturity analysis of the company’s financial liabilities based on the expected undiscounted cash flows from the end of the year to the contractual maturity date or the settlement date:

December 31, 2009

	Less than	1 to 3	3 months			More than
	1 month	months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Subsidiary indebtedness – principal and interest	–	–	0.1	12.6	–	–	12.7
Accounts payable and accrued liabilities(1)	179.9	134.6	440.6	163.3	58.6	160.9	1,137.9
Income taxes payable	–	70.9	–	–	–	–	70.9
Funds withheld payable to reinsurers	0.8	6.1	33.3	25.1	25.1	264.5	354.9
Gross claims liability	300.4	575.7	2,536.6	4,240.0	2,343.0	4,751.4	14,747.1
Long term debt obligations – principal	–	–	1.8	181.0	225.2	1,774.9	2,182.9
Long term debt obligations – interest	3.9	16.3	136.6	306.3	268.0	647.8	1,378.9
Other long term liabilities – principal	–	1.5	4.6	10.8	9.5	147.1	173.5
Other long term liabilities – interest	0.4	3.6	11.0	28.3	26.7	44.0	114.0
Operating leases – obligations	2.4	6.0	43.3	66.9	36.3	79.4	234.3

	487.8	814.7	3,207.9	5,034.3	2,992.4	7,870.0	20,407.1

December 31, 2008

	Less than	1 to 3	3 months			More than
	1 month	months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Subsidiary indebtedness – principal and interest	–	0.1	0.4	22.0	–	–	22.5
Accounts payable and accrued liabilities(1)	386.3	138.2	391.4	156.4	59.9	148.0	1,280.2
Income taxes payable	–	656.3	–	–	–	–	656.3
Funds withheld payable to reinsurers	0.9	6.1	33.4	25.1	25.1	264.5	355.1
Gross claims liability	283.1	574.8	2,353.0	4,314.3	2,518.3	4,684.9	14,728.4
Long term debt obligations – principal	13.0	0.3	1.1	2.0	406.7	1,392.9	1,816.0
Long term debt obligations – interest	3.0	13.0	116.0	263.7	236.7	625.7	1,258.1
Other long term liabilities – principal	0.4	0.8	3.4	12.8	8.7	161.6	187.7
Other long term liabilities – interest	0.8	3.7	11.7	30.9	29.0	67.4	143.5
Operating leases – obligations	2.3	5.6	40.5	73.3	32.5	76.4	230.6

	689.8	1,398.9	2,950.9	4,900.5	3,316.9	7,421.4	20,678.4

(1)	Excludes accrued interest, deferred revenue, deferred costs and unrecognized balances relating to defined benefit pension and other post retirement benefit plans.

The timing of claims liability payments is not fixed and represents the company’s best estimate. The payment obligations which are due beyond one year in accounts payable and accrued liabilities primarily relate to the defined benefit pension and other post retirement benefit plans, and certain payables to brokers and reinsurers not expected to be settled in the short term.

FAIRFAX FINANCIAL HOLDINGS LIMITED

For further detail on the maturity profile of the company’s fixed income portfolio, net claims liability, obligation to pay principal and interest on long term debt and operating lease obligations, please see notes 3, 6, 9, 10 and 16 respectively.

The following table provides a maturity analysis of the company’s short sales and derivative obligations based on the expected undiscounted cash flows from the end of the year to the contractual maturity date or the settlement date:

December 31, 2009

	Less than	1 to	3 months			More than
	1 month	3 months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Short sale and derivative obligations:
Equity total return swaps – short positions	–	1.2	–	–	–	–	1.2
Equity total return swaps – long	7.7	–	–	–	–	–	7.7
Foreign exchange forward contracts	0.7	7.2	40.1	–	–	–	48.0
Other	–	–	–	0.3	–	–	0.3

	8.4	8.4	40.1	0.3	–	–	57.2

December 31, 2008

	Less than	1 to	3 months			More than
	1 month	3 months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Short sale and derivative obligations:
Foreign exchange forward contracts	–	–	8.5	11.6	–	–	20.1
Other	9.3	–	–	–	–	–	9.3

	9.3	–	8.5	11.6	–	–	29.4

Market Risk

Market risk is the potential for a negative impact on the consolidated balance sheets and/or statement of earnings resulting from adverse changes in the value of financial instruments as a result of changes in certain market-related variables including interest rates, foreign exchange rates, equity prices and credit spreads. The company is exposed to market risk principally in its investing activities but also in its underwriting activities to the extent that those activities expose the company to foreign currency risk. The company’s investment portfolios are managed with a long term, value oriented investment philosophy emphasizing downside protection. The company has policies to limit and monitor its individual issuer exposures and aggregate equity exposure. Aggregate exposure to single issuers and total equity positions are monitored at the subsidiary level and in aggregate at the company level. Following is a discussion of the company’s primary market risk exposures and how those exposures are currently managed.

Interest Rate Risk

Fluctuations in interest rates have a direct impact on the market valuation of the company’s fixed income securities portfolio. As interest rates rise, the market value of fixed income securities portfolios declines and, conversely, as interest rates decline, the market value of fixed income securities portfolios rises. The company’s interest rate risk management strategy is to position its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced with liquidity requirements. The company may reposition the portfolio in response to changes in the interest rate environment.

Movements in the term structure of interest rates and fluctuations in the value of equity securities affect the level and timing of recognition in earnings and comprehensive income of gains and losses on securities held. Generally, the company’s investment income may be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of the company’s existing fixed income securities will generally decrease and gains on fixed income securities will likely be reduced. Losses are likely to be incurred following significant increases in interest rates. General economic conditions, political conditions and many other factors can also adversely affect the bond markets and, consequently, the value of the fixed income securities held.

At December 31, 2009, the fair value of the company’s investment portfolio included approximately $11.5 billion of fixed income securities which are subject to interest rate risk. Fluctuations in interest rates have a direct impact on the market values of these securities. As interest rates rise, market values of fixed income portfolios decline, and vice versa. The table below displays the potential impact on net earnings and other comprehensive income of market value fluctuations caused by changes in interest rates on the company’s fixed income portfolio based on parallel 200 basis point shifts in interest rates up and down, in 100 basis point increments. This analysis was performed on each security individually. Given the current economic and interest rate environment, the company believes a 200 basis point shift to be reasonably possible.

		Hypothetical $ change effect on:
	Fair value of	Other
December 31, 2009	fixed income	comprehensive	Net	Hypothetical
Change in Interest Rates	portfolio	income	earnings	% change

200 basis point increase	9,689.3	(448.6)	(752.3)	(15.5)
100 basis point increase	10,535.9	(241.5)	(389.4)	(8.1)
No change	11,468.4	–	–	–
100 basis point decrease	12,434.0	268.9	384.1	8.4
200 basis point decrease	13,521.5	585.7	806.0	17.9

		Hypothetical $ change effect on:
	Fair value of	Other
December 31, 2008	fixed income	comprehensive	Net	Hypothetical
Change in Interest Rates	portfolio	income	earnings	% change

200 basis point increase	7,275.6	(275.4)	(474.9)	(15.9)
100 basis point increase	7,887.2	(154.1)	(262.5)	(8.9)
No change	8,654.6	–	–	–
100 basis point decrease	9,507.0	162.3	294.9	9.8
200 basis point decrease	10,309.6	342.4	542.0	19.1

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results. Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

Market Price Fluctuations

The company’s investment portfolios are managed with a long term, value-oriented investment philosophy emphasizing downside protection. The company has policies to limit and monitor its individual issuer exposures and aggregate equity exposure. Aggregate exposure to single issuers and total equity positions are monitored at the subsidiary level and in aggregate at the company level.

At December 31, 2009, the company had aggregate equity and equity-related holdings of $6,156.5 (common stock of $5,088.9, investments, at equity of $646.2 plus equity-related derivatives of $421.4) compared to aggregate equity and equity-related holdings at December 31, 2008 of $4,816.5 (common stocks of $4,241.2 plus investments, at equity of $575.3). As a result of the significant increase in the company’s equity and equity-related holdings, the company’s exposure to equity price risk at December 31, 2009 had increased compared to December 31, 2008. The company’s current financial risk management framework is able to manage the additional risk exposures.

During much of 2008 and immediately preceding years, the company had been concerned with the valuation level of worldwide equity markets, uncertainty resulting from credit issues in the United States and global economic conditions. As protection against a decline in equity markets, the company had held short positions effected by way of equity index-based exchange-traded securities (including SPDRs), U.S. listed common stocks, equity total return swaps and equity index total return swaps, referred to in the aggregate as the company’s equity hedges. The company had purchased short term S&P 500 index call options to limit the potential loss on the U.S. equity index

FAIRFAX FINANCIAL HOLDINGS LIMITED

total return swaps and the SPDRs short positions and to provide general protection against the short position in common stocks. In November 2008, following significant declines in global equity markets, the company revised the financial objectives of its economic hedging program on the basis of its assessment that the formerly elevated risks in the global equity markets had moderated and subsequently closed substantially all of its equity hedge positions. During the remainder of the fourth quarter of 2008, the company significantly increased its investments in equities as a result of the opportunities presented by significant declines in equity valuations. During the third quarter of 2009, as a result of the rapid increase in the valuation level of equity markets, the company determined to protect a portion of its equity and equity-related holdings against a potential decline in equity markets by way of short positions effected through equity index total return swaps. At the inception of the short positions, the resulting equity hedge ($1.5 billion notional amount at an average S&P 500 index value of 1,062.52) represented approximately one-quarter of the company’s equity and equity-related holdings ($6,517.9). At December 31, 2009, as a result of decreased equity and equity-related holdings of $6,156.5 and increased short positions, the equity hedges had increased to approximately 30%. The company believes that the equity hedges will be reasonably effective in protecting that proportion of the company’s equity and equity-related holdings to which the hedges relate, however, due to a lack of a perfect correlation between the hedged items and the hedging items, combined with other market uncertainties, it is not possible to estimate the reasonably likely future impact of the company’s economic hedging programs related to equity risk.

The following table summarizes the effect of equity risk hedging instruments and related hedged items on the company’s historical financial position and results of operations as of and for the years ended December 31, 2009 and 2008:

	December 31, 2009		For the Year Ended December 31, 2009
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Equity exposures:
Common stocks	5,088.9	5,088.9	1,207.5	(91.5)	1,116.0
Investments, at equity	646.2	475.4	3.3	23.3	26.6
Derivatives and other invested assets:
Equity total return swaps – long positions	214.6	1.0	–	84.4	84.4
Equity and equity index call options	79.3	46.0	–	8.6	8.6
Equity warrants	127.5	71.6	–	230.9	230.9

Total equity and equity related holdings	6,156.5	5,682.9	1,210.8	255.7	1,466.5

Hedging instruments:
Derivatives and other invested assets:
Equity total return swaps – short positions	(232.2)	1.2	–	(26.8)	(26.8)
Equity index total return swaps – short positions	(1,582.7)	(9.2)	–	(72.8)	(72.8)

	(1,814.9)	(8.0)	–	(99.6)	(99.6)

Net exposure and financial effects	4,341.6	5,674.9	1,210.8	156.1	1,366.9

	December 31, 2008		For the Year Ended December 31, 2008
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Equity exposures:
Common stocks	4,241.2	4,241.2	(484.8)	(970.3)	(1,455.1)
Investments, at equity	575.3	219.3	–	(49.4)	(49.4)

Total equity and equity related holdings	4,816.5	4,460.5	(484.8)	(1,019.7)	(1,504.5)

Hedging instruments:
Derivatives and other invested assets:
Equity index total return swaps – short positions	–	–	–	1,349.4	1,349.4
Equity total return swaps – short positions	(1.3)	–	–	731.6	731.6
S&P 500 index call options	(518.4)	–	–	(2.3)	(2.3)

	(519.7)	–	–	2,078.7	2,078.7

Net exposure and financial effects	4,296.8	4,460.5	(484.8)	1,059.0	574.2

In the normal course of effecting its economic hedging strategy with respect to equity risk, the company expects that there may be periods where the notional value of the hedging instruments may exceed or be deficient relative to the company’s exposure to the items being hedged. This situation may arise when management compensates for imperfect correlations between the hedging item and the hedged item or due to the timing of opportunities related to the company’s ability to exit and enter hedges at attractive prices.

The table that follows summarizes the potential impact of a 10% change in the company’s year-end holdings of equity and equity-related investments (including equity hedges where appropriate) on the company’s other comprehensive income and net earnings for the years ended December 31, 2009 and 2008. Based on an analysis of the 15-year return on various equity indices and the company’s knowledge of global equity markets, a 10% variation is considered reasonably possible. Certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumptions that the equity and equity-related holdings had increased/decreased by 10% with all other variables held constant and that all the company’s equity and equity-related holdings move according to a one-to-one correlation with global equity markets.

	2009		2008
	Effect on other	Effect on	Effect on other	Effect on
	comprehensive income	net earnings	comprehensive income	net earnings

Change in global equity markets
10% increase	333.1	(89.5)	242.5	4.5
10% decrease	(333.1)	93.5	(242.5)	(4.5)

Generally, a 10% decline in global equity markets would decrease the value of the company’s equity and equity-related holdings resulting in decreases, in the company’s other comprehensive income as the majority of the company’s equity investment holdings are classified as available for sale. Conversely, a 10% increase in global equity markets would generally increase the value of the company’s equity investment holdings resulting in increases in the company’s other comprehensive income. For the year ended December 31, 2009, approximately 30% of the effect of changes in global equity markets on other comprehensive income would have been offset by the effect on net earnings resulting from the company’s equity hedges effected through short positions in equity index total return swaps and equity total return swaps.

At December 31, 2009, the company’s common stock holdings in the ten issuers to which the company had the greatest exposure was $3,371.1, which represented 15.8% of the total investment portfolio. The exposure to the largest single issuer of common stock holdings held at December 31, 2009 was $540.0, which represented 2.5% of the total investment portfolio.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or cash flows of a financial instrument or another asset will fluctuate because of changes in exchange rates and could produce an adverse effect on earnings and equity when measured in a company’s functional currency. The company is exposed to foreign currency risk through transactions conducted in currencies other than the U.S. dollar, and also through its net investment in subsidiaries that have a functional currency other than the U.S. dollar. Long and short foreign exchange forward contracts primarily denominated in the pound sterling and the Canadian dollar are used to manage foreign currency exposure on foreign currency denominated transactions. Foreign currency denominated liabilities are generally used to manage the company’s foreign currency exposures to net investments in self-sustaining foreign operations having a functional currency other than the U.S. dollar. The company’s exposure to foreign currency risk was not materially different at December 31, 2009 compared to December 31, 2008, with the exception of the financial reporting hedge implemented for a portion of the company’s net investment in Northbridge as described below.

The company’s foreign currency risk management objective is to mitigate the net earnings impact of foreign currency rate fluctuations. The company has a process to accumulate, on a consolidated basis, all significant asset and liability exposures relating to foreign currencies. These exposures are matched and any net unmatched positions, whether long or short, are identified. The company may then take action to cure an unmatched position through the acquisition of a derivative contract or the purchase or sale of investment assets denominated in the exposed currency. Rarely does the company maintain an unmatched position for extended periods of time.

A portion of the company’s premiums are written in foreign currencies and a portion of the company’s loss reserves are denominated in foreign currencies. Moreover, a portion of the company’s cash and investments are held in currencies other than the U.S. dollar. In general, the company manages foreign currency risk on liabilities by investing in financial instruments and other assets denominated in the same currency as the liabilities to which they relate. The company also monitors the exposure of invested assets to foreign currency risk and limits these amounts as deemed necessary. The company may nevertheless, from time to time, experience gains or losses resulting from fluctuations in the values of these foreign currencies, which may favourably or adversely affect operating results.

In subsidiaries where the U.S. dollar is the functional currency, and to the extent that subsidiary transacts business in currencies other than the U.S. dollar, monetary assets and liabilities of that subsidiary, such as the provision for claims and investments designated or classified as held for trading that are denominated in currencies other than the U.S. dollar, are revalued at the balance sheet date spot foreign exchange rate, with any resulting unrealized gains and losses recorded in the consolidated statement of earnings. Non-U.S. dollar denominated investments classified as available for sale are revalued in the same manner, but resulting unrealized gains and losses are recorded in other comprehensive income until realized, at which time the cumulative foreign exchange gain or loss is reclassified to net gains on investments in the consolidated statement of earnings.

In subsidiaries where the functional currency is other than the U.S. dollar and where that subsidiary is considered to be self-sustaining, unrealized foreign exchange gains and losses on monetary assets and liabilities will be recognized in the same manner as described in the preceding paragraph when those monetary assets and liabilities are denominated in a currency other than that subsidiary’s functional currency. The overall foreign currency exposure embedded in a self-sustaining subsidiary arising on the translation from its functional currency to U.S. dollars is deferred in the currency translation account in accumulated other comprehensive income, a separate component of shareholders’ equity, until such time as that subsidiary is wound up or sold to an unrelated third party.

At December 31, 2009, a reasonably possible 5% appreciation of the U.S. dollar relative to the primary currencies other than the U.S. dollar in which the company’s operations are conducted (primarily the Canadian dollar, sterling and the euro) would have increased the company’s pre-tax earnings by approximately $9.5 (2008 – decreased pre-tax earnings by approximately $1.6), principally as a result of the effect of that appreciation on the non-U.S. dollar earnings of Fairfax’s operating companies, but also by the additional effects of that appreciation on operating companies whose functional currency is other than the U.S. dollar (for example, the Northbridge companies with U.S. dollar-denominated claims reserves, whose functional currency is Canadian dollars). In addition, at December 31, 2009, a reasonably possible 5% appreciation of the U.S. dollar as described above would have decreased pre-tax other comprehensive income by approximately $41.6 (2008 – increased pre-tax other comprehensive loss by approximately $67.6), partly because of the consequential revaluation of investments classified as available for sale, but principally as a result of the change in other comprehensive income through the translation into U.S. dollars of the company’s net investment in its self-sustaining operating companies whose functional currency is other than the U.S. dollar (for example, Northbridge and CRC (Bermuda), both of whose functional currency is the Canadian dollar).

At December 31, 2009, a reasonably possible 5% depreciation of the U.S. dollar as described above would have, for the reasons set out above, decreased the company’s pre-tax earnings by approximately $9.5 (2008 – increased pre-tax earnings by approximately $1.6) and increased pre-tax other comprehensive income by approximately $41.6 (2008 – decreased pre-tax other comprehensive loss by approximately $67.6).

At December 31, 2009, a reasonably possible 5% appreciation of the U.S. dollar as described above would have increased the company’s net earnings by approximately $6.9 (a reasonably possible 5% depreciation of the U.S. dollar would have decreased net earnings by approximately $6.9) and decreased other comprehensive income by approximately $59.1 (a reasonably possible 5% depreciation of the U.S. dollar would have increased other comprehensive income by approximately $59.1) for the reasons set out above.

In the preceding scenarios, certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumption that the 5% appreciation or depreciation of the U.S. dollar occurred with all other variables held constant.

In 2009, Northbridge, which conducts business primarily in Canada, became a wholly owned subsidiary of Fairfax pursuant to the privatization transactions described in note 18. As a self-sustaining operation with a Canadian dollar functional currency, the net assets of Northbridge represent a significant foreign currency exposure to Fairfax. In keeping with the company’s foreign currency risk management objective of mitigating the impact of foreign currency rate fluctuations on its financial position, upon the completion of its issuance in August 2009 of Cdn$400.0 principal amount of Canadian dollar denominated senior notes due August 19, 2019, the company designated the carrying value of these notes as a hedge of a portion of its net investment in Northbridge for financial reporting purposes. For the year ended December 31, 2009, the company recognized $18.3 of foreign currency movement on the senior notes in changes in gains and losses on hedges of net investment in foreign subsidiary in the consolidated statement of comprehensive income. The financial impact of the foreign currency movements deferred in the currency translation account in accumulated other comprehensive income will remain deferred until such time that the net investment in Northbridge is reduced.

The company has also issued Cdn$450.0 par value of cumulative five-year rate reset preferred shares (Cdn$250.0 par value of Series C preferred shares issued in 2009, and Cdn$200.0 par value of Series E preferred shares issued subsequent to 2009 year-end in January 2010). Although not eligible to be designated as a hedge for financial reporting purposes, the company considers this Cdn$450.0 as an additional economic hedge of its net investment in Northbridge.

Capital Management

The company’s capital management framework is designed to first protect its policyholders, then to protect its bondholders and finally to optimize returns to shareholders. Effective capital management includes measures designed to maintain capital above minimum regulatory levels, above levels required to satisfy issuer credit ratings and financial strength ratings requirements, and above internally determined and calculated risk management levels. Total capital at December 31, 2009, comprising shareholders’ equity and non-controlling interests, was $7,736.6, compared to $6,351.6 at December 31, 2008. The company manages its capital based on the following financial measurements and ratios:

	December 31,
	2009		2008
Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	1,242.7		1,555.0

Holding company debt	1,236.9		869.6
Subsidiary debt	903.4		910.2
Other long term obligations – holding company	173.5		187.7

Total debt	2,313.8		1,967.5

Net debt	1,071.1		412.5

Common shareholders’ equity	7,391.8		4,866.3
Preferred equity	227.2		102.5
Non-controlling interests	117.6		1,382.8

Total equity and non-controlling interests	7,736.6		6,351.6

Net debt/total equity and non-controlling interests	13.8%		6.5%
Net debt/net total capital(1)	12.2%		6.1%
Total debt/total capital(2)	23.0%		23.7%
Interest coverage(3)	8.2	x	16.4x

(1)	Net total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and net debt.

FAIRFAX FINANCIAL HOLDINGS LIMITED

(2)	Total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and total debt.

(3)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2009, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 5.3 times (2008 – 4.7 times) the authorized control level, except for TIG which had 2.7 times (2008 – 2.4 times).

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2009, Northbridge’s subsidiaries had a weighted average MCT ratio of 240% of the minimum statutory capital required, compared to 224% at December 31, 2008, well in excess of the 150% minimum supervisory target.

In countries other than the U.S. and Canada where the company operates (the United Kingdom, France, Mexico, Singapore, Hong Kong, Ireland, Poland and other jurisdictions), the company met or exceeded the applicable regulatory capital requirements at December 31, 2009.

20.	Segmented Information

The company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance, conducted on a primary and reinsurance basis, and runoff operations, and was until December 31, 2007 engaged in insurance claims management. The company identifies its operating segments by operating company consistent with its management structure. The company has aggregated certain of these operating segments into reporting segments as subsequently described. The accounting policies of the reporting segments are the same as those described in note 2. Transfer prices for inter-segment transactions are set at arm’s length. Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.

Insurance

Northbridge – Northbridge is a national commercial property and casualty insurer in Canada providing property and casualty insurance products through its Commonwealth, Federated, Lombard and Markel subsidiaries, primarily in the Canadian market and in selected United States and international markets.

Crum & Forster – Crum & Forster is a national commercial property and casualty insurance company in the United States writing a broad range of commercial coverages. Its subsidiary, Seneca Insurance, provides property and casualty insurance to small businesses and certain specialty coverages.

Fairfax Asia – Included in the Fairfax Asia reporting segment are the company’s operations that underwrite insurance and reinsurance coverages in Singapore (First Capital) and Hong Kong (Falcon). Fairfax Asia includes the company’s 26% equity accounted interest in Mumbai-based ICICI Lombard and its 40.5% equity accounted interest in Thailand (Falcon Thailand).

Reinsurance

OdysseyRe – OdysseyRe underwrites reinsurance, providing a full range of property and casualty products on a worldwide basis, and underwrites specialty insurance, primarily in the United States and in the United Kingdom directly and through the Lloyd’s of London marketplace.

Other – This reporting segment is comprised of Group Re, Advent and Polish Re. Group Re participates in the reinsurance of Fairfax’s subsidiaries by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms as third party reinsurers through CRC (Bermuda) (Canadian business) and Wentworth (international business). Group Re also writes third party business. Advent is included in the

Reinsurance – Other reporting segment effective from its acquisition by the company on September 11, 2008 and is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks. Polish Re is included in the Reinsurance – Other reporting segment effective from its date of acquisition on January 7, 2009 and is a Polish reinsurance company.

Runoff

The runoff reporting segment comprises nSpire Re (which fully reinsures the U.K. and international runoff operations, conducted primarily through RiverStone (UK)) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme and Fairmont. The U.K. and international runoff operations have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. The runoff reporting segment also reflects the runoff of nSpire Re’s Group Re participation.

Effective January 1, 2008 nSpire Re (U.S. business) assets of approximately $142.6 were reclassified to the Runoff reporting segment from Reinsurance – Other. Prior periods have not been restated to reflect this transfer.

Other

For the year ended December 31, 2009 and 2008, the Other reporting segment includes Ridley since its acquisition on November 4, 2008. Ridley is engaged in the animal nutrition business and operates in the U.S. and Canada. For the year ended December 31, 2007, the Other reporting segment comprised CLGI and its operating companies, which is engaged in the claims adjusting, appraisal and loss management business. Following the sale at the end of 2007 of a majority of the company’s interest in CLGI’s operating companies to CLGL pursuant to the transaction described in note 18, the company commenced reporting its investment in 44.6% of CLGL on the equity method of accounting in the Corporate and other reporting segment.

Corporate and Other

Corporate and Other includes the parent entity (Fairfax Financial Holdings Limited), its subsidiary intermediate holding companies, Hamblin Watsa, an investment management company and MFXchange, a technology company.

Reporting Segment

An analysis of net earnings by reporting segment for the years ended December 31 is presented below:

2009

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	Operations	Runoff	Other	and other	Adjustments	Consolidated

Net premiums earned	969.2	781.3	116.0	1,927.4	628.1	4,422.0	–	–	–	–	4,422.0
Underwriting expenses	(1,026.3)	(813.3)	(95.8)	(1,863.1)	(616.2)	(4,414.7)	–	–	–	–	(4,414.7)

Underwriting profit (loss)	(57.1)	(32.0)	20.2	64.3	11.9	7.3	–	–	–	–	7.3

Interest income	96.8	90.6	10.2	258.9	38.9	495.4	55.0	–	14.9	–	565.3
Dividends	24.9	34.4	5.6	52.0	2.5	119.4	11.4	–	6.7	–	137.5
Earnings (losses) on investments, at equity	0.1	4.7	(4.6)	6.5	0.4	7.1	–	–	16.2	–	23.3
Investment expenses	(8.8)	(15.8)	(2.2)	(33.8)	(4.3)	(64.9)	(12.0)	–	(1.4)	64.9	(13.4)

Interest and dividends	113.0	113.9	9.0	283.6	37.5	557.0	54.4	–	36.4	64.9	712.7

Other
Revenue	–	–	–	–	–	–	–	556.4	64.9	(64.9)	556.4
Expenses	–	–	–	–	–	–	(152.4)	(544.0)	–	–	(696.4)

	–	–	–	–	–	–	(152.4)	12.4	64.9	(64.9)	(140.0)

Operating income (loss) before:	55.9	81.9	29.2	347.9	49.4	564.3	(98.0)	12.4	101.3	–	580.0
Net gains (losses) on investments	94.4	229.1	17.8	353.6	(25.8)	669.1	129.2	–	147.3	(1.1)	944.5
Interest expense	–	(27.8)	–	(31.0)	(5.1)	(63.9)	–	(1.0)	(101.4)	–	(166.3)
Corporate overhead and other	(19.8)	(3.3)	(2.3)	(25.8)	(13.1)	(64.3)	–	–	(88.3)	–	(152.6)

Pre-tax income (loss)	130.5	279.9	44.7	644.7	5.4	1,105.2	31.2	11.4	58.9	(1.1)	1,205.6
Income taxes											(214.9)
Non-controlling interests											(133.9)

Net earnings											856.8

FAIRFAX FINANCIAL HOLDINGS LIMITED

2008

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	operations	Runoff	Other	and other	adjustments	Consolidated

Net premiums earned	1,076.1	1,005.0	84.6	2,076.4	269.6	4,511.7	–	–	–	–	4,511.7
Underwriting expenses	(1,114.0)	(1,182.2)	(77.7)	(2,104.1)	(314.6)	(4,792.6)	–	–	–	–	(4,792.6)

Underwriting profit (loss)	(37.9)	(177.2)	6.9	(27.7)	(45.0)	(280.9)	–	–	–	–	(280.9)

Interest income	94.4	107.4	5.6	256.2	30.1	493.7	71.2	–	42.1	–	607.0
Dividends	23.0	23.8	2.1	31.1	1.1	81.1	10.0	–	(15.1)	–	76.0
Earnings (losses) on investments, at equity	0.6	(32.2)	(4.9)	(13.2)	1.4	(48.3)	(4.2)	–	3.1	–	(49.4)
Investment expenses	(10.1)	(12.8)	(1.2)	(23.8)	(2.5)	(50.4)	(8.8)	–	(1.3)	53.3	(7.2)

Interest and dividends	107.9	86.2	1.6	250.3	30.1	476.1	68.2	–	28.8	53.3	626.4

Other
Revenue	–	–	–	–	–	–	17.4	99.4	53.3	(53.3)	116.8
Expenses	–	–	–	–	–	–	(192.8)	(98.0)	–	–	(290.8)

	–	–	–	–	–	–	(175.4)	1.4	53.3	(53.3)	(174.0)

Operating income (loss) before:	70.0	(91.0)	8.5	222.6	(14.9)	195.2	(107.2)	1.4	82.1	–	171.5
Net gains (losses) on investments	25.7	605.7	3.0	740.1	28.1	1,402.6	499.8	–	689.1	(20.8)	2,570.7
Interest expense	–	(28.3)	–	(34.2)	(2.6)	(65.1)	–	(0.4)	(93.1)	–	(158.6)
Corporate overhead and other	(14.5)	(8.8)	(5.5)	(13.9)	(1.9)	(44.6)	–	–	(94.7)	–	(139.3)

Pre-tax income (loss)	81.2	477.6	6.0	914.6	8.7	1,488.1	392.6	1.0	583.4	(20.8)	2,444.3
Income taxes											(755.6)
Non-controlling interests											(214.9)

Net earnings											1,473.8

2007

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	operations	Runoff	Other	and other	adjustments	Consolidated

Net premiums earned	1,017.1	1,187.4	68.7	2,120.5	258.4	4,652.1	–	–	–	–	4,652.1
Underwriting expenses	(981.1)	(1,110.4)	(48.4)	(2,025.8)	(247.5)	(4,413.2)	–	–	–	–	(4,413.2)

Underwriting profit	36.0	77.0	20.3	94.7	10.9	238.9	–	–	–	–	238.9

Interest income	105.1	116.8	9.7	298.4	32.8	562.8	89.8	–	27.4	–	680.0
Dividends	19.1	20.9	1.2	21.6	0.5	63.3	11.3	–	7.1	–	81.7
Earnings (losses) on investments, at equity	3.9	3.7	7.3	10.5	(3.4)	22.0	(1.1)	–	(13.2)	–	7.7
Investment expenses	(8.9)	(8.0)	(0.8)	(21.2)	(4.8)	(43.7)	(8.4)	–	(2.0)	45.7	(8.4)

Interest and dividends	119.2	133.4	17.4	309.3	25.1	604.4	91.6	–	19.3	45.7	761.0

Other
Revenue	–	–	–	–	–	–	(3.3)	434.5	45.7	(45.7)	431.2
Expenses	–	–	–	–	–	–	(177.5)	(401.5)	–	–	(579.0)

	–	–	–	–	–	–	(180.8)	33.0	45.7	(45.7)	(147.8)

Operating income (loss) before:	155.2	210.4	37.7	404.0	36.0	843.3	(89.2)	33.0	65.0	–	852.1
Net gains (losses) on investments	230.2	250.3	–	553.4	8.9	1,042.8	276.8	(7.6)	371.2	(17.3)	1,665.9
Interest expense	–	(51.0)	–	(37.7)	–	(88.7)	–	(15.7)	(105.1)	–	(209.5)
Corporate overhead and other	(12.4)	(9.6)	(3.5)	(12.6)	–	(38.1)	–	–	(110.0)	–	(148.1)

Pre-tax income (loss)	373.0	400.1	34.2	907.1	44.9	1,759.3	187.6	9.7	221.1	(17.3)	2,160.4
Income taxes											(711.1)
Non-controlling interests											(353.5)

Net earnings											1,095.8

A reconciliation of total revenue of the reporting segments to the company’s consolidated revenue for the years ended December 31 is presented below:

	2009	2008	2007
Revenues for reporting segments
Net premiums earned	4,422.0	4,511.7	4,652.1
Interest and dividends	712.7	626.4	761.0
Other revenue per reportable segment	556.4	116.8	431.2
Net gains on investments	944.5	2,570.7	1,665.9

Total consolidated revenues	6,635.6	7,825.6	7,510.2

Reporting Segment

An analysis of significant non-cash items by reporting segment for the years ended December 31 is shown below:

					Depreciation of
					premises &
		Earnings (losses)			equipment &			Impairment of
		from investments,			amortization of			available for sale
		at equity			intangible assets			securities
		2009	2008	2007	2009	2008	2007	2009	2008	2007

Insurance	– Canada (Northbridge)	0.1	0.6	3.9	8.8	3.5	6.8	54.1	279.0	19.5
	– U.S. (Crum & Forster)	4.7	(32.2)	3.7	4.3	3.8	1.3	106.1	198.0	26.5
	– Asia (Fairfax Asia)	(4.6)	(4.9)	7.3	0.5	0.7	0.5	1.1	1.9	–
Reinsurance	– OdysseyRe	6.5	(13.2)	10.5	4.6	6.6	9.5	119.1	370.1	59.7
	– Other	0.4	1.4	(3.4)	0.1	–	–	19.0	8.9	–

Ongoing operations		7.1	(48.3)	22.0	18.3	14.6	18.1	299.4	857.9	105.7
Runoff		–	(4.2)	(1.1)	1.2	1.7	2.1	29.8	76.5	3.3
Other		–	–	–	8.5	0.7	4.3	–	–	–
Corporate and other		16.2	3.1	(13.2)	7.8	5.4	2.5	10.8	77.4	–

Consolidated		23.3	(49.4)	7.7	35.8	22.4	27.0	340.0	1,011.8	109.0

During 2009, TIG commuted several reinsurance contracts and recorded a non-cash pre-tax charge of $3.6. Crum & Forster commuted an aggregate stop loss contract in 2008 and recorded a non-cash pre-tax charge of $84.2.

An analysis of additions to goodwill, segment assets and investments, at equity by reporting segment for the years ended December 31 is shown below:

		Additions				Investments,
		to goodwill		Segment assets		at equity
		2009	2008	2009	2008	2009	2008

Insurance	– Canada (Northbridge)	80.6	–	5,235.2	4,383.2	5.8	2.5
	– U.S. (Crum & Forster)	–	–	5,039.7	5,363.9	53.4	17.4
	– Asia (Fairfax Asia)	–	–	807.6	641.8	93.5	75.4
Reinsurance	– OdysseyRe	72.9	3.8	10,831.2	9,961.1	115.8	36.7
	– Other	13.8	–	2,004.0	1,538.4	5.2	–

Ongoing operations		167.3	3.8	23,917.7	21,888.4	273.7	132.0
Runoff		–	–	4,913.7	5,483.6	39.4	–
Other		–	16.7	205.1	227.8	–	–
Corporate and other and eliminations and adjustments		–	–	(633.7)	(294.4)	162.3	87.3

Consolidated		167.3	20.5	28,402.8	27,305.4	475.4	219.3

Product Line

An analysis of revenue by product line for years ended December 31 is presented below:

		Property			Casualty			Automobile			General liability
		2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007

Net premiums earned
Insurance	– Canada (Northbridge)	249.6	256.1	227.6	–	–	–	439.6	498.3	477.6	197.0	234.6	238.7
	– U.S. (Crum & Forster)	115.9	242.8	342.9	130.2	117.7	103.9	126.3	187.2	210.7	184.8	196.5	227.8
	– Asia (Fairfax Asia)	9.5	10.7	10.7	11.3	11.0	9.0	26.7	9.4	6.4	11.8	6.4	5.9
Reinsurance	– OdysseyRe	375.4	368.1	359.9	–	0.4	(0.1)	182.5	186.0	211.3	413.3	583.0	591.0
	– Other	133.3	35.8	26.5	3.7	0.8	–	130.3	73.8	81.3	70.9	78.9	103.9

Ongoing operations		883.7	913.5	967.6	145.2	129.9	112.8	905.4	954.7	987.3	877.8	1,099.4	1,167.3
Runoff		(0.1)	(0.8)	(0.2)	(0.4)	(0.5)	0.3	(1.2)	0.2	0.5	0.1	4.8	(0.1)

Total net premiums earned		883.6	912.7	967.4	144.8	129.4	113.1	904.2	954.9	987.8	877.9	1,104.2	1,167.2

FAIRFAX FINANCIAL HOLDINGS LIMITED

		Workers’			Marine and			Insurance			Reinsurance
		compensation			aerospace			Other			non-proportional			Total
		2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007

Net premiums earned
Insurance	– Canada (Northbridge)	–	–	–	74.2	77.9	64.4	8.9	9.1	8.7	(0.1)	0.1	0.1	969.2	1,076.1	1,017.1
	– U.S. (Crum & Forster)	188.3	219.8	261.0	17.2	20.0	21.7	18.6	21.0	19.4	–	–	–	781.3	1,005.0	1,187.4
	– Asia (Fairfax Asia)	12.6	18.0	18.6	37.2	23.8	13.9	6.9	5.3	4.2	–	–	–	116.0	84.6	68.7
Reinsurance	– OdysseyRe	0.5	3.7	18.1	105.6	113.9	124.7	65.8	69.8	74.2	784.3	751.5	741.4	1,927.4	2,076.4	2,120.5
	– Other	0.1	(1.7)	3.8	35.7	8.8	2.0	14.9	8.3	10.1	239.2	64.9	30.8	628.1	269.6	258.4

Ongoing operations		201.5	239.8	301.5	269.9	244.4	226.7	115.1	113.5	116.6	1,023.4	816.5	772.3	4,422.0	4,511.7	4,652.1
Runoff		1.5	12.4	(4.1)	–	0.8	–	–	0.4	0.3	0.1	0.1	–	–	17.4	(3.3)

Total net premiums earned		203.0	252.2	297.4	269.9	245.2	226.7	115.1	113.9	116.9	1,023.5	816.6	772.3	4,422.0	4,529.1	4,648.8
Interest and dividends														712.7	626.4	761.0
Net gains on investments														944.5	2,570.7	1,665.9
Other														556.4	99.4	434.5

Total consolidated revenues														6,635.6	7,825.6	7,510.2

Geographic Region

An analysis of revenue by geographic region for the years ended December 31 is shown below:

		Canada			United States			International			Total
		2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007

Net premiums earned
Insurance	– Canada (Northbridge)	910.9	1,024.5	974.5	58.3	51.3	40.7	–	0.3	1.9	969.2	1,076.1	1,017.1
	– U.S. (Crum & Forster)	–	–	–	781.3	1,005.0	1,187.4	–	–	–	781.3	1,005.0	1,187.4
	– Asia (Fairfax Asia)	–	–	–	–	–	–	116.0	84.6	68.7	116.0	84.6	68.7
Reinsurance	– OdysseyRe	38.6	41.2	42.7	1,094.4	1,154.1	1,227.9	794.4	881.1	849.9	1,927.4	2,076.4	2,120.5
	– Other	178.7	161.5	204.1	241.8	88.3	49.3	207.6	19.8	5.0	628.1	269.6	258.4

Ongoing operations		1,128.2	1,227.2	1,221.3	2,175.8	2,298.7	2,505.3	1,118.0	985.8	925.5	4,422.0	4,511.7	4,652.1
Runoff		0.2	(0.2)	–	(0.2)	17.6	(3.3)	–	–	–	–	17.4	(3.3)

		1,128.4	1,227.0	1,221.3	2,175.6	2,316.3	2,502.0	1,118.0	985.8	925.5	4,422.0	4,529.1	4,648.8
Interest and dividends											712.7	626.4	761.0
Net gains on investments											944.5	2,570.7	1,665.9
Other											556.4	99.4	434.5

Total consolidated revenues											6,635.6	7,825.6	7,510.2

Allocation of revenue		25.5%	27.1%	26.3%	49.2%	51.1%	53.8%	25.3%	21.8%	19.9%

21.	US GAAP Reconciliation

The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.

Consolidated Statements of Net Earnings and Comprehensive Income

The following table presents the net earnings and the comprehensive income for the years ended December 31 in accordance with US GAAP:

	2009	2008	2007

Net earnings, Canadian GAAP	856.8	1,473.8	1,095.8
Non-controlling interests(a)	133.9	214.9	353.5
Recoveries on retroactive reinsurance(b)	14.9	30.8	16.0
Equity accounting(c)	3.6	(7.2)	–
Repurchase of subsidiary securities(d)	(16.9)	–	–
Northbridge step acquisitions(e)	(1.9)	–	–
OdysseyRe step acquisition(f)	17.0	–	–
Other differences(g)	–	8.8	(11.1)
Tax effects(h)	(11.0)	(9.6)	(2.5)

Net earnings, US GAAP	996.4	1,711.5	1,451.7
Net earnings attributable to non-controlling interests, US GAAP	(136.1)	(216.2)	(353.0)

Net earnings attributable to parent company, US GAAP	860.3	1,495.3	1,098.7

Earnings per share, US GAAP	$44.18	$81.57	$61.37
Earnings per diluted share, US GAAP	$43.95	$80.71	$58.54

Other comprehensive income (loss), Canadian GAAP	968.1	(468.3)	298.8
Non-controlling interests(a)	106.2	(77.1)	66.1
Equity accounting(c)	(3.7)	–	–
Northbridge step acquisitions(e)	(7.1)	–	–
OdysseyRe step acquisition(f)	(18.3)	–	–
Pension liability adjustment(i)	(8.3)	32.1	28.9
Other differences	–	–	2.4
Tax effects	(3.8)	(6.8)	(6.3)

Other comprehensive income (loss), US GAAP	1,033.1	(520.1)	389.9
Other comprehensive (income) loss attributable to non-controlling interests, US GAAP	(104.5)	77.1	(66.1)

Other comprehensive income (loss) attributable to parent company, US GAAP	928.6	(443.0)	323.8

Net earnings, US GAAP	996.4	1,711.5	1,451.7
Other comprehensive income (loss), US GAAP	1,033.1	(520.1)	389.9

Comprehensive income, US GAAP	2,029.5	1,191.4	1,841.6
Comprehensive (income) loss attributable to non-controlling interests, US GAAP	(240.6)	(139.1)	(419.1)

Comprehensive income attributable to parent company, US GAAP	1,788.9	1,052.3	1,422.5

FAIRFAX FINANCIAL HOLDINGS LIMITED

The effect of the significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are as follows:

(a)	Under Canadian GAAP, consolidated net earnings and consolidated other comprehensive income do not include the portions attributable to the non-controlling interests. Under US GAAP, consolidated net earnings and consolidated other comprehensive income include the portions attributable to both the parent and non-controlling interests. Separate disclosure of the portions attributable to the parent and to the non-controlling interests is required.

On January 1, 2009, the company adopted the Statement of Financial Accounting Standards (“SFAS”) No. 160, Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (now known as Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810-10, Consolidation (“FASB ASC 810-10”)). FASB ASC 810-10 provides guidance on the treatment of a non-controlling interest after acquisition in a business combination. This new standard requires: a non-controlling interest to be presented clearly in equity, but separately from the parent’s equity; the amount of consolidated net income and other comprehensive income attributable to the parent and to a non-controlling interest to be clearly identified and included in the consolidated statements of income and consolidated statements of other comprehensive income respectively; and accounting for changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control as an equity transaction. In accordance with the transitional guidance, the company has applied FASB ASC 810-10 on a prospective basis under US GAAP, except for the adjustment on a retroactive basis of net income and comprehensive income to include the portion attributed to the non-controlling interests and the reclassification of the non-controlling interests to equity. Under Canadian GAAP, non-controlling interests are excluded from shareholders’ equity and net earnings.

(b)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

Included in recoveries on retroactive reinsurance for the year ended December 31, 2008 is pre-tax income of $8.8 related to the release of the unamortized deferred gain in connection with the commutation by Crum & Forster in the second quarter as described in note 7. The non-cash pre-tax charge under US GAAP related to this commutation was therefore $75.4.

The fourth quarter of 2008 reflects pre-tax income of $11.8 related to the release of a portion of an unamortized deferred gain caused by a decrease in the losses ceded to the underlying retroactive reinsurance contract.

(c)	Under Canadian GAAP, certain of the company’s investments in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis. Canadian GAAP requires the use of the equity method of accounting when the company is deemed to exert significant influence over the investee, whereas US GAAP requires the use of the equity method to account for such investments when the equity interest is more than minor. As a result of these differing requirements, a pre-tax income of $3.6 was recognized in 2009 (2008 – pre-tax loss of $7.2) under US GAAP for company’s investments in certain partnership trusts, whereas under Canadian GAAP, these investments were recorded at cost.

(d)	Under Canadian GAAP, the repurchase by OdysseyRe of its common shares during 2009 as described in note 18 was accounted for as a step acquisition. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the excess of the fair value of net assets acquired over the cost of the acquisition is recognized in consolidated net earnings. As a result, the gain of $16.9 recognized in connection with the repurchase of common shares by OdysseyRe under Canadian GAAP was charged to cumulative reduction in retained earnings under US GAAP.

(e)	Under Canadian GAAP, the privatization of Northbridge was accounted for as two separate step acquisitions of the outstanding common shares of Northbridge. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of Northbridge recognized fair value adjustments to the assets and liabilities acquired (note 18) which are generally released or amortized into comprehensive income in the future. These fair value adjustments to assets and liabilities are not recognized under US GAAP. Fair value adjustments of $1.9 and $7.1 which increased pre-tax net earnings and other comprehensive income under Canadian GAAP for the year ended December 31, 2009 are not recognized in comprehensive income under US GAAP.

(f)	Under Canadian GAAP, the privatization of OdysseyRe was accounted for as a step acquisition of the outstanding common shares of OdysseyRe. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition for the privatization of OdysseyRe recognized fair value adjustments to the assets and liabilities acquired (note 18) which are generally released or amortized into comprehensive income in the future. These fair value adjustments to assets and liabilities are not recognized under US GAAP. Fair value adjustments of $17.0 which decreased pre-tax net earnings and $18.3 which increased pre-tax other comprehensive income under Canadian GAAP for the year ended December 31, 2009 are not recognized in comprehensive income under US GAAP.

(g)	Included in other differences for the year ended December 31, 2008 is income of $5.2 related to the release of a reserve for an uncertain tax provision established on January 1, 2007 which was resolved at December 31, 2008.

Included in other differences for the year ended December 31, 2007 are cost base adjustments to the company’s investment in Hub related to the valuation of embedded derivatives of $12.7 which reduced the realized gain on sale from $220.5 under Canadian GAAP to $207.8 under US GAAP.

(h)	Differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are shown net of the following provision for income taxes for the years ended December 31:

	2009	2008	2007

Recoveries on retroactive reinsurance(b)	(5.2)	(10.7)	(5.6)
Northbridge step acquisitions	0.2	–	–
OdysseyRe step acquisitions	(5.9)	–	–
Equity accounting(c)	(0.1)	1.1	–
Other differences(f)	–	–	3.1

	(11.0)	(9.6)	(2.5)

(i)	Effective December 31, 2006, US GAAP required the recognition of a net liability or asset to report the funded status of a company’s defined benefit pension and other post retirement benefit plans on its balance sheet with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity. This adjustment records the change in pension balances for the years ended December 31, 2009, 2008 and 2007.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Balance Sheets

The following table presents the consolidated balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	December 31, 2009			December 31, 2008
	Canadian			Canadian
	GAAP	Differences	US GAAP	GAAP	Differences	US GAAP

Assets
Holding company cash, short term investments and marketable securities(i)	1,251.6	(1.7)	1,249.9	1,564.2	–	1,564.2
Portfolio investments:
Common stocks(i)	4,853.1	(144.9)	4,708.2	3,816.9	(257.8)	3,559.1
Investments, at equity(i)	475.4	124.8	600.2	219.3	251.9	471.2
All other portfolio investments	14,750.1	–	14,750.1	14,378.8	–	14,378.8
Future income taxes(ii)	318.7	89.3	408.0	699.4	56.1	755.5
Goodwill and intangible assets(iii)(vi)(vii)	438.8	(265.4)	173.4	123.2	29.6	152.8
All other assets	6,315.1	–	6,315.1	6,503.6	–	6,503.6

	28,402.8	(197.9)	28,204.9	27,305.4	79.8	27,385.2

Liabilities
Accounts payable and accrued liabilities(iv)	1,202.2	130.8	1,333.0	1,326.5	152.0	1,478.5
All other liabilities	19,299.6	–	19,299.6	19,457.5	–	19,457.5

	20,501.8	130.8	20,632.6	20,784.0	152.0	20,936.0

Mandatorily redeemable shares of TRG	164.4	–	164.4	169.8	–	169.8
Non-controlling interests(v)	117.6	(117.6)	–	1,382.8	(1,382.8)	–

	282.0	(117.6)	164.4	1,552.6	(1,382.8)	169.8

Equity	7,619.0	(211.1)	7,407.9	4,968.8	1,310.6	6,279.4

	28,402.8	(197.9)	28,204.9	27,305.4	79.8	27,385.2

The difference in consolidated shareholders’ equity was as follows:

	December 31, 2009			December 31, 2008
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Shareholders’ equity based on Canadian GAAP	7,619.0	7,619.0	–	4,968.8	4,968.8	–
Non-controlling interests(v)	117.6	–	117.6	1,382.8	–	1,382.8
Accumulated other comprehensive loss	(60.6)	(58.9)	(1.7)	(19.4)	(19.4)	–
Cumulative reduction in retained earnings under US GAAP	(268.1)	(268.1)	–	(52.8)	(50.6)	(2.2)

Equity based on US GAAP	7,407.9	7,292.0	115.9	6,279.4	4,898.8	1,380.6

The difference in consolidated accumulated other comprehensive income (loss) was as follows:

	December 31, 2009			December 31, 2008
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Pension liability adjustment	(37.6)	(35.1)	(2.5)	(29.3)	(29.3)	–
Northbridge step acquisitions(iii)	(7.1)	(7.1)	–	–	–	–
OdysseyRe step acquisition(vi)	(18.3)	(18.3)	–	–	–	–
Equity accounting	(3.7)	(3.7)	–	–	–	–
Related deferred income taxes	6.1	5.3	0.8	9.9	9.9	–

	(60.6)	(58.9)	(1.7)	(19.4)	(19.4)	–

Amounts recognized in accumulated other comprehensive income (loss) relating to defined benefit pension and other post retirement benefit plans consisted of:

	December 31, 2009			December 31, 2008
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Net actuarial loss	(44.7)	(41.6)	(3.1)	(34.3)	(34.3)	–
Prior service costs	3.5	2.9	0.6	3.7	3.7	–
Transitional amounts	3.6	3.6	–	1.3	1.3	–

Total	(37.6)	(35.1)	(2.5)	(29.3)	(29.3)	–

The cumulative reduction in retained earnings under US GAAP was as follows:

	December 31, 2009			December 31, 2008
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Northbridge step acquisitions(iii)	(150.4)	(150.4)	–	–	–	–
OdysseyRe step acquisition(vi)	(78.1)	(78.1)	–	–	–	–
Recoveries on retroactive reinsurance	(69.2)	(69.2)	–	(78.9)	(78.9)	–
Equity accounting	(2.6)	(2.6)	–	(6.1)	(3.9)	(2.2)
Purchase price allocation on the acquisition of TIG Re (now part of OdysseyRe) in 1999(vii)	32.2	32.2	–	32.2	32.2	–

	(268.1)	(268.1)	–	(52.8)	(50.6)	(2.2)

(i)	Under Canadian GAAP, the company’s investment of $54.5 (2008 – $177.1) in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis, whereas US GAAP requires use of the equity method to account for such investments.

Under Canadian GAAP, the company’s investment of $92.1 (2008 – $80.7) in limited partnerships whose fair value can be reliably measured are recorded in the consolidated balance sheet as common stocks designated as held for trading, whereas US GAAP requires use of the equity method to account for such investments.

(ii)	The difference is comprised principally of deferred tax adjustments related to: the unamortized deferred gain on retroactive reinsurance contracts of $37.2 (2008 – $42.4); the Northbridge step acquisitions of $29.3 (2008 – nil) ; the OdysseyRe step acquisitions of $13.3 (2008 – nil); and the pension liability adjustment of $5.9 (2008 – $9.9).

(iii)	Under Canadian GAAP, the privatization of Northbridge was accounted for as two separate step acquisitions of the outstanding common shares of Northbridge. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of Northbridge recognized fair value adjustments to the assets and liabilities acquired and goodwill (note 18). These fair value adjustments to assets and liabilities

FAIRFAX FINANCIAL HOLDINGS LIMITED

and goodwill are not recognized under US GAAP. As a result, an amount of $147.9 was charged to the cumulative reduction in retained earnings under US GAAP representing the excess of the cost of the acquisition of $546.4 over the carrying value of the non-controlling interest of $398.5.

(iv)	The difference is comprised of the unamortized deferred gain on retroactive reinsurance contracts of $106.4 (2008 – $121.3) and the pension liability adjustment of $24.4 (2008 – $30.7).

(v)	Under Canadian GAAP, non-controlling interests are presented between liabilities and shareholders’ equity on the consolidated balance sheet. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, non-controlling interests are presented within equity, but separately from the parent’s equity.

(vi)	Under Canadian GAAP, the privatization of OdysseyRe was accounted for as a step acquisition of the outstanding common shares of OdysseyRe. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of OdysseyRe recognized fair value adjustments to the assets and liabilities acquired and goodwill (note 18). These fair value adjustments to assets and liabilities and goodwill are not recognized under US GAAP. As a result, an amount of $89.2 was charged to the cumulative reduction in retained earnings under US GAAP representing the excess of the cost of the acquisition of $1,017.0 and liabilities assumed related to the amendment of OdysseyRe’s employee compensation plans of $22.4 over the carrying value of the non-controlling interest of $950.2.

(vii)	Under Canadian GAAP, foreign exchange losses realized on foreign exchange contracts that hedged the acquisition funding for TIG Re in 1999 (now part of OdysseyRe) were included in the purchase price equation and recorded as goodwill. Under U.S. GAAP these foreign exchange contracts were not considered a hedge and as a result, the goodwill recognized under Canadian GAAP has been reclassified as a cumulative reduction in retained earnings under US GAAP.

Statements of Cash Flows

The following table presents the statements of cash flows in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	Year Ended December 31, 2009
	Canadian
	GAAP	Differences	US GAAP

Operating activities
Cash provided by (used in) operating activities	(719.2)	–	(719.2)

Investing activities
Purchases of subsidiaries, net of cash acquired(i)	(1,643.6)	1,618.5	(25.1)
All other investing activities	909.2	–	909.2

Cash provided by (used in) investing activities	(734.4)	1,618.5	884.1

Financing activities
Purchases of subsidiaries, net of cash acquired(i)	–	(1,618.5)	(1,618.5)
All other financing activities	993.0	–	993.0

Cash provided by (used in) financing activities	993.0	(1,618.5)	(625.5)

Foreign currency translation	91.8	–	91.8

Increase (decrease) in cash and equivalents	(368.8)	–	(368.8)
Cash and cash equivalents – beginning of period	2,525.7	–	2,525.7

Cash and cash equivalents – end of period	2,156.9	–	2,156.9

(i)	Under Canadian GAAP, the privatizations of Northbridge, OdysseyRe and Advent were accounted for as investing activities. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of FASB

ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions and presented in the statement of cash flows as a financing activity. There were no significant differences between the consolidated statements of cash flows prepared under Canadian GAAP compared to US GAAP for the years ended December 31, 2008 and 2007.

Other accounting pronouncements adopted in 2009

On December 16, 2009, the company adopted FASB Staff Positions (“FSP”) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (now known as FASB ASC 715-20, Retirement Benefits – Defined Benefit Plans (“FASB ASC 715-20”)). FASB ASC 715-20 requires enhanced disclosures regarding the major categories of plan assets, concentrations of risk, inputs and valuation techniques used to measure the fair value of plan assets and the effect of using unobservable inputs (Level 3 classification under FASB ASC 820-10). The adoption of FASB ASC 715-20 did not have any significant impact on the company’s consolidated financial position and results of operations under US GAAP. Additional disclosures about defined benefit pension plan assets are included in note 15.

On October 1, 2009, the company adopted Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value (“ASU 2009-05”). The amendments in ASU 2009-05 provide clarification that, in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using another valuation technique that is consistent with the principles of Topic 820. The adoption of ASU 2009-05 did not have any significant impact on the company’s consolidated financial position, results of operations and disclosures under US GAAP.

In August 2009, the company adopted Accounting Standards Update No. 2009-04, Accounting for Redeemable Equity Instruments, (“ASU 2009-04”). The amendments in ASU 2009-04 provide the Securities and Exchange Commission (“SEC”) staff’s views on the accounting for redeemable equity instruments. The adoption of ASU 2009-04 did not have any significant impact on the company’s financial position, results of operations and disclosures under US GAAP.

On July 1, 2009, the company adopted SFAS No. 168, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (“SFAS 168”) (now known as FASB ASC 105-10, Generally Accepted Accounting Principles (“FASB ASC 105-10”)). The Codification is officially the single source of authoritative non-governmental US GAAP, superseding FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. Henceforth, only one level of authoritative GAAP exists: all other accounting literature are considered non-authoritative. The Codification reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included in the Codification is relevant SEC guidance organized using the same topical structure in separate sections within the Codification. As FASB ASC 105-10 is not intended to change or alter existing US GAAP, the adoption of FASB ASC 105-10 did not have any significant impact on the company’s consolidated financial position, results of operations and disclosures under US GAAP.

On April 1, 2009, the company adopted SFAS No. 165, Subsequent Events (now known as FASB ASC 855-10, Subsequent Events (“FASB ASC 855-10”)), which established the general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. The company has evaluated subsequent events after the balance sheet date of December 31, 2009 through March 5, 2010, the date the financial statements were issued. During this period, the company identified the following subsequent events requiring recognition or disclosure in its consolidated financial statements: the completion of a public equity offering of 563,381 subordinate voting shares for net proceeds of $199.8 (note 11); the completion of a public offering of 8,000,000 Series E preferred shares for net proceeds of $183.1 (Cdn$195.3) (note 11); and the offer to acquire all of the outstanding shares of Zenith common stock other than those shares already held by Fairfax and its affiliates (note 18).

On April 1, 2009, the company adopted the following three FSPs issued on April 9, 2009, which are intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

(i)	FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other Than Temporary Impairments (now known as FASB ASC 320-10, Investments – Debt and Equity Securities (“FASB ASC 320-10”)) amends the other than temporary impairment guidance in US GAAP for debt securities to make the guidance more

FAIRFAX FINANCIAL HOLDINGS LIMITED

operational and to improve the presentation and disclosure of other than temporary impairments on debt and equity securities in the financial statements. The recognition provision within FASB ASC 320-10 applies only to debt securities that are other than temporarily impaired. If the company intends to sell or it is more likely than not that it will be required to sell a security in an unrealized loss position prior to recovery of its cost basis, the security is other than temporarily impaired and the full amount of the impairment is recognized as a loss through earnings. If the company asserts that it does not intend to sell and it is more likely than not that it will not be required to sell an other than temporarily impaired security before recovery of its cost basis, the impairment must be separated into credit and non-credit components with the credit portion of the other than temporary impairment recognized as a loss through earnings and the non-credit portion recognized in other comprehensive income.

FASB ASC 320-10 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FASB ASC 320-10 effective April 1, 2009 did not affect the company’s consolidated financial position or results of operations under US GAAP. FASB ASC 320-10 requires that the company record, as of the beginning of the interim period of adoption, a cumulative effect adjustment to reclassify the non-credit component of a previously recognized other than temporary impairment on debt securities which are still held as investments at the date of adoption from retained earnings to accumulated other comprehensive income. The company reviewed other than temporary impairments it had previously recorded through earnings on debt securities held at April 1, 2009 and determined that all of these other than temporary impairments were related to specific credit losses, resulting in no cumulative effect adjustment to opening retained earnings or accumulated other comprehensive income as of April 1, 2009.

(ii)	FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (now known as FASB ASC 820-10, Fair Value Measurements and Disclosures (“FASB ASC 820-10”)) provides additional guidance on estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly decreased and on identifying transactions that are not orderly. FASB ASC 820-10 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FASB ASC 820-10 effective April 1, 2009 did not have any significant impact on the company’s consolidated financial position, results of operations and disclosures under US GAAP.

(iii)	FSP FAS 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value Measurement, which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, (now known as FASB ASC 825-10, Financial Instruments (“FASB ASC 825-10”)) requires disclosures about the fair value of financial instruments for interim reporting periods. FASB ASC 825-10 also requires companies to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis and to describe any changes during the period. FASB ASC 825-10 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FASB ASC 825-10 effective April 1, 2009 did not have any significant impact on the company’s consolidated financial position, results of operations and disclosures under US GAAP. The fair value of the company’s long term debt and other long term obligations is disclosed in note 9.

On January 1, 2009, the company adopted SFAS No. 141 (revised 2007), Business Combinations (now known as FASB ASC 805-10, Business Combinations (“FASB ASC 805-10”)), which replaces SFAS No. 141, Business Combinations (“SFAS 141”). FASB ASC 805-10 retains the fundamental requirements of SFAS 141 to identify an acquirer and to use the acquisition method of accounting for each business combination. This new standard requires: measurement of share consideration issued at fair value at the acquisition date; recognition of contingent consideration at fair value at the date of acquisition with subsequent changes in fair value generally reflected in net earnings; and the acquirer to expense acquisition-related costs as incurred. A non-controlling interest must be measured at fair value. Under Canadian GAAP, a non-controlling interest is recorded at the proportionate share of the carrying value of the acquiree. In accordance with the transitional guidance, the company has applied FASB ASC 805-10 on a prospective basis under US GAAP.

On January 1, 2009, the company adopted FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies (now known as FASB ASC 805-10, Business Combinations – Overall (“FASB ASC 805-10”) and FASB ASC 805-20, Business Combinations – Identifiable Assets and Liabilities, and

Any Non-Controlling Interests (“FASB ASC 805-20”)), which amends the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. The adoption of FASB ASC 805-10 and FASB ASC 805-20 on January 1, 2009 did not affect the company’s consolidated financial position or results of operations under US GAAP.

On January 1, 2009, SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133 (now known as FASB ASC 815-10, Derivatives and Hedging (“FASB ASC 815-10”)) became effective. The intent of FASB ASC 815-10 is to improve the financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB ASC 815-10 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Since FASB ASC 815-10 requires only additional disclosures concerning derivatives and hedging activities, the adoption of FASB ASC 815-10 on January 1, 2009 did not affect the company’s consolidated financial position or results of operations under US GAAP. The enhanced disclosures required by FASB ASC 815-10 are included in note 19.

On January 1, 2009, the company adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (now known as FASB ASC 470-20, Debt – Debt with Conversion and Other Options (“FASB ASC 470-20”), FASB ASC 815-15, Derivatives and Hedging – Embedded Derivatives (“FASB ASC 815-15”) and FASB ASC 825-10, Financial Instruments (“FASB ASC 825-10”)), and applied it on a retrospective basis to its 5.0% convertible senior debentures due 2023. These debentures were converted by their holders into subordinate voting shares of the company on February 13, 2008. With the adoption of this new guidance, Canadian GAAP and US GAAP are converged with respect to accounting for convertible debt with options to settle partially or fully in cash. The retrospective application of this new guidance resulted in the elimination of the previous US GAAP adjustment related to the company’s 5.0% convertible senior debentures due 2023, which had decreased common stock under Canadian GAAP by $6.6 with a corresponding increase in the cumulative reduction in retained earnings under US GAAP.

Recent accounting pronouncements

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (now known as FASB ASC 810-10, Consolidation (“FASB ASC 810-10”)), to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity. It also requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in fact and circumstances occur and ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. Additional disclosures about an enterprise’s involvement in variable interest entities are also required. FASB ASC 810-10 will be effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The company is currently evaluating the impact of the adoption of FASB ASC 810-10 on its consolidated financial position, results of operations and disclosures under US GAAP.

FAIRFAX FINANCIAL HOLDINGS LIMITED

22.	Changes in Operating Assets and Liabilities

Changes in the company’s operating assets and liabilities for the years ended December 31 in the consolidated statements of cash flows were comprised as follows:

	2009	2008	2007

Provision for claims	(661.3)	24.8	(952.9)
Unearned premiums	(135.4)	(200.0)	(172.4)
Accounts receivable and other	50.0	292.1	19.9
Recoverable from reinsurers	514.7	582.5	665.2
Funds withheld payable to reinsurers	(0.2)	(25.6)	(28.3)
Accounts payable and accrued liabilities	12.5	(146.0)	67.1
Income taxes payable	(579.4)	614.0	67.8
Other	34.3	50.9	(19.8)

Change in operating assets and liabilities	(764.8)	1,192.7	(353.4)